                       H.W. KAUFMAN FINANCIAL GROUP, INC.
                     30833 NORTHWESTERN HIGHWAY, SUITE 220
                        FARMINGTON HILLS, MICHIGAN 48334

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders to be held at 10:00 a.m., local time, on Friday, December 15, 1995, at the headquarters office of H.W. Kaufman Financial Group, Inc., 30833 Northwestern Highway, Suite 220, Farmington Hills, MI 48334. At the meeting, you will be asked to consider and vote upon a proposal to approve the merger of the Company (the "Merger") with a wholly owned subsidiary of AJK Enterprises, Inc. ("AJK") of which Alan J. Kaufman, a non-employee officer and Director of the Company, is the sole shareholder. IF THE MERGER IS APPROVED BY THE SHAREHOLDERS AND CONSUMMATED, EACH HOLDER OF THE COMPANY'S COMMON STOCK WILL RECEIVE, FOR EACH SHARE OF SUCH $.0025 PAR VALUE COMMON STOCK, CASH IN THE AMOUNT OF $8.20.

     The Board of Directors of the Company appointed an independent special committee thereof ("Special Committee"), consisting of two directors who are not shareholders of AJK or its subsidiary or employed by either AJK or its subsidiary or the Company except in their capacity as directors of the Company, to review and consider the proposed Merger. In connection with its review, the Special Committee retained the investment banking and stock brokerage firm of Roney & Co. ("Roney & Co."), which delivered an opinion that the consideration to be paid to the Company's shareholders is fair from a financial point of view.

     Based upon the Special Committee's review and consideration of the terms of the Merger Agreement and the Merger, and, in part, upon the opinion of Roney & Co., the Special Committee unanimously concluded that the proposed Merger is fair to the Company's unaffiliated shareholders. The Board of Directors, based in part on the recommendation of the Special Committee, unanimously approved (with Mr. Alan J. Kaufman not participating in such vote) the Merger Agreement and the Merger.

     The Board of Directors (with Alan J. Kaufman not participating in such approval), including all members of the Special Committee, unanimously voted to recommend and do hereby recommend that you vote FOR the approval and adoption of the Merger Agreement.

     Enclosed with this letter are the Notice of the Special Meeting of Shareholders and a Proxy Statement that describes the proposed Merger, its background and other related information. Also enclosed is a form of proxy solicited by the Board of Directors in connection with the Special Meeting.

     We urge you to consider carefully all of the materials in the Proxy Statement and to sign and return the enclosed proxy card as soon as possible. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy.

     PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. AFTER APPROVAL OF THE MERGER BY SHAREHOLDERS, YOU WILL RECEIVE A TRANSMITTAL FORM AND INSTRUCTIONS FOR THE EXCHANGE OF YOUR SHARES AND FOR THE PAYMENT OF THE $8.20 PER SHARE.

                                          Sincerely,
                                          Brooke Bothe
                                          Brooke Bothe
                                          Secretary

                       H.W. KAUFMAN FINANCIAL GROUP, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of H.W. Kaufman Financial Group, Inc. will be held on Friday, December 15, 1995 at 10:00 a.m., local time, at the headquarters of the Company located at 30833 Northwestern Highway, Suite 220, Farmington Hills, Michigan 48334, for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger ("Merger Agreement") dated May 26, 1995, among the Company, AJK Enterprises, Inc. ("AJK") and AJK Acquisition Company ("Acquisition"), a wholly owned subsidiary of AJK, pursuant to which (i) Acquisition will merge with and into the Company, with the Company becoming a wholly owned subsidiary of AJK and (ii) each share of Common Stock of the Company will be converted into the right to receive $8.20 in cash.

          2. To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on November 14, 1995, the record date for the Special Meeting, will be entitled to notice of and to vote at the meeting. A complete list of shareholders entitled to vote at the meeting will be available for inspection by shareholders at the offices of the Company, at 30833 Northwestern Highway, Suite 220, Farmington Hills, Michigan during the 10 days prior to the meeting and will also be available for inspection at the meeting.

     Approval of the Merger requires the favorable vote of the holders of a majority of the outstanding Shares of the Company. Herbert W. Kaufman, President, Director and Chief Executive Officer of the Company, will be entitled to vote, as beneficial holder, approximately 49% of the outstanding shares of Common Stock at the Special Meeting. He has advised the Company that he intends to vote his shares for approval of the Merger Agreement. ACCORDINGLY, IF SUCH SHARES ARE SO VOTED, APPROVAL OF THE MERGER AGREEMENT BY THE SHAREHOLDERS OF THE COMPANY IS VIRTUALLY ASSURED.

     You are cordially invited to attend the Special Meeting in person. Again, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope. This action will not limit your right to vote in person if you wish to attend the Special Meeting and vote personally. Your proxy may be revoked by following the procedures set forth under "Introduction -- Proxies" to the accompanying Proxy Statement.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                          By Order of the Board of Directors,
                                          Brooke Bothe
                                          Brooke Bothe
                                          Secretary
Farmington Hills, Michigan
November 13, 1995

                       H.W. KAUFMAN FINANCIAL GROUP, INC.
                     30833 NORTHWESTERN HIGHWAY, SUITE 220
                        FARMINGTON HILLS, MICHIGAN 48334

                                PROXY STATEMENT

                                  INTRODUCTION

     This Proxy Statement is being furnished to the shareholders of H.W. Kaufman Financial Group, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company's Special Meeting of Shareholders to be held Friday, December 15, 1995 and at any adjournment or postponement thereof (the "Special Meeting"). This Proxy Statement is first being mailed to shareholders on or about November 17, 1995.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, shareholders will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated May 26, 1995, (the "Merger Agreement"), among the Company, AJK Enterprises, Inc. ("AJK") and AJK Acquisition Company ("Acquisition"), both Michigan corporations, pursuant to which (i) Acquisition will merge with and into the Company, with the Company becoming a wholly owned subsidiary of AJK and (ii) each share of $.0025 par value Common Stock of the Company will be converted into the right to receive $8.20 in cash (the "Merger").

     AJK is a privately held corporation controlled by Alan J. Kaufman who is the beneficial owner of 15,311 shares of the Company's Common Stock and is a Director and non-employee Treasurer of the Company. He is the son of Herbert W. Kaufman, founder, Director and President and Chief Executive Officer of the Company who is the beneficial holder of 1,684,167 shares, or 49% of the outstanding shares.

     AJK and Acquisition were organized for the purpose of entering into the transaction set forth in the Merger Agreement. As a result of the Merger, AJK will acquire control of the entire equity interest in the Company in consideration of the payment of $8.20 per share for each outstanding share of Common Stock of the Company. See SPECIAL FACTORS -- Certain Effects of the Merger." Mr. Alan J. Kaufman serves on the Board of Directors of the Company, AJK and Acquisition. It is anticipated that other current officers and other current members of the Board of Directors will continue as such officers and/or Directors of the Company but will not be officers or directors of AJK. See "SPECIAL FACTORS -- Interests of Certain Persons in the Merger."

     It is not anticipated that any other matter will be brought before the Special Meeting.

     A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

PARTIES TO THE MERGER

     The Company was founded in 1969 and is incorporated under the laws of the State of Michigan. The Company is a nationwide general agent and broker of specialty insurance products (sometimes referred to as "surplus lines"), principally property and casualty coverages. In addition, the Company operates a premium finance subsidiary. For additional information concerning the Company's business, see "Information Concerning the Company's Business."

     AJK and Acquisition, both Michigan corporations, were recently organized by Alan J. Kaufman for the purpose of effecting the Merger. Neither corporation has engaged in any activities except in connection with the proposed Merger. See, "DESCRIPTION OF AJK AND ACQUISITION."

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     The Board of Directors has fixed the close of business on November 14, 1995 (the "Record Date") as the date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Accordingly, only holders of record of shares of the Company's Common Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 3,440,558 shares of Common Stock outstanding, held by approximately 679 holders of record. Each holder of record of shares of Common Stock on the Record Date is entitled to one vote per share on the Merger at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes (where a broker or other record holder submits a proxy but does not have authority to vote the subject shares) will be considered present for purposes of establishing a quorum but will not be voted, and, accordingly, will have the effect of votes against the Merger.

     Under the Michigan Business Corporation Act (the "MBCA"), the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is required for approval of the Merger. As of the Record Date, all current Directors and executive officers of the Company who may be deemed to be beneficial owners of approximately 1,839,977 shares, or approximately 53.5% of the outstanding shares of the Company's Common Stock (including Herbert W. Kaufman who is the beneficial holder of approximately 49% of the outstanding shares) have advised the Company that they intend to vote or direct the vote of all shares of such stock over which they have voting control for approval of the Merger. Lillian Kaufman, the former wife of Herbert W. Kaufman, and the mother of Alan J. Kaufman has also indicated she intends to vote the 878,705 shares she beneficially owns, approximately 25.5%, in favor of the Merger.

     ACCORDINGLY, WITH THE VOTE FOR APPROVAL OF THE MERGER BY THE DIRECTORS AND EXECUTIVE OFFICERS (INCLUDING HERBERT W. KAUFMAN), AND BY LILLIAN KAUFMAN, THERE ARE A SUFFICIENT NUMBER OF SHARES TO APPROVE THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER SHAREHOLDER OF THE COMPANY.

     All members of the Board of Directors of the Company (the "Board of Directors" or the "Board") (except Alan J. Kaufman who did not participate in the Board discussions or the vote) and an independent special committee thereof, consisting of two directors who are not affiliated with AJK, Acquisition or the Company, or employed by any of them except in their capacity as Directors of the Company, have unanimously approved the proposed Merger as being fair to the Company's shareholders. Each of the two members of the Special Committee owns 8,228 and 8,167 shares of the Company, respectively, which includes for each a presently exercisable option to purchase 6,050 shares of the Company at an exercise price of $4.96. With respect to the options, upon approval of the Merger, each will receive the difference between his exercise price and the Merger Consideration of $8.20 which amounts to $19,602 to each member in addition to the Merger Consideration for the other 2,178 and 2,117 shares each owns. See "SUMMARY -- Interests of Certain Persons in the Merger; Conflicts of Interest" and "SPECIAL FACTORS -- Interests of Certain Persons in the Merger."

     Under the MBCA, holders of record of the Company's Common Stock whether they vote for or against the Merger will have no right to exercise so-called "Dissenters' Rights," a process by which shareholders otherwise have the right to have the fair value of their shares of Common Stock determined in judicial proceedings. See "SPECIAL FACTORS -- Dissenters' Rights."

PROXIES

     All shares of Common Stock that are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If the instruction is to abstain with respect to the proposal, the shares represented by the proxy will be deemed to be present at the Special Meeting but will not be voted with respect to the proposal, thereby having the same effect as a vote against the proposal. If no instructions are indicated, the proxy will be voted FOR approval of the proposed Merger. No other substantive matters will be brought before the Special Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to the Company at the address set forth above, or hand delivered to the Secretary of the Company, at or before the taking of the vote at the Special Meeting.

EXPENSES OF SOLICITATION

     The cost of printing and mailing this Proxy Statement will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by Directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such Directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

INFORMATION CONTAINED IN THE PROXY STATEMENT

     All information contained in this Proxy Statement concerning Alan J. Kaufman, AJK and Acquisition and their plans for the Company after the Merger was supplied by such person or corporation. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Company. No person has been authorized to give any information or make any representations other than those contained herein and, if given, or made, such information or representations must not be relied upon as having been authorized by the Company, AJK, Acquisition, Alan J. Kaufman or any of their representatives.

             The date of this Proxy Statement is November 13, 1995.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY................................................................................   1
SPECIAL FACTORS........................................................................   5
  Background of and Reasons for the Merger.............................................   5
  Recommendation of the Special Committee and the Board; Fairness of the Merger........  10
  Opinion of the Company's Financial Advisor...........................................  13
  Analyses Performed by Alan J. Kaufman's Financial Advisor............................  19
  Dissenters' Rights...................................................................  20
  Interests of Certain Persons in the Merger...........................................  21
  Certain Effects of the Merger........................................................  22
  Tax Withholding......................................................................  22
  Certain Litigation...................................................................  23
  Certain Federal Income Tax Consequences of the Merger................................  23
  Plans for Company if Merger Not Consummated..........................................  23
  Certain Company Financial Projections................................................  24
THE MERGER AGREEMENT...................................................................  26
  General..............................................................................  26
  Effective Time.......................................................................  26
  Exchange of Shares -- Payment........................................................  26
  Representations and Warranties.......................................................  26
  Covenants and Conditions to Consummation of the Merger...............................  27
  Financing the Transaction:
     Sources and Amounts of Funds......................................................  28
  Amendment and Termination of the Merger Agreement....................................  30
  Expenses.............................................................................  30
  Conduct of Business after the Merger.................................................  31
INFORMATION CONCERNING THE COMPANY'S BUSINESS..........................................  31
  General..............................................................................  31
  Insurance Brokerage and General Agency Business......................................  32
  Premium Finance Business.............................................................  33
  Competition..........................................................................  34
  Regulation and Licensing.............................................................  34
  Employees............................................................................  34
  Properties...........................................................................  34
  Legal Proceedings....................................................................  35
SELECTED FINANCIAL DATA................................................................  36
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................................................................  37
  Overview.............................................................................  37
  Liquidity and Capital Resources......................................................  37
  Results of Operations................................................................  38

                                                                                        PAGE
                                                                                        ----
  Acquisitions and Their Results on Operations.........................................  42
  Effect of Inflation..................................................................  42
  Recent Accounting Pronouncements.....................................................  42
PRICE RANGE OF COMMON STOCK............................................................  43
  Dividends............................................................................  44
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND CERTAIN
  SIGNIFICANT EMPLOYEES................................................................  45
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT...........................................................................  47
DESCRIPTION OF AJK AND ACQUISITION.....................................................  48
TRANSACTION OF OTHER BUSINESS..........................................................  49
INDEPENDENT AUDITORS...................................................................  49
SHAREHOLDER PROPOSALS..................................................................  49
AVAILABLE INFORMATION..................................................................  49
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................  49
INDEX TO FINANCIAL STATEMENTS.......................................................... F-1
Appendix A -- Agreement and Plan of Merger............................................. A-1
Appendix B-1 -- Opinion of Roney & Co. as to Fairness of the Merger Consideration...... B-1
Appendix B-2 -- Opinion of Roney & Co. as to Valuation of the Common Stock of the
  Company.............................................................................. B-2

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement. Certain capitalized terms used in this Summary are defined elsewhere in this Proxy Statement. Reference is made to the more detailed information contained in this Proxy Statement, the Appendices hereto and the documents incorporated by reference in this Proxy Statement.

     Time, Place and Date of the Special Meeting. The Special Meeting of shareholders of the Company will be held at 10:00 a.m., local time, on Friday, December 15, 1995, at the headquarters of the Company located at 30833 Northwestern Highway, Suite 220, Farmington Hills, Michigan 48334.

     Record Date. Holders of Record of the Company's Common Stock at the close of business on November 14, 1995 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. On that date, there were 3,440,558 shares of Common Stock outstanding, with each share entitled to one vote on the proposal to be considered at the Special Meeting. See "INTRODUCTION -- Voting Rights; Vote Required for Approval."

     Purpose of the Special Meeting. At the Special Meeting, shareholders will consider and vote upon a proposal to approve the merger ("Merger") of the Company with AJK Acquisition Company ("Acquisition") a wholly owned subsidiary of AJK Enterprises, Inc. ("AJK") in a transaction in which the Company's shareholders will receive $8.20 in cash (the "Merger Consideration"), in exchange for each outstanding share of the Company's Common Stock. See "INTRODUCTION -- Proposal to be Considered at the Special Meeting."

     Vote Required. Under Michigan law, the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is required for approval of the Merger. Herbert W. Kaufman, the founder, and a Director, President and Chief Executive Officer of the Company, who as of the Record Date was the beneficial holder of approximately 49% of the Common Stock entitled to vote at the Special Meeting, has advised the Company he intends at the current time to vote all of his shares in favor of the proposal. Further, Lillian Kaufman, the former wife of Herbert W. Kaufman and the mother of Alan J. Kaufman who was at the Record Date the beneficial holder of approximately 25.5% of the Company's Common Stock, has advised the Company she intends at the current time to vote all of her shares in favor of the proposal. In addition, certain other current Directors and officers of the Company (including Alan J. Kaufman who controls AJK and Acquisition), who as of the Record Date were the beneficial owners of approximately 4.5% of the Common Stock entitled to vote at the Special Meeting, have advised the Company that they intend to vote all shares of such Common Stock over which they have voting control in favor of the proposal. See "INTRODUCTION -- Voting Rights; Vote Required for Approval," "Interests of Certain Persons in the Merger; Conflicts of Interest," and "SPECIAL FACTORS -- Interests of Certain Persons in the Merger." Accordingly, a sufficient number of shares to approve the Merger without the affirmative vote of any other shareholder is assured.

     Purpose of the Merger. The purpose of the Merger is to sell the Company at a premium over market prices of the Common Stock that prevailed prior to the offer. See "SPECIAL FACTORS -- Background of and Reasons For the Merger" and "PRICE RANGE OF COMMON STOCK."

     Certain Effects of the Merger. Upon consummation of the Merger, each share of Common Stock will be converted into the right to receive the Merger Consideration and the Company will become a wholly owned subsidiary of AJK. As a result, the current holders of the Common Stock will cease to have any ownership interest in the Company or rights as shareholders and will cease to participate in the Company's future earnings and growth in value, if any. Similarly, such shareholders will not face the risk of any decline in the value of the Company after the Merger.

     Special Committee. The Board appointed two of its members as an independent Special Committee ("Special Committee") to study and analyze the merger proposal from AJK and Acquisition, to engage investment bankers to render advice and opinions as to the fairness of the transaction from a financial point of view to shareholders and as to the value of the Company's shares, and to make recommendations to the Board of Directors. Aside from their positions as Directors of the Company, and as the holders of 8,228 and 8,167 shares of the Company's Common Stock which includes for each presently exercisable options to buy 6,050 shares of the Company, they are not officers or employees of the Company, nor are they officers, directors, employees or shareholders of AJK or Acquisition. Further, neither one relies on the Company, AJK or Acquisition, or any of their affiliates, for any material monetary, consulting or other benefits. Their only compensation for service to the Special Committee was payment of $500 per each half day, or any part thereof, devoted to the work of the Special Committee.

     Opinion of the Company's Financial Advisor. Roney & Co. ("Roney & Co."), engaged as investment bankers, rendered a preliminary oral opinion to the Special Committee of the Board of Directors of the Company on May 19, 1995 to the effect that the Merger Consideration was fair, from a financial point of view, to the holders of shares of Common Stock. Roney & Co. rendered its formal "fairness" opinion to a meeting of the Board of Directors on May 26, 1995. A copy of a written "fairness" opinion of Roney & Co. dated May 26, 1995 confirming its earlier opinion, setting forth the assumptions made, the matters considered, the scope and limitations of the review undertaken and the procedures followed by Roney & Co. in rendering its opinion, is attached hereto as Appendix B-1. Holders of Common Stock should read carefully the opinion of Roney & Co. in its entirety including Roney & Co.'s opinion as to the range of value of the Company's shares of Common Stock, Appendix B-2. See "SPECIAL FACTORS -- Opinion of the Company's Financial Advisor."

     Recommendation of the Board of Directors. The Board of Directors has unanimously concluded that the Merger is in the best interests of the Company and its shareholders and that the Merger and the Merger Consideration are fair to the Company's shareholders and unanimously recommends a vote by shareholders FOR approval of the Merger. The Board's conclusions were based upon a number of factors, including the recommendation of the Special Committee that the Merger Consideration offers a significant premium over recent market prices of the Common Stock, and the opinion of Roney & Co. that the Merger Consideration is fair, from a financial point of view, to the Company's shareholders. See "SPECIAL FACTORS -- Recommendation of the Board of Directors; Fairness of the Merger." Alan J. Kaufman did not participate in any discussions or vote of the Board of Directors in its consideration of the Merger.

     Interests of Certain Persons in the Merger; Conflicts of Interest. AJK is a privately held corporation controlled by Alan J. Kaufman, a Director and non-employee officer of the Company. He is the beneficial owner of 15,311 shares or less than 1/2 of 1% of the outstanding shares, of the Company's Common Stock. Alan J. Kaufman is the son of Herbert W. Kaufman, founder, Director and President and Chief Executive Officer of the Company. Herbert W. Kaufman beneficially holds 1,684,167 or approximately 49% of the shares of the Company and has advised the Company he intends to vote his shares for the Merger. Herbert W. Kaufman will be retained as the Company's President pursuant to an existing employment agreement. Lillian Kaufman, who is the mother of Alan J. Kaufman (and former wife of Herbert W. Kaufman), beneficially owns 878,705 shares, approximately 25.5%, and has also advised she intends to vote her shares in favor of the Merger. See "COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     Certain officers of the Company have been advised they will continue on in their same positions with amended employment agreements as indicated below in "Conditions to Consummation of the Merger; Termination." In addition, both Alan
J. Kaufman and Herbert W. Kaufman own an interest in an entity that leases a property to the Company. The lease will remain in effect following the Merger under the same terms. See "SPECIAL FACTORS -- Interests of Certain Persons in the Merger" for other interests of various parties.

     Federal Income Tax Consequences. The receipt of the Merger Consideration in exchange for the outstanding shares of Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. See "SPECIAL FACTORS -- Certain Federal Income Tax Consequences of the Merger."

     Effective Time of the Merger. The effective time of the Merger will occur upon the filing of a certificate of merger with the Department of Commerce of the State of Michigan ("Effective Time"), which will occur after all conditions to the Merger contained in the Merger Agreement, including the approval of the Merger by the shareholders of the Company, have been satisfied or waived. See "THE MERGER AGREEMENT -- General" and "Covenants and Conditions to Consummation of the Merger."

     Conditions to Consummation of the Merger; Termination. The respective obligations of the Company and Acquisition to consummate the Merger are subject to satisfaction or waiver at or prior to the Effective Time of the Merger of various conditions, including the following: (i) accuracy of certain representations and warranties made by the parties; (ii) compliance by the parties with their obligations under the Merger Agreement; (iii) the absence of certain legal proceedings; (iv) approval of the transactions by the shareholders of the Company; (v) receipt, if required, of certain approvals and authorizations of governmental authorities; (vi) the execution of amendments to the existing employment agreements with certain executives of the Company, which shall provide that bonuses will be determined exclusive of amounts expended or accrued for debt service on any indebtedness incurred by AJK or Acquisition in connection with the Merger; and (vii) "financing," that is, AJK or Acquisition shall have available all the financing necessary to perform its obligations under the Merger Agreement. The Merger Agreement may be terminated at any time prior to the closing by either the Company or Acquisition: (i) with the consent of the other party; (ii) if a court or governmental entity permanently restrains, enjoins or otherwise prohibits the Merger; (iii) if the other party commits a material breach of its representations, warranties or covenants in the Merger Agreement; (iv) if the conditions set forth in the Merger Agreement have not been satisfied or waived; (v) if the closing shall not have occurred within 30 days after obtaining Company shareholder approval; or (vi) by the Company under certain limited circumstances, if an unsolicited takeover proposal is submitted which the Company's Board of Directors in exercising its fiduciary duties and subject to other conditions, deems to be a superior proposal. See "THE MERGER AGREEMENT -- Covenants and Conditions to Consummation of the Merger" and "-- Amendment and Termination of the Merger Agreement."

     Financing of the Transaction. AJK and Acquisition have obtained a letter from a large Detroit financial institution indicating its willingness to advance the funds necessary to accomplish the cash merger subject to fulfillment of its own various conditions (the "Commitment Letter"). Even after approval by shareholders of the Company of the Merger Agreement, should the lending institution not complete the commitment, neither AJK nor Acquisition will be able to consummate the proposed Merger. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger" and "-- Amendment and Termination of the Merger Agreement" and "-- Financing the Transaction: Sources and Amounts of Funds."

     Amendment to the Merger Agreement. Subject to applicable law, the Merger Agreement may be amended, modified or supplemented before or after the vote of Shareholders by written agreement of the respective Board of Directors of AJK, Acquisition and the Company or their respective officers authorized by such Boards of Directors at any time prior to the closing of the Merger with respect to any of the terms contained in the Merger Agreement but after shareholder approval no amendment which by law may be made only with shareholder approval will be made unless that further approval is also obtained. See "THE MERGER AGREEMENT" -- Amendment and Termination of the Merger Agreement."

     Surrender of Share Certificates. Promptly after the Effective Time, a letter of transmittal ("Letter of Transmittal") with instructions will be mailed to all shareholders of record at the close of business on the Effective Date of the Merger for use in surrendering their certificates representing shares and to receive their Merger Consideration. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED AND COMPLETED. See "THE MERGER AGREEMENT -- Exchange of Share-Payment."

     Dissenters' Rights. Holders of Common Stock who do not vote in favor of, or who abstain from voting on, the Merger do not have so-called Dissenters' Rights. If applicable, Section 762 of the MBCA provides the right to have the "fair value" of a shareholder's shares determined by an appraisal process supervised by a Michigan Circuit Court. However, one of its exceptions, Section 762(2)(a), applies to shares listed on a national securities exchange. The Company's shares of Common Stock are listed on the American Stock Exchange. In addition, Section 762(2)(b) contains an exception in the case of "cash mergers" such as the transaction proposed here. See "SPECIAL FACTORS -- Dissenters' Rights."

     Stock Options. Holders of outstanding stock options shall receive the difference between the exercise price of each share subject to an option and the $8.20 per share. As of September 30, 1995 there were unexercised options for 32,670 shares of Common Stock.

     Plans for Company if Merger not Consummated. As consummation of the Merger is subject to fulfillment and satisfaction of certain covenants and conditions, including AJK having sufficient financing to pay the Merger Consideration and the Company obtaining shareholder approval of the Merger, there can be no assurance that the Merger will be consummated. If the Merger is not consummated, the Company currently plans to continue its existing operations and to evaluate alternatives as they may arise.

RECENT PRICES OF COMPANY COMMON STOCK

     The Company's Common Stock is traded on the American Stock Exchange under the symbol "HWK." On April 5, 1995, 30 days prior to the public announcement of the proposal, the closing price per share as represented on the American Stock Exchange was $4.53. Accordingly, the premium to be paid reflected in the final $8.20 cash merger price over the unaffected pre-announcement stock price (the percent increase of the offer price per share over the closing market price 30 days prior to the announcement, the "Premium Over Stock Price") was 81%. On Friday, April 28, the closing price per share as reported by the American Stock Exchange was $5.625. The premium reflected over the $8.20 offer price was 46%. On Monday, May 1, 1995, it also closed at $5.625. On May 2, 1995, the Board of Directors received Alan J. Kaufman's initial offer of $8.00 and appointed the Special Committee to begin the process of study and evaluation. No agreements were executed and no offer had been accepted. On May 4, 1995, the last trading day preceding public announcement of the proposed Merger, the closing price per share as reported by the American Stock Exchange was $7 1/8. On November 9, 1995, the last trading date prior to the printing of this Proxy Statement, the price of Common Stock was $8.00 per share. Company shareholders are urged to consider their investment alternatives. See "PRICE RANGE OF COMMON STOCK -- Dividends."

                                SPECIAL FACTORS

BACKGROUND OF AND REASONS FOR THE MERGER

     The President and Chief Executive Officer of the Company, Herbert W. Kaufman, founded the Company in 1969, as a successor to a small general insurance brokerage operation he had operated for several previous years. The Company now places insurance risks with nearly 400 insurance carriers with which the Company does business. In addition, the Company places risks through certain underwriters at Lloyd's of London and other foreign (principally English) insurance carriers or syndicates which insure specialty risks. The Company's Common Stock has been listed on the American Stock Exchange since 1990.

     Herbert W. Kaufman's son, Alan J. Kaufman, an attorney and a 1975 graduate of the Notre Dame Law School, with a practice specializing in corporate and insurance matters, representing a number of carriers in various litigation matters, has been a non-employee officer and Director of the Company for in excess of 20 years. Represented by both legal counsel and financial advisors unassociated with and independent of the Company, Alan J. Kaufman indicated his desire to buy the Company and all its business operations. Alan J. Kaufman's interest was unsolicited and no other officer, director or shareholder initiated the acquisition discussions with him. On February 14, 1995, the Company and Alan
J. Kaufman executed a confidentiality agreement to allow Alan J. Kaufman's advisors to perform certain due diligence. In addition to containing confidentiality provisions, the letter contained a 70-day period in which the Company would not solicit other acquisition proposals (but could entertain other proposals should any be made). Subsequent to retaining his financial advisors and counsel, who assisted in the preparation of the proposal to acquire the Company, Alan J. Kaufman on May 2, 1995 made an oral presentation to the Company's Board of Directors outlining a suggested proposal to acquire all the Company's outstanding Common Stock and any exercisable stock options by means of a "cash merger" in which the Company would be merged with Acquisition, a subsidiary of a corporation controlled entirely by Alan J. Kaufman (hereinafter such corporation being referred to as "AJK") and all Common Stock of the Company would be exchanged for $8.00 per share in cash. Alan J. Kaufman indicated that since his due diligence investigation began on February 14, 1995, he had received a commitment for the necessary financing to accomplish his proposal from a large Detroit financial institution.

     In light of the involvement of Alan J. Kaufman, a non-employee officer and Director and the substantial interest of his father Herbert W. Kaufman, who at that time, beneficially controlled 2,636,115 or approximately 77% of the Company's Common Stock, the Company's Board of Directors on May 2, 1995 appointed a special committee ("Special Committee") of directors to study and to evaluate the offer and to negotiate on the Company's behalf. (Herbert W. Kaufman has since that time transferred to his former wife 878,705 shares and made a charitable gift of 73,243 shares, leaving him at the date hereof as beneficial owner of 1,684,167 shares, approximately 49% of the Company's of the Company's Common Stock. See "COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT"). Two members of the Board of Directors, Alan H. Barry, a CPA and President and Chief Executive Officer of Brass-Craft Manufacturing Co., a wholly-owned subsidiary of MASCO Corporation (NYSE), who has served as a Director of the Company since 1989, and Jeffrey W. Barry, a CPA and attorney, who had served as long-time President of Walsh College of Accounting and Business Administration from 1969 until his retirement in 1991, and who has served as a Director of the Company since 1988, were appointed to the Special Committee and agreed to take on these duties. Messrs. Barry are not related. The Board chose them due to their independence (neither is an officer or an employee of the Company nor a major shareholder) and each was judged to have the expertise, judgment, knowledge, financial background and experience to help the Board evaluate the proposal. Due to the fact that each has been a Director for in excess of five years, each was also deemed to be familiar with the Company's business. Each indicated his willingness to devote the time necessary to study, evaluate and negotiate such a transaction in a timely manner. Their compensation was determined to be $500 per half day, or any portion thereof, for each member and reimbursement for travel and other expenses, such payment to be made without regard to the eventual recommendation made by the Special Committee or whether the Merger or any transaction was consummated.

     On May 5, 1995, the Company issued a press release stating it had received a proposal with respect to a transaction in which shareholders were being offered $8.00 per share.

     Although the confidentiality letter of February 14, 1995 and its 70-day non-solicitation provisions were not extended, the parties over the next several weeks proceeded to discuss the definitive terms of a merger agreement, and the Special Committee through its counsel began negotiations of an agreement with terms acceptable to it.

     On May 2, 1995, immediately following the Board meeting, the Special Committee held its first meeting. Alan H. Barry was selected as Chairman of the Special Committee. The Special Committee then decided to select as its counsel Kemp, Klein, Umphrey & Endelman, Professional Corporation, the Company's existing securities counsel, due to their familiarity with the Company and their securities law expertise. The Special Committee also discussed that it would engage independent investment bankers and that no other Board member would participate in such decision. At this meeting and all subsequent meetings, the Special Committee's legal counsel was present. Its counsel advised the Special Committee on the duties, obligations and procedures for which the Special Committee would be responsible, including its obligation to fulfill its fiduciary duties with respect to evaluating the proposed offer. Its counsel also addressed the role and independence of the Special Committee and its obligation to review the proposal carefully in order to obtain a fair price for the Company's shareholders.

     The Special Committee also began immediately on May 2, 1995 to interview financial advisors to assist it in the evaluation of the proposal. On May 2, it interviewed one investment banker and on May 5 it interviewed one additional investment banker and another firm that is a merger and acquisition consultant. On May 5, 1995, it selected Roney & Co. to begin both an evaluation of the Company's Common Stock and of the proposal. Roney & Co. was directed to advise the Special Committee whether the offer of $8.00 per share was fair from a financial point of view to shareholders and, should it so conclude, to render an opinion as to the fairness from a financial point of view to shareholders of the consideration to be paid Company shareholders. The Special Committee concluded it was appropriate to retain Roney & Co. because several members of its Corporate Finance Department had formerly been employed by another investment banking firm which had handled the Company's public offering in 1989 and were familiar with the Company's business and personnel. Furthermore the Special Committee was satisfied with Roney & Co's. strong regional reputation in the financial community, the experience of its Corporate Finance Department including its members' experience with the brokerage insurance industry and its experience serving as financial advisor in similar transactions. There has been no material relationship between Roney & Co. (or members of its Corporate Finance Department) and the Company or its affiliates during the last two years prior to their engagement.

     In view of the creation of the Special Committee and its engagement of Roney & Co. as financial advisor, the Board of Directors was satisfied that both it and the shareholders could be justifiably confident that an unbiased report concerning the value of the Company and the fairness of the proposal would be rendered. Alan J. Kaufman did not participate in any manner in any discussions or deliberations of the Special Committee or the Board with respect to the proposed transaction.

     From the time of its selection on May 5, 1995, Roney & Co. conducted its own review of the business operations and prospects of the Company. Aside from public reports filed with the SEC that were readily available, Roney & Co. was provided immediate and free access to financial, operational and executive officers and personnel of the Company and to internal Company data and projections.

     The Special Committee met on May 19, 1995 to review with Roney & Co. the steps that had been taken to date by Roney & Co. to complete its onsite due diligence and interviews with management of the Company and its principal operating subsidiary, Burns & Wilcox, Ltd. In order to promote an informed prospective the Special Committee had invited all Board members of the Company (other than Alan J. Kaufman) to attend and listen, to enable all them to hear and receive any tentative reports and findings. The representatives of Roney & Co. also distributed a booklet containing the tentative results of a number of their analyses, comparisons, tests and tentative findings. At this meeting, Roney & Co. explained the results of its various models for valuing the Company's Common Stock, including its discounted cash flow analysis which included a 15% discount rate, its consideration of prior Company acquisitions in comparison to the proposed buyout and its comparison of the Company with a number of publicly traded companies called a "comparable group" although none was exactly in the same business as the Company. Roney & Co. noted that several such companies had insurance brokerage operations that were more of a retail nature (i.e., direct to the ultimate client) rather than the Company's wholesale business (helping independent insurance agents place insurance risks for their clients) and several operated both insurance carriers and brokerage operations. See "Opinion of the Company's Financial Advisor" that follows.

     Roney & Co. emphasized that although it had not yet finalized its report, including a leveraged buy-out model, which was to be completed by May 26, 1995, the date scheduled for a meeting of the Company's Board of Directors, it was substantially satisfied that the value being offered by AJK was within a fair range. Roney & Co. also reported that besides its review of public reports, including the Company's December 31, 1994 annual report on Form 10-K and the Company's Form 10-Q quarterly report for the period ending March 31, 1995, it had conducted onsite management interviews regarding the Company's business and financial outlook. It also made comparisons of past Company financial performance and various financial ratios to other public companies, and compared the Company's own methods of pricing its own acquisitions. Roney & Co. also stated it had also received and studied certain internal financial forecasts from the Company. See "-- Opinion of the Company's Financial Advisor."

     The representatives of Roney & Co. informed the Special Committee and the Board members in attendance at the May 19, 1995 meeting, that based on their preliminary review of such financial and other information received to date, Roney & Co.'s initial conclusion was that the proposal of $8.00 per share was fair to shareholders from a financial point of view. The representatives also reported that Roney & Co.'s valuation of the Company's Common Stock itself, as part of its tests performed in its evaluation of the cash merger proposal, reflected a range of value of between $8 to $9 per share and that the cash merger consideration being offered by AJK per share was in an acceptable range.

     Representatives of Roney & Co. and the Special Committee then discussed that although no other inquiries or proposals had arisen from any other companies or persons concerning an offer to acquire the Company or any portion of its business since the public announcement of the proposal on May 5, 1995, that contact should be made with any company that had expressed any interest, within approximately the last 18 months, in acquiring the Company or its business. Only two entities were identified and the previous discussions with them were reviewed. It was mentioned by the Board member who had previously spoken to both entities that the contacts were unsolicited by the Company and arose from inquiries by investment bankers and were not initiated either by the Company or even by the two entities themselves. The director reported that preliminary discussions with one somewhat over a year ago had produced no interest at all and discussions with the other about 18 months ago and then about 6 months later had produced no preliminary understandings or agreements but a tentative proposal was suggested by that company of a price and terms deemed unfavorable to the Company's shareholders (partially cash, partially in a "soft" note dependent upon future performance of the Company) and discussions were abandoned. Representatives of Roney & Co. were given permission to contact the two entities through their respective investment bankers who had contacted the Company originally, to assure themselves whether or not any interest existed.

     After hearing the Roney & Co. May 19, 1995 preliminary report and receiving its booklet containing various data and resulting ratios and comparisons and the review of its contents and the distribution of the booklet to each Board member, the Special Committee excused the Roney & Co. representatives and the other members of the Board of Directors to discuss by itself the next steps. The Special Committee then discussed with its legal counsel the results of the ongoing review of the proposed form of merger agreement forwarded by legal counsel for AJK and other legal terms encompassed by the proposal and the ongoing discussions of proposed modifications. The Special Committee directed that its legal counsel communicate to AJK's legal counsel revisions to the proposed agreement. After reviewing Roney & Co.'s presentation and discussing their own views with respect to the Company, the Special Committee directed that its Chairman, Alan H. Barry, arrange for an immediate meeting with Alan J. Kaufman to discuss the preliminary findings of Roney & Co. On May 22, 1995, Mr. Barry met with Alan J. Kaufman to discuss the Roney & Co. preliminary report and its preliminary findings including its valuation of the Company at between $8 to $9. Mr. Kaufman reported that based upon his financial advisor's analyses, he had on the other hand established a somewhat lower range of value. See "-- Analyses Performed by Alan J. Kaufman's Financial Advisor." Later that same day, Mr. Kaufman informed Mr. Barry that AJK would raise the offer to $8.20 per share, resulting in an aggregate total cash price of in excess of $28 million.

     The Special Committee next met on May 23, 1995. Board members other than Alan J. Kaufman were again invited to attend and did so in person or were present telephonically. Counsel for the Special Committee reported on the progress of negotiations of the Merger Agreement and issues that were yet open. Mr. Alan H. Barry next reported on the discussions of Roney & Co. with the two companies mentioned at the May 19 meeting with which discussions concerning sale had been held within the last 18 months. After contact and discussions with the principals or representatives of the two companies, Roney & Co. reported one (which was also an insurance brokerage operation) had no interest at the levels being discussed with Alan J. Kaufman and the other (an insurance carrier emphasizing malpractice and other coverages) had indicated it was not interested in validating the existing offer but gave indications it might have further interest and was told the Board was meeting to consider the AJK proposal on Friday, May 26, 1995. Mr. Alan Barry also reported that he had met with Alan J. Kaufman and that after discussion of Roney & Co.'s valuation report, AJK raised the offered price to $8.20 per share. A discussion then ensued that based upon Roney & Co.'s May 19 analyses which preliminarily concluded that the transaction was fair and with the increase of $.20 per share that the Special Committee had obtained, upon confirmation of Roney & Co.'s analyses to be contained in Roney & Co.'s final report to be delivered on May 26, it would be in a position to make a recommendation that the AJK offer be accepted.

     On May 26, 1995, the Board of Directors met again to consider the proposal, to hear Roney & Co.'s report regarding its final conclusions and to discuss any further information concerning the two entities that had been contacted. Mr. Barry again reported that his meeting with Alan J. Kaufman had produced an increase in price to $8.20 per share by AJK and that Roney & Co. had been informed of such increase.


     Roney & Co. made an oral presentation of its conclusions, as it had done on May 19, and distributed its final booklet report containing its various mathematical calculations and analytical comparisons. Roney & Co. commented that the $8.20 per share price now produced a ratio of .99 of net revenues (i.e., after commissions and fees paid agents) and less contingent commissions. That is, the cash to be paid shareholders equated to approximately one times ("X") the Company's last 12 months' net revenues (not including contingent commissions) before income taxes at March 31, 1995, the end of the 12 month period preceding the proposed offer. (If contingent commissions were included in net revenues, the value of the offer to such revenues would be .93 at March 31, 1995.) Roney & Co. reported additionally, that the value to LTM (last 12 months') "Operating Income" was now in excess of 10. That is, the total cash merger price was approximately 10 times the Company's last 12 months "Operating Income" not including "Other Income."


     Roney & Co. also reported that it had contacted the investment bankers for both of the entities with which Company officials had prior discussions to ask if their clients had any interest.

     Roney & Co. indicated it had spoken to the insurance carrier's investment banker who indicated his client might have an interest in submitting an offer for the Company and that if it did he would be in contact with Roney & Co. The investment banker was assured by Roney & Co. any serious offer would be given consideration by the Special Committee. Roney & Co. also indicated that the other company which was a brokerage operation seemed to indicate they had no interest in submitting a bid to compete with AJK's offer. Roney & Co. stated that both entities had indicated their awareness of the AJK proposal prior to its calls.

     Roney & Co. then reported on the "LBO model" it had prepared, something that was not in its prior draft booklet of its tests and ratios delivered on May
19. The purpose of the LBO model was to attempt to determine what a financial buyer might be able to do and if they could leverage to produce the financing necessary to effectuate this type of buyout and if so, what buyout price per share such leveraging and financing could produce. The representatives of Roney & Co. indicated that the Company does not readily lend itself to an LBO. They indicated that the Company does not likely have sufficient leverageable assets for a "financial buyer" to allow it to obtain the kind of financing or special returns most financial buyers would insist upon in order to make an offer in excess of AJK's offer.

     Roney & Co. was then asked to again run through the evaluation methodologies it had used in its May 19 draft report which were now also contained in the finalized report. The Roney & Co. representatives reported that they examined, among many other factors: (i) publicly traded insurance brokerage stocks' price earning ratios, price to book and other ratios associated with such companies; (ii) other mergers and acquisitions within the same SIC code as the Company and compared their various data including book value ratios and price to revenue ratios; (iii) the per share price being offered by AJK compared to prices paid by the Company itself with regard to its own acquisitions within the last several years; and (iv) discounted cash flow analyses under three different scenarios (i.e., "Slow Growth", "Company Projections" and "Most Optimistic"). This latter methodology (i.e., discounted cash flow analysis) was intended to arrive at an estimate of "going concern value." The Roney & Co. representatives reported the average of all the evaluation methods produced an implied value of $8.17 per share.

     After discussing the above and the various items, ratios and comparisons contained in the final booklet, which was similar to the May 19 booklet except for the LBO model and the adjustments and modifications of multiples and ratios resulting from the $.20 per share increase, Roney & Co. stated that $8.20 was a fair price from a financial point of view. Roney & Co. further indicated that if the Company were bought by means of the average of the prices the Company itself typically paid to buy companies or books of business, the implied price would be approximately $6.37 (30% less than the price AJK was offering).

     After its oral report, including commenting on the apparent lack of interest by other possible bidders (in that none had arisen subsequent to the public announcement on May 5, 1995), the apparent lack of interest of the companies with which it had contact, and a re-review of various of its analyses and comparisons also previously rendered on May 19, Roney & Co. rendered its two final written opinions. One addressed its valuation of the Company and the other, the "fairness" of what was now the $8.20 per share offer. The letter addressing "valuation" opined the fair market value of the Common Stock on May 26, 1995 was within a range of $8 to $9 per share based on 3,435,347 shares issued and outstanding. The second letter addressing "fairness" enumerated what Roney & Co. had reviewed to arrive at its conclusion and concluded that "the consideration to be received by the shareholders of the Company is fair from a financial point of view to the shareholders of the Company." (See Appendices B-1 and B-2 -- Opinions of Roney & Co.)

     Upon the receipt of Roney & Co.'s final report and its written opinions, the Roney & Co. representatives were excused and the Board continued its discussions of the transaction and the various facts presented in Roney & Co.'s report. Shortly into such discussions, Roney & Co. called the Company to indicate the insurance carrier had, that morning while Roney & Co. was making its report to the Board, contacted it through its investment banker and wished to make an offer. The Board meeting was temporarily adjourned.

     The members of the Board who comprised the Special Committee immediately withdrew into another office at which time they convened as a meeting of the Special Committee and called Roney & Co. for an update as to what it had just been told. It mentioned the insurance carrier had expressed an indication of interest to acquire the Company for an amount totaling approximately $28 million, of which two-thirds was to be paid in cash and the remaining one-third was to be evidenced by a promissory note payable over an as-of-yet undetermined period. The note was to be fully subordinated to the financing that the insurance carrier would attempt to obtain and would require to accomplish its proposal.

     With that update, the Special Committee then placed a call directly to the investment banker representing the insurance carrier to hear the recitation first hand of his client's offer. He confirmed what Roney & Co. had informed the Special Committee including that no commitment for financing had yet been obtained. He indicated that the insurance carrier had not had enough time to arrange financing. When asked what portion of the purchase price would likely be financed, he indicated at least one-third. That seemed to confirm that the portion of the offer which was to be represented by a promissory note would be subject to the risk that its repayment would depend upon whether the insurance carrier could successfully operate the Company and be able to produce sufficient profit to both repay the bank and the balance of the purchase price represented by the note.

     The Special Committee after further considering the insurance carrier's offer found it inadequate when compared to AJK's offer. The Special Committee discussed that the $28 million mentioned on behalf of the insurance carrier was not only somewhat less than the full value now being offered by AJK, but that in fact AJK's offer of immediate cash made its offer much more preferable; that having one-third of the purchase price represented by a note which was to be subordinated to a bank financing and which would depend upon the repayment of that financing and future performance of the Company then under the control of the new owners was too much risk. The Special Committee directed counsel to immediately call back the insurance carrier's representative and relate to him that the Special Committee believed that its proposal was inferior to the existing offer and ask if his client was prepared to enhance its offer. Counsel called back the representative and indicated that the Company had an offer of more than $28 million "in cash" already. Counsel indicated to the representative that unless his client was prepared to improve their proposal, the Company would move ahead as scheduled. The representative stated that his client had not authorized any additional offer. Counsel informed the representative that if his client submitted any additional offer before the shareholder vote, the Board always intended to honor its fiduciary obligations to the shareholders to consider other offers.

     After further discussion, the Special Committee determined the insurance carrier's offer to be clearly less favorable than AJK's offer and determined that it would continue its recommendation that the Board of Directors approve AJK's offer of $8.20 per share.

     The Special Committee then terminated its meeting and the full Board of Directors meeting was reconvened. Mr. Alan H. Barry made a full report to the Board of the discussions with the insurance carrier's representative and that in the opinion of the Special Committee the insurance carrier's "proposal" was "clearly not in the ballpark" and was clearly inadequate when compared with AJK's offer of $8.20 per share.

     After being provided with Mr. Alan H. Barry's and counsel's report of the meeting of the Special Committee which had just occurred and the discussions with the other potential bidder's representative that had just transpired, Mr. Barry reported that the Special Committee was satisfied with its own analyses and study, and with the Roney & Co. reports that the transaction was fair to shareholders and was recommending acceptance of the AJK proposal.

     The Board then itself discussed that aside from the Roney & Co. report which they deemed favorable to the proposal, that the insurance carrier's "proposal" only confirmed the validity of AJK's bid. Supported by their own analyses and study, the oral and written reports of Roney & Co., the "proposal" just made by another potential bidder the terms of which were deemed to be clearly less favorable than AJK's offer, the lack of interest of the one other party that Roney & Co. had contacted, the fact that no other potential bidder had stepped forward since the press release had been issued on May 5, 1995 and the announcements that had appeared in the Dow Jones Wire Services, the Detroit newspapers and various insurance media, and the favorable recommendation of the Special Committee, the Board unanimously concluded and approved (without the presence or participation of Alan J. Kaufman) that the Merger Consideration was fair to shareholders and in the best interests of the shareholders; that the negotiations with respect to the Merger Agreement had concluded satisfactorily subject to several minor adjustments; that the merger proposal, the Agreement and Plan of Merger and specifically the consideration being offered therein of $8.20 per share was approved subject to shareholder approval and the other conditions to closing contained in the Merger Agreement; and that the Board of Directors would recommend to the shareholders that they approve the AJK proposal and the Agreement and Plan of Merger.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD; FAIRNESS OF THE MERGER

     The Special Committee of the Board of Directors concluded that the Merger, including the Merger Consideration ($8.20 per share) and the negotiation and structure of the Merger, is fair to the shareholders and recommended to the Board of Directors that it approve the Merger Agreement. The Board of Directors of the Company also found the transaction fair to all shareholders.

     The reason the Special Committee and the Board accepted AJK's offer of $8.20 per share was to enable all the shareholders of the Company to receive the Merger Consideration for their shares, with a minimum of conditions and contingencies. The Special Committee concluded that the Merger Consideration was fair to the shareholders, and it was concerned that the shareholders might lose the opportunity to receive a price that compared as favorably to recent market prices for the shares, given the relatively small number of shares that have customarily traded on the American Stock Exchange over the last several years.

     In determining to recommend approval of the Merger Agreement and the transactions contemplated thereby, the Special Committee and the Board considered a number of factors, and in the case of the Board, the recommendation of the Special Committee, including the following:

          (i) The Merger Consideration of $8.20 per share, which is more than 81% above the market price of the shares on April 5, 1995, 30 days before the public announcement of the proposal.

          (ii) The fact that the shares are not actively traded and constitute a relatively illiquid investment even though listed on the American Stock Exchange.

          (iii) The fairness opinion received by the Special Committee and the Board from Roney & Co. that $8.20 per share to be received by the shareholders in the Merger is fair to the shareholders from a financial point of view.

          (iv) Roney & Co.'s presentation and report regarding its analysis of various factors.

          (v) The fact that the Merger Consideration of $8.20 substantially exceeds the net book value of $1.89 per share as of March 31, 1995.

          (vi) The fact that all shareholders are being offered the opportunity to convert all of their shares in the Merger, and will receive consideration consisting solely of cash.

          (vii) The fact that the terms of the Merger Agreement and the price to be paid to the shareholders were determined through negotiations between AJK and its representatives on the one hand, and the Special Committee and its representatives on the other hand.

          (viii) The Special Committee's judgment regarding the prospects of the Company based on historical performance and management's projections.

          (ix) All of the terms and conditions of the Merger Agreement taken as a whole.

          (x) The timing of the Merger and the oral representations from Alan J. Kaufman that he has no current intentions to sell the Company or any of its material assets after the Merger.

     The Special Committee and the Board believed that management's projections were consistent with historical performance and prior year's management projections and found them reasonable. The Special Committee and the Board also adopted the analysis of Roney & Co. that the cash consideration was fair to shareholders from a financial point of view. In addition, the Special Committee noted in connection with its review of the Company's historical and projected earnings the fact that the price per share to be received by shareholders in the Merger takes into account estimated future performance of the Company.

     The Special Committee and the Board concluded that the foregoing facts indicated that the alternative of not proceeding with the Merger would not be as financially attractive to the shareholders and would involve substantially greater uncertainty to them without a commensurate possibility of gains. In view of the wide variety of factors considered in connection with the evaluation of the Merger, the Special Committee and the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations. The Special Committee and the Board determined that each of the factors discussed in (i) through (x) above were supportive of their determination that the Merger is fair to the shareholders. However, the Special Committee and the Board believed that, aside from Roney & Co.'s report, the most important factors that affected their determination, in descending order of importance were (i) the price per share offered to the shareholders in the Merger; (ii) the lack of a strong and active trading market for the shares or a comparable price on such market, as the one being offered, in the period 30 days, or earlier, of the announcement and the possibility that any large number of market sales would depress the present price with the consequent inability of shareholders to otherwise sell their shares for a fair price; (iii) that the Merger Consideration is payable in cash; and (iv) the proposed transaction preserves the continuity of the enterprise, the employment of its more than 475 employees, and its relationships with suppliers and insurance carriers, while providing a fair price to all shareholders.

     The Special Committee did not separately compute its own valuation for the shares because it discussed in detail the procedures followed by Roney & Co. and was satisfied with the accuracy and thoroughness of such procedures. Furthermore, the Special Committee did not have any members who have as much experience as Roney & Co. in performing valuations. Accordingly, a separate valuation, if performed by the Special Committee, would have been given lesser authority.

     The Special Committee and the Board also considered the fact that there have been no other offers by third parties to acquire the Company, purchase a substantial part of the assets of the Company or purchase a controlling block of the securities of the Company at a price and with terms deemed more favorable than that offered by AJK. The Special Committee noted that no offer to acquire the Company or its assets other than that described under "Background of and Reasons for the Merger" previously herein has even arisen. Accordingly, the Special Committee and the Board do not believe that it would be worthwhile to further seek a third party acquiror for the Company. The Company, however, has retained in the Merger Agreement the option to consider, negotiate and recommend any unsolicited offer from a third party to acquire the Company made prior to the date of the shareholder vote approving the Merger.

     The Special Committee did give great weight to the current and historical market prices of the shares in making its determination with respect to the fairness of the consideration to be received in the Merger.

     The Special Committee and the Board also reviewed carefully the interests of certain of the Company's officers and directors in the transaction and does not believe that its fairness determination was adversely affected as the result of any such interests. See "-- Interests of Certain Persons in the Merger."

     The liquidation of the Company was not considered a reasonable alternative by the Special Committee or the Board given AJK's interest in maintaining the Company as a going concern for post-merger operations and the uncertainty of realizing fair market value of assets in a liquidation sale. Based on the foregoing factors and the opinion of management that insurance brokerage operations lack the type of assets to allow for any meaningful liquidation return in that a good deal of the Company's value is in its "goodwill" (i.e., its ability to generate revenue as a going concern), the Special Committee and the Board do not believe that liquidation could have resulted in greater value being received by the shareholders.

     The Special Committee and the Board recognized that the Merger is not structured to require the approval of the majority of the unaffiliated shareholders of the Company and that Herbert W. Kaufman, the father of Alan J. Kaufman, has sufficient voting power to virtually effect the Merger without the affirmative vote of any other shareholder. Herbert W. Kaufman has expressed his desire for support of the Merger but only if all shareholders, including himself, are provided a fair price. The Special Committee and the Board also recognized the conflicts of interest of various members of management who are expected to participate in and become part of the ongoing corporation's management, including Herbert W. Kaufman who is expected to continue on as President and a Director of the Company. See "-- Interests of Certain Persons in the Transaction." Finally, the Special Committee and the Board acknowledged that the transaction would eliminate the opportunity for the shareholders to participate in future growth of the Company but would also eliminate the risk of any future decreases in the value of the Company. Nonetheless, because of the terms of the Merger Agreement and the other reasons set forth above, it was the opinion of the members of the Special Committee and the Board that the revised proposal of $8.20 per share was fair to the shareholders and in the best interests of the shareholders.

     The Board of Directors of the Company has concluded that the Merger Consideration and the negotiation and structure of the Merger is fair to and in the best interests of the shareholders and recommends that shareholders vote to approve and adopt the Merger Agreement based upon the recommendation of the Special Committee and the opinion of the Special Committee's financial advisor to the effect that the $8.20 to be received in the Merger is fair from a financial point of view to the shareholders which opinion, as well as the conclusion and analysis of Roney & Co. and the Special Committee, the Board has adopted as its own.

     Herbert W. Kaufman likewise believes that the transaction is fair to all shareholders, based upon each of the factors discussed in (i) through (x) on page 11. However, Mr. Kaufman believed that the most important factors, in descending order of importance were, the analysis done, and the conclusions reached, by Roney & Co., including the fairness opinion provided by Roney & Co.; the review performed, the factors considered, and the recommendation by the Special Committee, including the conclusion of the Special Committee that the Merger is fair to the shareholders; the fact that the Merger price is much above the market price of the shares 30 days (and, in fact, for the last several years) before the public announcement of the proposal from AJK; and the fact that the cash consideration to be paid to the Company's shareholders through the Merger is significantly higher than the purchase price that would be payable to the shareholders if an acquiror were to utilize the acquisition methodology that the Company itself has employed in its prior acquisitions.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

     Roney & Co. was retained by the Special Committee to render advice to the Special Committee in connection with the proposed Merger. The Special Committee of the Company had requested the opinion of Roney & Co. as to the fairness, from a financial point of view, of the proposed consideration to be received by the shareholders of the Company pursuant to the proposed Merger offer.

     Roney & Co. is a regional investment banking firm. As part of its investment banking services, it is regularly engaged in the valuation of corporate securities in connection with public offerings, valuations and merger and acquisition transactions. Roney & Co. was chosen by the Special Committee of the Board of Directors to conduct a fairness opinion on the basis of its familiarity with the financial services industry generally and in the relevant area, and its qualifications, ability, previous experience, and reputation. No limitations were imposed by the Special Committee upon Roney & Co. with respect to the investigations made or the procedures followed by Roney & Co. in rendering its opinion.

     On May 19, 1995 Roney & Co. rendered its oral opinion to the Special Committee of the Board of Directors to the effect that the range of acceptable values for the Company was $8 to $9 per share, and as of the date of such opinion, the consideration of the Merger Agreement was fair, from a financial point of view, to the shareholders of the Company. Roney & Co. subsequently rendered written opinions to the Board of Directors dated May 26, 1995, to the effect that the range of valuation for the Company's Common Stock was $8 to $9 per share, and as of that date, the consideration to be received under the Merger Agreement by the shareholders of the Company was fair, from a financial point of view. Such opinion described the assumptions made, matters considered and the scope of the review undertaken and the procedures followed by Roney & Co. Roney & Co.'s opinion as to "fairness" is included in this Proxy Statement as Appendix B-1 and as to "valuation" of the Common Stock in Appendix B-2, and each is incorporated herein by reference. SHAREHOLDERS ARE ENCOURAGED TO READ RONEY & CO.'S OPINIONS IN THEIR ENTIRETY.

     Roney & Co.'s opinion is directed to the Board of Directors of the Company and addresses the "fairness" of the consideration to be received by shareholders, but does not constitute a recommendation to any shareholder of the Company. The consideration to be received by the shareholders of the Company was first proposed by Alan J. Kaufman, the person in control of the actual acquiring entity, and finally determined through negotiation between the proposed purchaser and the Special Committee of the Board of Directors. Roney & Co. did not recommend the amount of consideration to be paid.

     In arriving at the opinion as set forth below, Roney & Co. has, among other things:

          Reviewed a draft copy of the Merger Agreement dated May 2, 1995;

          Reviewed the Company's Annual Report on Form 10-K and related financial information for the five fiscal years ended December 31, 1994 and the quarterly Reports on Form 10-Qs as filed with the United States Securities and Exchange Commission ("SEC") for the periods ended March 31, 1995, September 30, 1994, June 30, 1994 and March 31, 1994, and certain internal financial information related thereto;

          Reviewed the Company's Annual Report to Shareholders as filed with the SEC and related financial information for the three years ended December 31, 1994;

          Reviewed other selected financial information for the quarterly periods ended March 31, 1995, December 31, 1994 and September 30, 1994;

          Reviewed the relevant market information regarding the shares of Common Stock of the Company including historical trading activity, prices and volume;

          Compared certain financial characteristics of the Company to other publicly held companies in the insurance industry deemed to be relevant;

          Reviewed selected information concerning current industry conditions and trends relating to the valuation of recent mergers and acquisitions within the insurance brokerage industry;

          Compared the proposed terms of the offer contemplated in the draft Merger Agreement with the financial terms of certain other mergers and acquisitions which were deemed to be relevant;

          Conducted discussions with members of senior management of the Company concerning the business, operations, recent financial condition and future prospects of the Company;

          Reviewed the Company's internal forecast for the fiscal years 1995 through 1999;

          Prepared a discounted cash flow analysis of the Company and an estimate of the value of the Company under three different scenarios;

          Reviewed such other financial and industry data and performed such other analysis and took into account such other matters as were deemed appropriate.

     In preparing its opinion, Roney & Co. relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to it by the Company and did not independently verify such information or undertake an independent evaluation or appraisal of the assets of the Company.

     In preparing the fairness opinion, Roney employed 12 different valuation ratios that are more fully described below. These 12 ratios included calculating four average ratios for a group of "comparable" companies (as described more fully herein) and then applying those average ratios to the proposed offer to find an implied price per share; calculating four average ratios for recent mergers and acquisitions in the industry and applying those ratios to the proposed offer to find an implied price per share; calculating one ratio for recent acquisitions by the Company itself and applying that ratio to the proposed offer to find an implied price per share; and calculating three values for the Company's stock based on a discounted cash flow analysis. The average of these 12 valuation ratios implied a value of $8.17 per share.

  Stock Price Analysis

     Roney & Co. prepared a trading history of the shares of the Company from January 1994 to May 1995. The data was tabulated showing the highs and lows of the stock price and the total shares traded for each month over the 17 month period. This information revealed that the shares of the Company traded in a tight range from $3.75 to $4.54 between January 1994 and March 1995. During the month of April 1995, the Company's stock traded on 14 different days. The low for April was the 7th when the stock closed at $4.48 per share and the high for April was on the 28th when the stock closed at $5.625. For the month of May, the Company's stock traded on the 3rd at $6.125, on the 4th at $7.125, on the 5th at $7.125, on the 8th at $7.125, on the 11th at $7.125, on the 15th at $6.875, on
the 16th at $7.00, on the 17th at $7.00, on the 18th at $6.8125, on the 19th at $6.75, on the 23rd at $6.75, on the 24th at $6.625 and on the 25th at $6.875.
Roney & Co. gave their written report on the 26th of May to the Company's Board of Directors. In April and May of 1995 prior to the announcement of the offer on May 5, the Company had issued a few news releases that may or may not have caused the shares of the Company to rise or fall. On April 4, the Company filed its 10-K for the year ended December 31, 1994, on April 17 the Company declared a 10% stock dividend to be paid on May 17 and on May 2 the Company released first quarter net earnings of 5 cents a share vs. 3 cents a share for the first quarter of 1994. Roney & Co. concluded that the $8.20 per share proposed offer was in excess of the value the market was placing on the Company's stock when looking at the time frame from January 1994 up to April 28, one week prior to the announcement of the offer and even thereafter.

  Comparison with Selected Companies

     Roney & Co. compared selected financial ratios for the Company to the corresponding ratios for a "comparable group" of publicly traded companies. Although no company was solely involved in the wholesaling of specialty insurance and related premium financing as does the Company, each of these somewhat comparable companies according to their business description had business interests in the insurance brokerage industry or other insurance related industries Roney & Co. deemed to be relevant. The comparative companies were also chosen based on conversations with Company management as to which companies they encountered competing in their same general business. The comparable list consisted of: (Company/Ticker Symbol) Acordia, Inc. (ACO), Alexander & Alexander (AAL), Aon Corporation (AOC), Arthur J. Gallagher (AJG), Baldwin & Lyons (BWINB), W.R. Berkley Corp. (BKLY), E.W. Blanch Holdings, Inc.
(EWB), Continental Corporation (CIC), Gainsco, Inc. (GNA), Hilb Rogal and Hamilton (HRH), Home Holdings, Inc. (HHI), Marsh & McLennan (MMC), Mutual Risk Management (MM), Poe & Brown, Inc. (POBR), St. Paul Co. Companies (SPC), Victoria Financial, Inc. (VICF), Transatlantic Holdings, Inc. (TRH), Underwriters Financial Group (UFG), Willis Corroon Group (WCG). Roney & Co. chose to use the following four ratios because of the availability of such information and the fact that these ratios are commonly used in valuations. The four ratios are the (i) 1994 price earnings ratio (Stock Price/Earnings per share); (ii) the estimated 1995 price earnings ratio; (iii) the price to book ratio (Stock Price/BookValue per share) ( "Book Value" being defined as total shareholders' equity divided by total shares outstanding); and (iv) the Market Capitalization to Net Revenue Ratio (Market Capitalization/Last 12 months Net Revenue), with Market Capitalization being defined as stock price times total shares outstanding. On the average the 1994 price-earnings ratio for the group was 16.5 and the estimated 1995 price earnings ratio was 13.5. On March 31, 1995, prior to the offer, the Company's Common Stock closed on the American Stock Exchange at $4.53 which, based on 1994 earnings of $.57 per share and 1995 expected earnings of $.65 per share implied a 1994 price earnings ratio of 7.89 and a 1995 price earnings ratio of 6.92. Roney & Co. then noted the proposed offer of $8.20 results in an implied 1994 price earnings ratio of 14.3 and a 1995 price earnings ratio of 12.6. Roney & Co. then applied the comparables group of companies' average multiples of 16.5 and 13.5 for 1994 and 1995 to the Company's earnings and a value of $8.58 per share was derived based on the 1994 comparables group average multiple and a value of $8.78 was derived based on the estimated 1995 average group multiple.

     The average stock price-to-book ratio for the group was 2.7 and the average market capitalization (stock price times shares outstanding) to net revenue was
1.47. The March 31, 1995 closing price of the Company's Common Stock was $4.53 which based on a book value of $1.89 implied a price-to-book ratio of 2.38. Based on the proposed offer of $8.20, Roney & Co. calculated an implied price-to-book ratio of 4.34. Roney & Co. then applied the comparable group's average price-to-book ratio of 2.7 to the Company's book value of $1.89 and a value of $5.12 per share was calculated.

     In calculating the market-capitalization-to-net revenue ratio, based on the $4.53 stock price on March 31, 1995 prior to the offer, with approximately 3,440,000 shares outstanding and net revenue over the last 12 months of $28,596,000, Roney & Co. found that the Company was trading at a ratio of .55. Based on the proposed offer of $8.20 for each share of the Company, Roney & Co. implied a ratio of .90. Roney & Co. then applied the group's average market-capitalization-to-net revenue ratio to the Company's net revenue of $28,596,000 and calculated an implied value of $12.24 per share. Roney & Co. also noted however that the other companies which were included within the group that was being compared consisted primarily of retail insurance brokerage operations as opposed to wholesale operations which comprise the operations of the Company. Roney & Co. noted such retail brokerage operations enjoy higher renewal of insurance business than do wholesale operations and one would expect the value of their revenue stream to produce a higher implied value than a wholesale operation.

     On the basis of the foregoing, Roney & Co. concluded that prior to the proposed offer the Company's stock was trading at a discount to the group based on all four ratios. This discount was partially explained due to the following factors: the Company's small net revenue base, small market capitalization, lack of trading and lack of research coverage relative to the group. Roney & Co. did not give more or less weight to any of the four ratios used in the comparison with selected companies. Roney & Co. concluded that the $8.20 offer was within the acceptable range of values when using the comparisons with selected companies calculations.

  Analysis of Recent Mergers and Acquisitions

     Roney & Co. analyzed certain other mergers and acquisitions in the Standard Industrial Classification (SIC) code in which the Company operates, 6411. Roney & Co. used a sample of 12 U.S. target companies within the 6411 SIC code that completed transactions between July 31, 1989 and March 1, 1995. The
(Target/ Buyers) were: Kendall Insurance Inc./ Corroon & Black Corp.; Adjustco Inc./ Preferred Health Care Ltd.; Brown & Brown Inc./ Poe & Associates Inc.; Celina Financial Corp./ National Mutual Insurance Co.; Madison Capital
Inc./ Citation Insurance Group; Woodsmall Cos./ Arthur J. Gallagher & Co.; Equivest Finance Inc./ Atlantic Investment Partners; Allegiance Insurance
Co./ Horace Mann Educators Corp.; Gen Insurance Co. (Gen Holding)/ Intergroup Healthcare Corp.; Equivest Finance (Atlantic)/ Investor group; Health Enterprises Inc./ Coastal Healthcare Group Inc.; Bankers Financial Corp./ Miners National Bancorp. The average price-to-book ratio for the group was 4.96 and the average total value of the offer to net revenues for the group was 1.31. Based on the $8.20 proposed offer, Roney & Co. calculated an implied price to book value of 4.34. Roney & Co. then applied the group average of 4.96 to the Company's book value of $1.89 and calculated a value of $9.37 per share. With regard to the total net value of the offer to net revenue ratio, based on the $8.20 proposed offer, Roney & Co. implied a ratio of .99. Roney & Co. then applied the 1.31 group average to the Company's last 12 months of net revenue of $28,596,000 and estimated an implied value of $10.79 per share. Again, Roney & Co. mentioned the difference between retail and wholesale revenue streams and the higher implied values normally given the former.

     Roney & Co. also consulted other industry sources which regularly issue reports and analyses concerning the insurance industry. These sources revealed that in 1994, transactions in the insurance brokerage industry were completed with an average total value of the offer to net revenue multiple of 1.20. Based on the $8.20 proposed offer and Company net revenues not including contingent commissions received over the last 12 months' of $28,596,000 this would imply a ratio of .99. That is, the cash to be paid in the proposed merger is approximately 1 times the then last 12 months revenue (not including contingent commissions which can vary dramatically from year to year) at March 31, 1995. If contingent commissions were included the ratio of value to the offer to total LTM net revenue would be .93. The sources also highlighted Hilb, Rogal and Hamilton as an active company in the insurance brokerage acquisition area. Roney & Co. found that, on the average, Hilb, Rogal and Hamilton reports paying 6 times operating income for its acquisitions. Roney & Co. then applied a "6 times operating income" formula to the Company's operating income and estimated that if one were to pay 6 times operating income for the Company, they would pay $4.93 per share ($2,822,600 operating income multiplied by 6 and divided by 3,435,347 shares outstanding). Based on the $8.20 offer and operating income of the Company (before income taxes) over the last 12 months of $2,822,600, Roney & Co. determined AJK was paying 10.02 times operating income.

     Roney & Co. also analyzed seven acquisitions that the Company itself had completed from December 1991 through March 1995. These acquisitions included Floyd West & Co.; RKS Corp.; Howard James Co.; A&H Cleveland; A&H Atlanta (CA); McLaughlin Agency; Illinois R. B. Jones. Based on these transactions, the consideration paid by the Company itself in its prior acquisitions reflect an average total value to net revenue of .77. Based on the $8.20 proposed offer and net revenue for the Company over the last twelve months of $28,596,000 this implied a ratio of .99 that AJK would be paying for the Company. Roney & Co. then applied the .77 times net revenue to the Company's net revenue and estimated an implied value of $6.37 per share. That is, if AJK were employing the Company's own average acquisition methodology, the acquisition price for the Company would be approximately $6.37 per share.

     On the basis of the foregoing, Roney & Co. concluded that whether looked at either as .93 or .99 of net revenues, the proposed offer is still at a premium to the average .77 times net revenue figure the Company itself paid on average for its recent acquisitions. When the other ratios were considered, including those found in analyzing recent mergers and acquisitions within the 6411 SIC code, those found using the industry sources and the Hilb, Rogal and Hamilton reported information, Roney & Co. concluded the $8.20 per share offer by AJK was fair from a financial point of view.

  Discounted Cash Flow Analysis

     A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a corporate entity by capitalizing the estimated future earnings and calculating the estimated free cash flows of such corporate entity and discounting such aggregated results back to the present. Roney & Co. performed three different discounted cash flow calculations. Using the projections of future performance as described below Roney & Co. calculated the estimated "free cash flow" based on projected unleveraged net income before interest and taxes as adjusted for depreciation and amortization and projected capital expenditures. The first calculation, based upon the Slow Growth scenario, used a sales growth rate of 9% in 1995 and 10% every year thereafter. Commissions paid (commissions paid other agents) were held at Company historical levels of 43.5%, operating expenses were held at 51.5% (the historical average), taxes were held at the historical 45% level and the discount rate used was 15% (this discount rate represents Roney & Co.'s estimate of the weighted average cost of capital to the Company). This scenario produced a value of $5.14 per share. The "Company Projections" scenario employed the Company's own projections dated February 27, 1995 which included revenue growth rates of 9% in 1995 and 15% thereafter. Those projections presumed commissions paid other agents were held at historical levels and operating expenses dropped steadily from 50.4% in 1994 to 47.6% in 1999, bonuses were added to the expense line, taxes were held at 45% and the discount rate used was 15%. The "Company Projections" scenario produced a value of $7.35 per share. The third, "Most Optimistic", scenario employed the Company projections as well as included a number of cost reductions in the operation that Roney & Co. estimated an industry buyer might use in its analysis including reduced executive overhead and branch closings or consolidations. This last scenario used the same 15% discount rate and produced a value of $9.35 per share. The average of the three scenarios produced an implied value of $7.28.

     On the basis of the foregoing, Roney & Co. concluded that using the discounted cash flow approach the $8.20 per share proposed offer was a slight premium to the $7.35 per share value that was calculated using the Company's own five year forecast. When analyzing the outcome of the slow growth scenario the $8.20 proposed offer is a substantial premium, and when analyzing the most optimistic scenario the $8.20 proposed offer is at a discount. Taking into account the three scenarios, Roney & Co. concluded the proposed offer of $8.20 per share was within the acceptable range of values when using the discounted cash flow analysis.

     None of the above analyses performed by Roney & Co. was assigned a greater significance than any other.

     The following tables present condensed information from Roney & Co.'s three different discounted cash flow calculations. Each table is qualified by the fact that they are based upon Company projections (see "-- Certain Company Financial Projections," hereinafter) and the assumptions as described above. Projections for future performance, such as set forth in the tables below, are inherently subject to many uncertainties and contingencies, all of which are difficult to predict and beyond the control of any investment banker and neither Roney & Co. nor the Company nor AJK assumes responsibility for the accuracy of the projections. Accordingly, there can be no assurance the projections and tables will be realized under any scenario or that in fact that some other scenario not predicted will occur. These various tables were not prepared with a view towards complying with the rules of the Commission with respect to preparation or disclosure of projections or forecasts nor were they prepared with a view to public disclosure. They were prepared by Roney & Co. as simply part of its overall analysis of the fairness of AJK's offer to Company shareholders from a financial point of view.

                             "SLOW GROWTH" SCENARIO

                                                   1995       1996       1997       1998       1999
                                                  -------    -------    -------    -------    -------
Revenue(1).....................................   $57,076    $62,783    $69,062    $75,968    $83,564
Operating Income...............................     3,415      3,571      3,630      3,935      4,297
Other Income(2)................................       259        355        408        490        578
Net Income(3)..................................     1,664      1,870      2,066      2,296      2,547
Income Per Share(4)............................   $   .48    $  0.54    $   .60    $   .67    $   .74
Cash Flow(5)...................................   $ 2,202    $ 2,095    $ 1,849    $ 1,953    $ 2,107
                                                  -------    -------    -------    -------    -------

                         "COMPANY PROJECTIONS" SCENARIO

                                                   1995       1996       1997       1998       1999
                                                  -------    -------    -------    -------    -------
Revenue(1).....................................   $56,871    $65,200    $74,667    $85,555    $98,077
Operating Income...............................     4,113      4,927      5,766      6,371      7,092
Other Income(2)................................       600        690        794        913      1,049
Net Income(3)..................................     2,241      2,808      3,467      3,883      4,360
Income Per Share(4)............................   $   .65    $   .82    $  1.01    $  1.13    $  1.27
Cash Flow(5)...................................   $ 2,435    $ 2,635    $ 2,844    $ 3,047    $ 3,318
                                                  -------    -------    -------    -------    -------

                           "MOST OPTIMISTIC" SCENARIO

                                                   1995       1996       1997       1998       1999
                                                  -------    -------    -------    -------    -------
Revenue(1).....................................   $56,871    $65,200    $74,667    $85,555    $98,077
Operating Income...............................     5,919      6,600      7,557      8,228      9,023
Other Income(2)................................       600        690        794        913      1,049
Net Income(3)..................................     3,243      3,770      4,461      4,913      5,432
Income Per Share(4)............................   $   .94    $  1.10    $  1.30    $  1.43    $  1.58
Cash Flow(5)...................................   $ 3,437    $ 3,597    $ 3,838    $ 4,078    $ 4,390
                                                  -------    -------    -------    -------    -------

-------------------------
(1) Includes projected Commissions and Fees and Contingent Income
(2) Includes Interest and Dividend Income
(3) Net Income after taxes
(4) Roney & Co. based upon 3,435,114 shares outstanding (after 1995 stock dividends)
(5) Cash flow from operations before "Other Income".

  Leveraged Buyout Analysis

     A Leveraged Buyout (LBO) analysis was also performed by Roney & Co. to determine if a "financial buyer" (e.g., a non-industry buyer) would find the assets of the Company sufficiently leverageable in such a transaction to exceed AJK's offer. An LBO model is a secondary model used in corporate valuations and therefore given less weight than primary valuation indicators. Roney & Co. prepared an LBO model and found that there were not sufficient assets of the Company to leverage for a financial buyer to be enticed into a transaction that could result in an above market rate of return which financial buyers usually demand, especially if one were attempting to finance an offer that would exceed the $8.20 per share price.

  Conclusion

     Based upon all of the foregoing various analyses and comparisons, Roney & Co. concluded that the value represented by the offer by AJK of $8.20 per share was fair, from a financial point of view, to the shareholders of the Company.

  Other Factors for Shareholders to Consider

     Although the material analyses performed by Roney & Co. in rendering its opinion have been summarized above, that summary does not purport to be a complete description of the analyses performed by Roney & Co. Its analyses and the summary set forth above must be considered as a whole. Selecting portions of Roney & Co.'s analyses or even a particular method of analyses of the ones that were employed, without considering all factors and the differing analyses, may create an incomplete view of the process by which Roney & Co. reached its opinion. In addition Roney & Co. gave no one particular analysis more or less weight than other analyses, nor did Roney & Co. deem various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Roney & Co.'s view of the actual value of the Company. Roney & Co. had indicated to the Company that the preparation of a fairness opinion is to a large degree judgmental and is not necessarily susceptible to partial analysis or summary.

     In performing its analysis, Roney & Co. made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Roney & Co. used in its analyses various projections of future performance based on assumptions deemed reasonable by Company management. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analysis. No one analysis, nor any set of analyses, performed by Roney & Co. is necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. All such analyses were prepared solely as part of Roney & Co.'s analysis of the fairness, from a financial point of view, of the consideration to be received by Company shareholders. The analysis does not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     Roney & Co.'s fairness opinion does not address relative merits of the Merger Agreement as compared to any alternative business strategy that might exist for the Company or the effect of any other business combinations in which the Company might engage. In addition as described above, Roney & Co.'s opinion to the Company's Board of Directors was only one of many factors taken into consideration by the Board in its decision to approve the Merger Agreement and the Merger.

     For Roney & Co.'s services in connection with the rendering of its opinions, the Company has paid Roney & Co. $40,000. The Company also agreed to reimburse Roney & Co. for reasonable out-out-pocket expenses, including reasonable fees and expenses of legal counsel, and has agreed to indemnify Roney & Co. against certain expenses and liabilities incurred in connection with its engagement, including liabilities under federal securities laws.

     Roney & Co. may, in the ordinary course of its business, trade securities of the Company for its own account or for the accounts of customers and thus may hold long or short positions in such securities at any time (it presently holds 935 shares for customers). Although there exist no present plans to do so, Roney & Co. may in the future be considered by the Company to provide investment banking and securities brokerage services. These relationships are considered by the Company to be in the ordinary course of business and to be immaterial to Roney & Co.'s engagement as described herein.

ANALYSES PERFORMED BY ALAN J. KAUFMAN'S FINANCIAL ADVISOR

     In February, 1995, Alan J. Kaufman engaged Coopers & Lybrand, L.L.P. ("C&L"), through its Midwest Corporate Finance Group, as his financial advisor to perform certain due diligence with respect to the Company, and to provide financial data and analyses to assist him in determining whether to submit a proposal to acquire the Company. C&L was also retained to assist Alan J. Kaufman in structuring, and securing appropriate financing for, any such contemplated acquisition. C&L was engaged by Alan J. Kaufman after he had interviewed C&L and several other possible financial advisors. C&L had no relationship with Alan J. Kaufman prior to its retention as financial advisor. C&L was chosen on the basis of its qualifications, ability, experience, reputation and its familiarity with the insurance industry and no limitations were imposed on C&L with respect to its work pursuant to its engagement. C&L executed a confidentiality letter with the Company and was given access to whatever data and records it requested.

     C&L prepared a market multiple analysis for Alan J. Kaufman by comparing certain current selected financial ratios of the Company with those of 13 other publicly-traded companies. Although none of the publicly-traded companies was involved entirely in the same business as the Company, each had business interests in the insurance brokerage industry or other insurance-related industries that C&L concluded would allow them to be appropriate for comparison purposes. The comparable list consisted of (company/ ticker symbol); Acordia Inc
(ACO); Alexander & Alexander (AAL); AON Corp (AOC); Berkley (WR) Corp (BKLY); Baldwin & Lyons-CLB (BWLNB); Continental Corp (CIC); Hallmark Finl Svcs Inc (HAF.EC); HILB Rogal & Hamilton Co (HRH); Homeowners Group Inc (HOMG); Markel Corp (MAKL); Poe & Brown Inc (POBR); St. Paul Cos (SPC) Universal Hldg Corp
(UHCO). C&L chose to use the following five ratios because of the availability of such information and the fact that these ratios are commonly used in financial analyses: total capitalization/ revenues; total capitalization/ earnings before interest and taxes; total capitalization/ earnings before interest, taxes, depreciation and amortization; market capitalization/ earnings; and market capitalization/ book value. For these purposes, market capitalization was deemed to be stock price times total shares outstanding; total capitalization was deemed to be market capitalization plus longterm indebtedness; and revenues consisted of gross revenues (i.e., commissions and fees including any contingent income) before deductions for cost of commission and fees.

     The ranges for each of the ratios for the 13 public companies were very expansive and C&L accordingly excluded in each category the two highest and two lowest values in order to arrive at more meaningful ranges. C&L then took the range for each financial ratio at its low end, midpoint and high end and applied such ranges to comparable numbers of the Company for 1994 to arrive at implied equity values for the Company. Using the midpoint range, this market multiple analysis illustrated the following implied equity values for the Company based on the following ratios: market capitalization/ book value -- $10,490,000; market capitalization/ earnings -- $19,970,000; total capitalization/ earnings before interest and taxes -- $22,240,000; total capitalization/ earnings before interest, taxes, depreciation and amortization -- $28,950,000; and total capitalization/ revenues -- $47,590,000. The average of the five ratios showed an implied equity value for the Company of $25,848,000 (approximately $7.51 per share) based on the midpoint range. If the highest ratio (total capitalization/ revenues) were eliminated, the average of the four other financial ratios would demonstrate an implied equity value for the Company of $20,412,000 ($5.93 per share) at the midpoint range. If the lowest ratio (market capitalization/ book value) were eliminated, the average of the four other financial ratios would demonstrate at midpoint range an implied equity value of $29,690,000 ($8.63 per share).

     C&L's work consisted of the market multiple analysis described above. It did not submit any report, opinion or appraisal and made no recommendation as to the fairness of the proposed transaction. Alan J. Kaufman reviewed the market multiple analysis prepared by C&L. The proposal of $8.00 per share in cash for each share of outstanding stock of the Company made on May 2, 1995 (subsequently increased to $8.20 per share) took into consideration the information contained in the market multiple analysis, as well as the current and historical market prices for the Company's Common Stock, his own experience and knowledge of the insurance industry and his overall evaluation of the value of the Company.

     Alan J. Kaufman, AJK and Acquisition believe that based upon C&L's analysis, which was given significant weight, and among other factors considered significant, including the premium to be paid shareholders and its substantial excess over book value, the lower historical stock exchange market prices that had prevailed for several years prior to the offer, the Company's projections and based upon knowledge of what the Company had itself paid to make its own prior acquisitions, the transaction is fair from a financial point of view to Company shareholders.

DISSENTERS' RIGHTS

     Under Michigan law, rights to demand an appraisal process supervised by a county circuit court are unavailable if the shares concerned are listed on the New York or American Stock Exchange. The Common Stock is listed on the American Stock Exchange. Such dissenters' rights are also unavailable under Michigan law in "cash merger" transactions such as the Merger proposal to be voted upon. However, certain principles of state corporation law relating to substantive or procedural fairness may apply when shareholders no longer have an equity interest in a corporation as a result of a merger or acquisition. It is possible that a holder of Common Stock could pursue other judicial remedies if the holder believes directors of the Company have breached their fiduciary duty to shareholders. See "-- Certain Litigation."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The aggregate amount of cash to be paid to the Company's shareholders pursuant to the terms of the Merger is approximately $28,337,653, which includes payment for 3,440,558 shares outstanding as of the Record Date (4,234 of which were issued as of June 30, 1995 by the Company for $7.69 each pursuant to an Employees Stock Purchase Plan which has now been terminated), the difference between the exercise price of $4.96 for 24,200 unexercised stock options, 6,050 held by each of four Board members (two of whom comprise the Special Committee) and the $8.20 cash merger price; and 8,470 unexercised stock options held by branch managers or assistant branch managers exercisable at $2.69 per share who will also receive the difference between their exercise price and the $8.20 cash merger price. For a listing of the shareholdings and options of the Company's directors and executive officers, see "COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     It is anticipated that the officers and Directors of the Company will continue to serve in such functions for the Company following the Merger. Alan
J. Kaufman will serve as President and the sole director of AJK. Herbert W. Kaufman, President and Director, and Gerald W. Horton, Senior Vice President, will continue as officers of the Company after the Merger under their existing employment agreements amended only to provide that the amortization of any indebtedness in connection with the proposed Merger will not reduce bonuses or profit sharing contributions provided for in such agreements. Herbert W. Kaufman's employment agreement provides that upon his retirement he is also to serve as a consultant to the Company for seven years. Other senior officers including Gerald A. Wesolowski, Chief Financial Officer, and Brooke Bothe, Corporate Secretary, George F. Allen, Senior Vice President of Burns & Wilcox, Ltd., and David Price, Vice President of Burns & Wilcox, Ltd., will also continue their employment and compensation arrangements with the Company, and bonus arrangements, where existing, will also be amended to provide that the amortization of indebtedness incurred to effectuate the Merger will not affect their compensation and bonuses.

     In addition, Alan J. Kaufman and Herbert W. Kaufman own approximately 50% and 6%, respectively, of the equity interest of a partnership that leases the headquarters' property to the Company. The lease, which has a term expiring December 31, 2000 provides for payments by the Company of approximately $259,000, $279,000, $296,000, $308,000 and $318,000 per year (1995-1999), in addition to certain prorated costs attributable to property taxes and operating costs of the building above a 1994 base. The lease will continue in effect following the Merger.

     At December 31, 1994, the Company had a $697,663 receivable from an irrevocable trust established by Herbert W. Kaufman, in which his children are the primary beneficiaries. This amount represents the payment of premiums on a split-dollar life insurance arrangement. The Company has a security interest in the policy to the extent of the premiums advanced. The balance of such receivable at December 31, 1993 was $614,029. The Company intends to continue this arrangement after the Merger.

     Neal F. Zalenko, a director, is a certified public accountant. Although his firm, Zalenko and Associates, P.C., does not perform the audit of the Company's consolidated financial statements, he is paid to perform advisory and consulting services. The Company plans to continue this arrangement. For the year ended December 31, 1994, the Company incurred fees of $20,041 for Zalenko and Associates, P.C.

     Alan J. Kaufman is a principal in the law firm of Kaufman and Payton, P.C. His firm performs various legal services for the Company. The Company expects to continue to retain such firm on a regular basis. For the year ended December 31, 1994, the Company incurred fees of $111,060 for Kaufman and Payton, P.C.

     On November 13, 1995, Herbert W. Kaufman transferred 878,705 shares, representing 25.5% of the Company's Common Stock to Lillian Kaufman, his former wife, in satisfaction of the November, 1985 Judgment of Divorce. See "Common Stock Ownership of Certain Beneficial Owners and Management." Lillian Kaufman, the mother of Alan J. Kaufman, and at the Record Date the beneficial owner of such 25.5% of the Common Stock, orally agreed in August, 1995, subject to her own independent counsel's review of an acceptable form of a subordinated note (which occurred in September 1995), to loan AJK $4,000,000 (which represents approximately 80% of the after-tax proceeds she will receive upon the consummation of the Merger) and she will receive in return a 9%, 10 year unsecured subordinated note. See "THE MERGER AGREEMENT -- Financing the
Transaction: Sources and Amounts of Funds."

     It is also anticipated that the business of the Company after the Merger will be conducted in essentially the same manner as it is presently conducted. Neither the management of the Company nor continuing members of the Board of Directors of the Company have any present plans to purchase or sell any material assets prior to or subsequent to the Merger, other than in the ordinary course of business.

CERTAIN EFFECTS OF THE MERGER

     Upon consummation of the Merger, each share of Common Stock will be converted into the right to receive the Merger Consideration. Acquisition will merge with and into the Company, with the Company becoming a wholly owned subsidiary of AJK. As a result, the present holders of the Common Stock will cease to have any ownership interest in the Company or rights as stockholders and will cease to participate in the Company's future earnings and growth in value of the Company, if any. Similarly, such shareholders will not face the risk of any decline in the value of the Company after the Merger. Any and all appreciation or depreciation in the value of the Company will be borne solely by AJK, controlled by Alan J. Kaufman. The Merger will be a taxable transaction to the holders of the Common Stock including Herbert W. Kaufman for federal income tax purposes and may be taxable for state, local, foreign and other tax purposes. The Company shareholders may incur a taxable gain for federal income tax purposes as a result of the receipt of cash in exchange for Common Stock if their basis in the Common Stock is less than $8.20 per share. See "-- Certain Federal Income Tax Consequences of the Merger."

     It is expected that the Merger between Acquisition, the subsidiary controlled by AJK, whose sole shareholder is Alan J. Kaufman, and the Company itself will qualify as a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code and that neither the Company, Alan J. Kaufman, Acquisition nor AJK will incur any federal income tax as a result of the Merger. However, as indicated previously, shareholders of the Company receiving $8.20 per share will have taxable gains.

     The beneficial ownership of the equity interest of Alan J. Kaufman will increase from less than 1% to 100% as a result of the Merger. Mr. Kaufman's percentage ownership in the Company's net book value and net earnings will change correspondingly upon consummation of the Merger (the Company, after the Merger, becoming a subsidiary of AJK). At the same time, however, the cash payments to be paid from the Company's funds in the Merger may decrease the Company's net book value and the interest due on the debt incurred to effectuate the Merger will likely decrease future net earnings. See "THE MERGER AGREEMENT -- Financing the Transaction: Sources and Amounts of Funds."

     After the Merger is consummated, the Company will file a certification with the Securities and Exchange Commission that it is owned by less than 300 persons and request termination of registration of its Common Stock. The Company's obligation to file reports with the SEC, such as annual and quarterly reports and proxy statements, will terminate immediately upon filing of the certification. Its registration will be terminated within 90 days after such filing. Such termination will mean that the Company will no longer be obligated to hold annual or special shareholder meetings for which proxies must be solicited pursuant to a proxy statement, to print and to distribute to shareholders annual or quarterly reports or proxy statements, to maintain a transfer agent for its Common Stock, or to retain counsel or accountants to assist in the preparation of any of the above reports or statements.

TAX WITHHOLDING

     The Company will have the obligation to deduct and withhold from the Merger Consideration payable to a holder of Common Stock such amounts as it is required to deduct and withhold with respect to the payment under applicable tax law. The Letter of Transmittal each shareholder will receive after the Special Meeting will, among other instructions, address the issue of what information is required to prevent tax withholding for any particular shareholder (the shareholder will be required to supply certain information to avoid tax withholding, e.g., his/her social security number).

CERTAIN LITIGATION

     On June 16, 1995, a lawsuit was commenced in the Circuit Court for the County of Oakland, Michigan, Case No. 95-499008-CZ, relating to the proposed merger and naming as defendants the Company, each of its Directors and AJK and Acquisition. The plaintiff is Richard N. Frank, and he purports to represent a class which includes shareholders of the Company other than the defendants. The complaint sets forth general allegations that, among others, the Directors breached their fiduciary duties to the shareholders by "grossly" undervaluing the Company and its shares, by failing to obtain a fair price and that Herbert
W. Kaufman and Alan J. Kaufman agreed to set a low per share buyout price and that each defendant aided and abetted the other in such attempt. The principal relief sought is a declaration as a class action and recovery of damages in an unspecified amount against all defendants, including attorney fees and all costs. The Company does not anticipate that this lawsuit will affect the consummation of the Merger and filed its answer to the lawsuit on July 7, 1995 denying the plaintiff's allegations. On November 8, 1995, pursuant to the Company's Motion to Dismiss based upon the alleged prematurity of the Plaintiff's filing before the Merger has even occurred, the Circuit Court dismissed Plaintiff's action without prejudice to refile should the Merger be consummated. The Company intends to continue to contest the suit vigorously should Plaintiff refile its lawsuit.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The receipt of the Merger Consideration by a shareholder in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code (the "Code"), and may also be a taxable transaction under applicable state, local, foreign and other tax laws.

     In general, a shareholder will recognize gain or loss equal to the difference between the tax basis for the shares of Common Stock held by such shareholder and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if the shares of Common Stock are capital assets in the hands of the shareholder and will be long-term capital gain or loss if the holding period for the Common Stock is more than one year. Long-term capital gains recognized in 1995 by shareholders who are individuals are taxable at a maximum rate of 28% (as compared with a maximum rate of 39.6% on ordinary income). Corporations generally are subject to tax at a maximum rate of 35% on both capital gains and ordinary income. The distinction between capital gain and ordinary income may be relevant for certain other purposes, including the taxpayer's ability to utilize capital loss carryovers to offset any gain recognized.

     The foregoing discussion may not be applicable to shareholders who acquired their shares of Common Stock pursuant to the exercise of stock options or other compensation arrangements or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Code.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING TAX LAW AS OF THE DATE OF THIS PROXY STATEMENT, WHICH MAY DIFFER ON THE DATE OF THE CONSUMMATION OF THE MERGER OR AT THE EFFECTIVE TIME. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

PLANS FOR COMPANY IF MERGER NOT CONSUMMATED

     As consummation of the Merger is subject to fulfillment and satisfaction of certain covenants and conditions, including AJK having sufficient funds to pay the Merger Consideration and the Company obtaining shareholder approval of the Merger, there can be no assurance that the Merger will be consummated. If the Merger is not consummated, the Company currently plans to continue its existing operations and to evaluate its strategic alternatives.

CERTAIN COMPANY FINANCIAL PROJECTIONS

     The Company does not as a matter of course make public projections of future operations. However, for the purposes of C&L's analyses on behalf of Alan Kaufman, and to provide Roney & Co. projections of future performance to assist in evaluating and analyzing the offer and to prepare its discounted cash flow analyses concerning the merger, the Company provided both C&L and Roney & Co. with the same five year projections dated February 27, 1995 (the "February 27 Projections"), which were based on the assumptions set forth below. The February 27 Projections were prepared by the Company for use by C&L and Roney & Co. and for the Special Committee in connection with their review of the proposed transactions and not with a view to public disclosure. Projections of this type have been prepared for management's own review over the last several years. These projections are internal forecasts of the Company's operational and financial officers without audit or review by the Company's independent auditors and they were not prepared with a view to public disclosure. These forecasts were provided to C&L and Roney & Co. with the understanding that they are the Company's best approximations based on management's experience and best analysis of future trends and they were told the Company made no representation as to their accuracy or reliability.

     The February 27 Projections are based on the following assumptions: (i) the December 31, 1994 income statement's actual results represent the starting figures off which comparisons and forecasts are based for the purposes of the projections; (ii) gross premiums (the total of premiums collected on behalf of insurance carriers and from which the Company's commissions are derived) were assumed to increase 9% in 1995 based upon projections of the Company's branch managers and adjusted to reflect management's expectations when compared to 1994 actual results, and 15% for each of the next four years over its immediately preceding prior year; (iii) the projections were prepared in constant dollars and assume zero inflation; (iv) the percentage of commissions and fees paid agents will remain constant over the projection period; (v) there will be no unusual or extraordinary costs or expenses during the projection periods; (vi) debt will be amortized in accordance with existing schedules; (vii) new fixed asset(s) are depreciated over the respective assets' estimated useful lives from 3 to 10 years using accelerated methods permitted for financial and tax reporting; (viii) gross premium growth will be accomplished through increased sales volume from existing offices as the result of increased marketing efforts and a "hardening" of the market in 1996 through 1999 (that is, the acceptance by insureds of increasing prices for the same coverages provided currently at lower prices); (ix) leases that expire during the five year projections period renew at the anticipated increased rental rate; (x) divisional operating expenses are assumed to decrease as a percentage of total income each year in 1996 and 1997 by one percent as a result of increased efficiencies realized through computerization of underwriting and clerical functions at the Company's branch offices and then are to remain constant at that lower level resulting in overall total operating expense decreasing from its actual level of 50.4% of revenue in 1994 to 47.7% in 1997 through 1999; (xi) contingent income is assumed to remain constant in fixed dollars throughout the projections periods; (xii) other income, principally interest and dividend income, is assumed to remain at approximately one percent of total income; (xiii) taxes on income are assumed to remain at a constant 45% of pre-tax income; and (xiv) the projections for the five year period (1995 to 1999) have been prepared, taking into consideration the historical results and trends of the Company, as adjusted for known changes in the year ended December 31, 1994, and with the assumptions indicated above.

     Although the Company believes its projections are reasonable, it assumes no responsibility for the accuracy of the projections, and the projections should not be regarded as an indication that the Company, the Special Committee, the Board, AJK, Acquisition or Roney & Co. consider them an accurate prediction. Projections for future performance, such as these set forth below, are inherently subject to uncertainties and contingencies, all of which are difficult to predict and many of which are beyond control of the Company or any other company preparing forecasts. Assumptions concerning a "hardening" of the markets (a competitive environment in which insurance companies are able to charge increased premiums) are based upon the historical fact that the market has been "soft" for in excess of at least the last five years (very competitive conditions keeping premiums for insurance coverage relatively lower than they had been in prior years). Whether such prices do harden up is an assumption that could easily prove to be incorrect. Accordingly, there can be no assurance that the future results projected could be realized by the Company. These projections were not prepared with a view toward complying with the rules of the Commission with respect to the preparation or disclosure of projections or forecasts.

                       H.W. KAUFMAN FINANCIAL GROUP, INC.
                         5 YEAR PROJECTION (CONDENSED)

FEBRUARY 27, 1995

                                        1994                   1995                   1996                   1997
                                       ACTUAL               PROJECTED              PROJECTED              PROJECTED
                                    ------------           ------------           ------------           ------------
Percent of Prior Year..............       113.98%                109.00%                115.00%                115.00%
Gross Premium...................... $232,672,343           $253,606,297           $291,647,242           $335,394,328
Commissions and Fees(1)............ $ 50,530,594  100.00%  $ 54,886,075  100.00%  $ 63,118,986     100%  $ 72,586,834  100.00%
Cost of Commission & Fees.......... $ 22,745,536   45.01%  $ 24,731,841   45.06%  $ 28,441,617   45.06%  $ 32,707,860   45.06%
Gross Profit....................... $ 27,785,058   54.99%  $ 30,154,234   54.94%  $ 34,677,369   54.94%  $ 39,878,974   54.94%
Total Operating Expense(2)......... $ 25,488,327   50.44%  $ 27,262,258   49.67%  $ 30,720,407   48.67%  $ 34,002,600   47.67%
Bonus Accrual...................... $  1,447,067    2.86%  $  1,439,400    2.59%  $  1,669,600    2.65%  $  1,906,900    2.63%
Other Income(1).................... $  2,370,855    4.69%  $  2,585,132    4.71%  $  2,771,369    4.39%  $  2,874,869    3.96%
Net Income(3)...................... $  1,767,519    3.50%  $  2,229,594    4.06%  $  2,782,302    4.41%  $  3,434,389    4.73%
Earnings Per Share................. $       0.57           $       0.72           $       0.89           $       1.10
Estimated Shares(4)................    3,115,000              3,115,000              3,115,000              3,115,000

                                         1998                   1999
                                      PROJECTED              PROJECTED
                                     ------------           ------------
Percent of Prior Year..............        115.00%                115.00%
Gross Premium......................  $385,703,477           $443,558,998
Commissions and Fees(1)............  $ 83,474,859  100.00%  $ 95,996,088  100.00%
Cost of Commission & Fees..........  $ 37,614,039   45.06%  $ 43,256,144   45.06%
Gross Profit.......................  $ 45,860,821   54.94%  $ 52,739,944   54.94%
Total Operating Expense(2).........  $ 39,792,990   47.67%  $ 45,761,938   47.67%
Bonus Accrual......................  $  2,066,700    2.48%  $  2,253,600    2.35%
Other Income(1)....................  $  2,993,894    3.59%  $  3,130,773    3.26%
Net Income(3)......................  $  3,847,264    4.61%  $  4,320,348    4.50%
Earnings Per Share.................  $       1.24           $       1.39
Estimated Shares(4)................     3,115,000              3,115,000

-------------------------
(1) Contingent fees and interest and dividend income are included in "Other Income."
(2) Not including Bonus Accruals
(3) Net income after taxes
(4) Based on shares outstanding prior to 1995 stock dividend

                              THE MERGER AGREEMENT

GENERAL

     Pursuant to the Merger Agreement, at the "Effective Time" (as defined in "Effective Time" below) of the Merger Agreement (i) Acquisition will be merged with and into the Company, which will be the surviving corporation in the Merger; (ii) each share, other than shares held by AJK, Acquisition, or by Company or any of its subsidiaries, will be converted into the right to receive $8.20 so that AJK, as parent of Acquisition, will become the sole shareholder of the Company; (iii) each share of capital stock of Acquisition will be converted into and become one fully paid and nonassessable share of Common Stock, par value $.0025 per share, of Company as the surviving corporation. In connection with the Merger, each outstanding stock option will entitle the holder to receive, for each share of Company Common Stock subject thereto, $8.20 in cash less the per share exercise price of each stock option.

EFFECTIVE TIME

     If the Merger Agreement is approved by the requisite vote of Company shareholders, and the other conditions to the Merger are satisfied or waived, the Merger will become effective upon the filing of a Certificate of Merger with the Department of Commerce, State of Michigan (the "Effective Time"). It is currently anticipated that the filing will be made as promptly as practicable after the Special Meeting and approval of the Merger by the shareholders of the Company. As indicated previously herein, Herbert W. Kaufman, who beneficially owns approximately 49% of the Company's stock, and Lillian Kaufman who beneficially owns approximately 25.5%, have advised the Company they presently intend to vote for the Merger. See "Covenants and Conditions."

EXCHANGE OF SHARES -- PAYMENT

     In order to receive the cash to which Company shareholders will be entitled at the Effective Time, each holder of a certificate or certificates theretofore representing shares of Company Common Stock will be required to properly surrender such certificates together with a duly executed and properly completed letter of transmittal and any other required documents, to Mellon Securities Trust Company, acting as the Paying Agent.

     The Paying Agent will send instructions to holders of shares with regard to the procedure for surrendering certificates in exchange for cash, together with a letter of transmittal to be used for this purpose, as soon as practicable after the Effective Time. Holders of shares should surrender certificates representing shares only with a letter of transmittal.

     Upon receipt of such certificate or certificates together with a duly executed and properly completed letter of transmittal, the Paying Agent will arrange for the issuance and delivery of a check in the amount of $8.20 to the person or persons entitled thereto for each share represented by such stock certificate or certificates.

     HOLDERS OF SHARES SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. PLEASE WAIT UNTIL YOU RECEIVE A FORM OF LETTER OF TRANSMITTAL AFTER THE SPECIAL MEETING.

REPRESENTATIONS AND WARRANTIES

     The Company. The Agreement contains certain representations and warranties by the Company relating to, among other things: (i) corporate organization, good standing, power, authority and similar matters; (ii) capitalization; (iii) the authorization, execution, delivery, performance and enforceability of the Agreement and the transactions contemplated thereby; (iv) the absence of any violation of its articles of incorporation, bylaws, applicable judgments, decrees, orders, statutes, or regulations, and certain contracts, agreements and obligations; (v) the delivery and content of certain reports and financial statements; (vi) the absence of certain liabilities and certain changes in its business; (vii) compliance with applicable laws and the possession of required licenses and permits; (viii) the absence of certain material litigation that could threaten or impede the Merger; (ix) employees and employee benefits including ERISA compliance; (x) transactions with affiliates; (xi) the filing of tax returns and payment of taxes; (xii) broker's, finder's and similar fees; (xiii) compliance with environmental laws;
(xiv) no agreements or commitments not made in the ordinary course of business;
(xv) no default under any material agreement or contract; (xvi) conduct of the business has been in the ordinary course of business; (xvii) no change or any event in its business or assets or results of operations which has had, or is likely to have, a material adverse effect; (xviii) the Board of Directors has taken such action as is necessary to render inapplicable to the merger State of Michigan takeover statutes; (xix) the vote required to effect the Merger; (xx) the Company has received the opinion of Roney & Co. that the Merger Consideration is fair to shareholders from a financial point of view.

     Acquisition and AJK. The Merger Agreement contains certain representations and warranties by Acquisition and AJK relating to, among other things: (i) corporate organization, good standing, power and authority and similar matters;
(ii) the authorization, execution, delivery and performance of the Agreement and the transactions contemplated thereby; (iii) broker's, finder's and similar fees; (iv) receipt of commitment from lending sources that funds will be available to pay the Merger Consideration; and (v) information supplied by Acquisition or AJK for inclusion in the Proxy Statement is correct and complete.

COVENANTS AND CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of the Company and AJK and Acquisition to consummate the Merger are subject to the following conditions, among others: (i) approval of the Merger Agreement by a majority of the shareholders of the Company entitled to vote; (ii) compliance with all statutory requirements for the valid consummation of the Merger, including the receipt of all required authorizations, consents and approvals of federal and state governmental agencies; (iii) no temporary restraining order, preliminary or permanent injunction or other order or decree shall be in effect preventing the consummation of the Merger; (iv) AJK and Acquisition shall have received the financing necessary to effectuate the Merger and to exchange and convert all outstanding shares into cash; (v) employment agreements with senior executives of the Company shall have been amended to provide that formulas for calculating bonus or profit sharing awards for such executives shall be determined exclusive of principal or interest paid or accrued on any indebtedness incurred by AJK or Company in connection with the Merger; and (vi) the representations and warranties of the other party to the Merger Agreement shall be true and correct in all material respects as of the Closing Date.

     Except for the shareholder approval required by applicable corporate law and compliance with all statutory requirements for the valid consummation of the Merger, any of the foregoing conditions may be waived at any time prior to the Merger by the parties to the Merger Agreement.

     The Company has agreed to conduct its business in the ordinary and usual course prior to the consummation of the Merger and to use its best efforts to cause the transactions contemplated by the Merger Agreement to be consummated.

  Other Covenants of the Company

     The Company has covenanted that it will not initiate or solicit discussions with, engage in negotiations with, or provide any non-public information to any person, entity or group involving the possible sale, transfer or joint venture of any part of the business, stock or assets of the Company to any person other than AJK, provided, however, that if, prior to receipt of Company shareholder approval of the Merger, the Board of Directors of the Company determines, based upon written advice of outside counsel, that its fiduciary duties under Michigan law so require, the Company may, in response to unsolicited requests, provide information concerning the Company and negotiate with any other entity or group concerning a superior proposal for a different transaction;

     Further, the Company has covenanted that until the Effective Time of the Merger, the Company and its subsidiaries:

          (i) will conduct its operations in the usual, regular and ordinary course consistent with past practice, will use its best efforts to preserve its business organization and goodwill and keep available the services of its officers and employees, and will maintain satisfactory relationships with persons having business relationships with it;

          (ii) will not enter into any new material line of business;

          (iii) will not change accounting policies except as required by law or generally accepted accounting principles;

          (iv) will not declare or pay any dividend or distribution on any shares of its capital stock other than the annual cash dividend declared in the first quarter of each fiscal year and will not adjust or split its capital stock or repurchase or redeem such stock;

          (v) with certain exceptions relating to existing employee stock plans, will not issue any additional shares of capital stock;

          (vi) will not amend its articles of incorporation or bylaws;

          (vii) will not incur or commit to any capital expenditure or other obligations in connection therewith, in excess of $1,000,000 individually or $2,000,000 in the aggregate;

          (viii) will not acquire or agree to acquire an equity interest in or a substantial portion of the assets of any other business or entity which exceeds $1,000,000 individually or $2,000,000 in the aggregate;

          (ix) will not make any investment except for transactions in the ordinary course of business consistent with the Company's practice of investing its cash in marketable equity and debt securities;

          (x) will not sell, lease or otherwise dispose of any material assets;

          (xi) will not incur any indebtedness for borrowed money or guarantee any such indebtedness except for permitted acquisitions;

          (xii) will not take any action that could be expected to, or result in any representation or warranty becoming untrue;

          (xiii) will not increase any compensation or amend any employment agreement with any of its officers, directors or employees, adopt any new employee benefit plan, or amend any existing employee benefit plan;

          (xiv) will file all required tax returns and pay all taxes due;

          (xv) will not settle, pay or discharge any claims or liabilities other than those in the ordinary course of business or as reflected or reserved in its most recent unaudited financial statements;

          (xvi) will not amend, modify or terminate any material contract, lease or agreement;

          (xvii) will confer on a regular basis with AJK, report on operational matters and advise of any changes or events having or which could have a material adverse effect on the Company or which could cause a material breach of any representation, warranty or covenant of the Company.

     Any of the foregoing covenants may also be waived at any time prior to the Merger.

FINANCING THE TRANSACTION: SOURCES AND AMOUNTS OF FUNDS

     The aggregate Merger Consideration of approximately $28,337,653 will be paid to the Company's shareholders from the following sources: NBD Bank ("NBD") has provided a loan commitment ("Loan Commitment") to AJK, Acquisition's parent company, to enter into a loan agreement to allow AJK to borrow up to $20,000,000 in connection with the Merger; Alan J. Kaufman, the sole shareholder of AJK, will be contributing $1,000,000 in equity to AJK; Lillian Kaufman, Alan J. Kaufman's mother (former wife of Herbert W. Kaufman), will loan $4,000,000 to AJK and will receive in exchange therefor Subordinated Notes from AJK; and the Company's funds would be utilized for payment of the balance of the Merger Consideration and expenses in connection with the Merger.

     The Loan Commitment requires that prior to NBD executing the loan documentation and providing such proceeds, there will be: the contribution of equity and subordinated debt to AJK as described above; no material adverse change, as determined by NBD in the condition (financial or otherwise), operations, assets or prospects of AJK, the Company, its Royal Budget Premium, Inc. subsidiary, or Alan J. Kaufman; and no material adverse change in any information provided NBD. AJK indicates it has met or will be able to meet all such conditions of the Loan Commitment. The actual loan arrangement pursuant to the Loan Commitment is contained in loan documentation which AJK and NBD have negotiated and substantially agreed to the form thereof and which AJK anticipates will be executed immediately following approval by the shareholders of the Merger.

     The following is a summary of the loan arrangement between NBD and AJK: the loan of $20,000,000 consists of a $5,000,000 Term Loan and a $15,000,000
Revolving Credit Facility; the Term Loan is to be repaid in 20 quarterly principal payments of $250,000, plus interest; the Revolving Credit Facility is due five years from the date of closing of the loan transaction, provided that the $15,000,000 Credit Facility is to be reduced to $14,000,000 by June 30, 1966, to $13,000,000 by June 30, 1997 and to $12,000,000 by June 30, 1998;
interest under both the Term Loan and Revolving Credit Facility is to be determined based upon various levels of total debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") and is established on levels above the prime rate of interest or applicable LIBOR margins (with initial pricing for the first 12 months following the Merger expected to be 250 basis points over LIBOR for the applicable LIBOR period); in addition, an annual facility fee is payable to NBD, generally at the level of 25 basis points; certain commitment fees, closing fees and expenses are payable to NBD aggregating $125,000; a success fee not to exceed $250,000 could be payable on the fifth anniversary of the loan agreement if AJK achieves certain financial objectives; Alan J. Kaufman is personally guaranteeing the loan in an amount of $750,000, subject to reduction when certain financial ratios are achieved; and all of Alan J. Kaufman's stock in the borrower, AJK, is pledged as collateral to secure all payments and other obligations under the loan arrangements with NBD.

     In addition, the loan documentation with NBD contains various representations and warranties and affirmative and negative covenants from AJK customary for loan agreements. The representations and warranties by AJK to NBD would relate to, among other items: corporate authority; validity of the loan documents; use of loan proceeds; correctness of financial statements; payment of taxes; no event of default under material contracts; solvency of corporate entities; pending litigation; and title to assets. The affirmative covenants would include, among other items: preservation of corporate existence; compliance with laws; maintenance of properties; furnishing of financial statements to NBD; and maintaining access to, and underwriting authority for, primary insurance markets. The negative covenants would include, among other items: AJK would not permit its EBITDA, its fixed charge coverage ratio, its interest coverage ratio, and its total funded debt to EBITDA ratio, to fall below specified amounts during each year of the term of the loan arrangement; liens could not be placed upon any property with certain exceptions; additional indebtedness could not be incurred with certain exceptions; restrictions would be imposed upon mergers, acquisitions, dispositions of assets, investments and dividends; no payments could be made upon the Subordinated Notes except as permitted in the subordination documents; and no significant changes in accounting principals and practices could be instituted. In the event of a default in any representation and warranty or any covenant, subject to grace periods for curing of the default in certain instances, NBD would then have the right to declare due and owing all the outstanding loan obligations and could enforce all rights and remedies available to it, including any rights pursuant to the guaranty from Alan J. Kaufman and the pledge of his stock in AJK. AJK anticipates it will be able to satisfy all the conditions and covenants.

     The following is a summary of the Subordinated Notes ($4,000,000): the Subordinated Notes will be fully subordinated to all obligations under the NBD loan described above; the Subordinated Notes will be unsecured (non-collateralized), are non-convertible and have no equity or other participation rights; interest is payable at the rate of 9% per annum and will be paid quarterly; interest only will be paid during the first five years, and principal (together with interest) will be payable in equal quarterly payments over the next five years; and the Subordinated Notes may be prepaid by AJK at any time without premium or penalty subject to prepayment restrictions under the NBD loan.

     AJK is in the process of completing the documentation for the NBD loan arrangement and for the Subordinated Notes. AJK has received no indication that the documentation will not be completed to accomplish the Merger. However, should financing not be obtained from NBD or pursuant to the Subordinated Notes, the Merger and the contemplated exchange and conversion will be abandoned, even if Company shareholder approval of the Merger has already been obtained.

     NBD has also committed to provide a $3,000,000 Line of Credit to provide financing for the premium finance business of Royal Premium Budget, Inc. a subsidiary of the Company engaged in financing insurance premiums. Repayment of all advances by NBD under that Line of Credit will be on a demand basis and subject to annual review by NBD. The advances would be secured by a security interest in the accounts receivable of Royal Premium Budget, Inc. Interest on the Line of Credit will be computed in the same manner as described above under the Term Loan and the Revolving Credit Facility.

AMENDMENT AND TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company, (i) by mutual written consent of AJK and the Company, upon the approval of the Board of the Company; (ii) by either AJK or the Company if the other party has materially breached any representations, warranties, covenants or obligations which remain uncured; (iii) by either AJK or the Company upon written notice to the other party: (1) if any governmental entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the Merger; or (2) if a closing shall not have occurred within 30 days after Company shareholder approval; (iv) by either AJK or Acquisition upon written notice to the Company:
(1) if, prior to the Company Special Shareholders Meeting, a takeover proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company (or the willingness of any person to make a takeover proposal is publicly disclosed or communicated to the Company) and (A) the Company shareholder approval is not obtained at the Company Special Shareholders Meeting, (B) the Company Special Shareholders Meeting does not occur prior to 150 days after the date of the Merger Agreement, or (C) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval or recommendation of the Merger or the Merger Agreement, or approved or recommended any other person's takeover proposal; or (2) if AJK shall not have available all the funds, including the financing, necessary to perform its obligations under the Merger Agreement, including consummating the Merger on the terms contemplated thereby; (v) by the Company if prior to the receipt of the Company shareholder approval, the Board of Directors of the Company, to the extent required by its fiduciary obligations, as determined in good faith by the Board of Directors based on the advice of outside counsel, decides to withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend any superior proposal, enter into an agreement with respect to such superior proposal or terminate the Merger Agreement, in each case at any time after the second business day following written notice to AJK that the Board of Directors of the Company has received a superior proposal and the Company has paid to AJK its fees and expenses in connection with the Merger proposal.

     The Merger Agreement may be amended at any time prior to the Effective Time, upon the authorization of the respective Boards of Directors of Acquisition and the Company, except that after the shareholders of the Company have approved the Merger Agreement, no amendment to the Merger Agreement will be made which by law requires the approval by shareholders, unless such actual further shareholder approval is then obtained.

EXPENSES

     All expenses of the Company incurred in connection with the proposed Merger will be borne by the Company whether or not the Merger is consummated as contemplated by the Merger Agreement, except as noted below. The Company estimates that its expenses for fees paid the members of the Special Committee, printing, fairness opinion, filing, exchange (paying) agent, accounting and legal services will be approximately as follows:

        Special Committee..................................................   $ 20,000
        Printing...........................................................     25,000
        Fairness Opinion...................................................     40,000
        Filing Fees........................................................      6,000
        Exchange Agent.....................................................     20,000
        Accounting.........................................................     10,000
        Legal..............................................................    160,000
                                                                              --------
             Total.........................................................   $281,000
                                                                              ========

     In the event AJK or Alan J. Kaufman do not obtain the financing necessary to consummate the Merger after shareholder approval of the Merger has been obtained, Alan J. Kaufman has agreed to reimburse the Company for up to $100,000 of its expenses.

     Alan J. Kaufman has indicated he has, or will, incur on behalf of AJK the following estimated expenses which he intends to have paid from Company funds should the transaction be completed:

        Bank commitment and closing fees...................................   $125,000
        Coopers and Lybrand -- accounting analysis and investment advice...    125,000
        Legal..............................................................    100,000
                                                                              --------
             Total.........................................................   $350,000
                                                                              ========

     In the event the Company shareholders do not approve of the Merger proposal or the Company exercises its "fiduciary out" and any other party other than AJK or Acquisition effect a takeover proposal, or the Company authorizes or recommends another takeover proposal with some other party prior to 12 months after the Merger Agreement is terminated, the Company has agreed to reimburse AJK for all its reasonable out-of-pocket expenses incurred by AJK or its affiliates (including Alan J. Kaufman) in connection with the Merger which would include all fees and expenses (including commitment, closing and related fees) of counsel, commercial banks, other lenders, investment banking firms, accountants, experts and consultants to AJK or any of its affiliates. AJK and Alan J. Kaufman have advised that to date they have incurred approximately $250,000 of what they believe to be such reasonable out of pocket expenses.

CONDUCT OF BUSINESS AFTER THE MERGER

     Following the Merger of Acquisition and Company in which Company will be the ongoing (surviving) entity, the Company will continue its business in substantially the same manner that it conducted its business before the Merger, but as a corporation wholly owned by and controlled by its parent company, AJK, which in turn will be controlled by its sole shareholder, Alan J. Kaufman. Upon the consummation of the Merger, it is expected that the current directors and officers of the Company will continue in such positions.

     The Articles of Incorporation and Bylaws of the Company as in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of the Company immediately after the Merger. Alan J. Kaufman, as sole shareholder of AJK, the parent company after the Merger, will have the power and authority to cause the adoption of restated Articles of Incorporation and Bylaws after the Merger.

                 INFORMATION CONCERNING THE COMPANY'S BUSINESS

GENERAL

     H.W. Kaufman Financial Group, Inc. (with its consolidated subsidiaries, the "Company") is a nationwide general agent and broker of specialty insurance products, principally property and casualty coverages. The Company was incorporated in 1969 in Michigan and in the same year was the survivor of a merger with DEK Electronics, Inc., a Maryland corporation traded on the over-the-counter market. In 1971, the Company acquired its principal operating subsidiary, Burns & Wilcox, Ltd. ("Burns & Wilcox"). In 1990, the Company's shares were listed on the American Stock Exchange.

     The Company's business strategy is to target niche areas in the insurance marketplace that standard insurance carriers traditionally avoid, and to increase its share of this specialty market by developing its existing offices and/or acquiring sales offices in strategic locations and by developing new products. The Company, through a series of acquisitions and new office openings, has expanded from three offices at the end of 1983 to 35 at December 31, 1994, and then 37 at September 30, 1995.

     Burns & Wilcox, Ltd., the Company's principal subsidiary, represents a number of insurance carriers either as a general agent or as a broker. The Company also places insurance through certain Underwriters at Lloyd's. The Company does not assume the insurance risk, but rather serves as a non-exclusive intermediary between the insurance carriers and a large pool of independent agents, who at various times may look to the Company, among other sources, to find specialty insurance coverages for their clients. For its services the Company receives commissions from the insurance carriers. A large portion of the commissions received by the Company are from a subsidiary of the Nationwide Group, referred to hereafter as the "Primary Carrier."

     The specialty coverages placed by the Company are atypical in that they cannot be placed with standard carriers. For example, the Company emphasizes specialty insurance coverages for, among others, construction-related insurance risks, security guards, day care and pre-schools, burglar and fire alarm monitoring companies, homeowners' associations, dry cleaners, exercise and health studios, motels, apartment complexes and grocery stores. The premiums for specialty coverages are not generally based upon predetermined underwriting criteria.

     In 1988, the Company entered the premium finance business through its subsidiary Royal Premium Budget, Inc. This provided the Company the ability to provide financing for the payment of premiums on insurance coverages placed by the Company or by independent agents. Royal assumes minimal risk in that it requires a substantial down payment to finance the premium, and retains power of attorney to cancel the underlying financed policy.

INSURANCE BROKERAGE AND GENERAL AGENCY BUSINESS

     Burns & Wilcox. Burns & Wilcox does business with various insurance carriers on a nationwide basis and on their behalf solicits insurance business directly from independent insurance agents, rather than from the public. Such insurance agents in turn seek out Burns & Wilcox when they are having difficulty finding an insurance carrier to fulfill their clients' requirements for insurance coverage. At December 31, 1994, Burns & Wilcox had in excess of 400 contracts with insurance carriers, several of which allow the Company to act as a general agent with certain in-house binding authority. However, most of the contracts with insurance carriers allow the Company to place business with them on a brokerage basis with no binding authority. Not all contracts deal with every branch office of the Company, as some are on a branch basis, some are regional and others are national in scope.

     Insurance Agents. Burns & Wilcox maintains mailing lists of over 25,000 independent insurance agents for which it has placed policies in recent years, and who comprise a pool from which business may come. Burns & Wilcox actually did business with 15,610 and 9,998 agents from this pool during the years ended December 31, 1994 and 1993 respectively. Of the numerous insurance agents who used Burns & Wilcox to place insurance coverages, no one agent accounted for over five percent of the Company's commissions and fees in 1994, 1993 and 1992. The ten largest agents with which business was conducted accounted for, in the aggregate, approximately 4% in 1994, 4% in 1993 and 6% in 1992 of the Company's commissions and fees.

     The Primary Carrier. Only one insurance carrier, the Primary Carrier, accounted for over ten percent of the Company's commissions and fees, including profit-sharing commissions in 1994, 1993 and 1992. In 1994, 1993 and 1992, the five insurers with which the Company placed the largest amount of insurance risks accounted for 50%, 47% and 50% of the Company's commissions and fees, respectively. The Primary Carrier accounted for approximately 26%, 29% and 33% of the Company's commissions and fees in the years ended December 31, 1994, 1993 and 1992. The Primary Carrier is the Company's principal source for primary and excess property and casualty insurance coverages and is rated "A+" (the highest rating) by A.M. Best Company, an internationally recognized insurance industry rating source. Although the Company placed business during 1994 with 382 other insurance carriers and other general agencies, and believes that it could replace the coverages now placed with the Primary Carrier, no assurance can be given that the business placed through one or more other carriers would be as profitable to the Company.

     Compensation. The Company is compensated for its services by the payment of commissions by insurance carriers which are usually based upon a percentage of the premium paid by the insured. Commission rates are dependent on a number of factors including the type of insurance and the particular insurance carrier. The Company may also receive profit-sharing commissions which are based on the profit the insurance carrier makes on the overall volume of business placed by the Company in a given period of time.

     Expansion Program. The Company has actively sought to expand its branch network through the acquisition of existing agencies and the opening of additional offices.

     Summarized below is the expansion of Burns & Wilcox offices over the eight years ended December 31, 1994:

                      AGGREGATE NUMBER OF COMPANY OFFICES

                          YEAR ENDED DECEMBER 31
--------------------------------------------------------------------------
1994      1993      1992      1991      1990      1989      1988      1987
----      ----      ----      ----      ----      ----      ----      ----
 35        32        30        26        23        21        19        17

     The 35 offices at December 31, 1994 are located in 22 states, representing a geographic diversity which the Company believes is an important factor in obtaining appointments as a general agency or contracts with insurance carriers. From these offices the Company also does business in states in which no branch office is located and in recent years has placed policies in all 50 states and Mexico. At September 30, 1995, the Company had 37 offices.

     In the past the Company had acquired existing insurance agencies with a relatively small investment and payment of the balance based on volume produced over a period of years. Such acquisitions had been funded by the Company's operations and had not required at any one time a material commitment of capital. More recently the Company has been able to purchase larger agencies than in the past and these acquisitions have been funded by the Company's operations alone or in combination with seller and bank financing. The Company does not forego the possibility of borrowing funds to accomplish an acquisition should that seem necessary or appropriate to management.

PREMIUM FINANCE BUSINESS

     Royal. Royal Premium Budget, Inc. ("Royal") was incorporated in March 1988, as a subsidiary of the Company, primarily to provide a source for financing insurance premiums for clients of insurance agents doing business with Burns & Wilcox. In 1989, Royal expanded its financing of insurance premiums to other creditworthy purchasers of property and casualty insurance. The Company has a line of credit with a local bank in the amount of $2,500,000 for insurance premium financing. There were no amounts outstanding under the available line of credit either as of December 31, 1994 or September 30, 1995.

     In 1994, Royal's gross revenues increased 3.8% to $455,000 from $438,000 in 1993. Gross revenue primarily consists of interest income earned on contracts written. The average outstanding balance at any one time during 1994 was approximately $2,400,000.

     During 1994 Royal obtained licenses for premium financing in two additional states bringing the total number of states in which Royal is licensed to twenty-four.

COMPETITION

     The business of acting as an intermediary and negotiating between insurance carriers and insurance agents in order to place insurance risks is highly competitive, and there are a great many insurance agency and brokerage concerns in the geographic areas in which the Company operates that actively compete with the Company in every area of its business. The principal factors of competition are price, service and the selection and availability of insurance carriers with whom particular types of insurance are placed. There are many competing firms which are larger and have greater financial resources than the Company.

     The Company is also in competition with certain insurance companies that write insurance directly with their customers without the intervention of agents and without paying commissions. In addition, some insureds and groups of insureds have initiated programs of self-insurance such as formation of industry insurance pools and captive insurance companies. To date, the Company believes that such direct writing insurance and self-insurance has had relatively little effect on the Company's business and operations.

     The Company's competition in the premium finance business arises primarily from other finance companies and institutions in general that lend money. Royal is currently an insignificant participant in the business of financing insurance premiums.

REGULATION AND LICENSING

     At September 30, 1995, the Company or its employees were licensed to carry on the Company's business in 49 states. License laws and regulations vary from state to state and are often quite complex. Under the laws of most states, the regulatory authorities have relatively broad discretion with respect to granting, renewing and revoking agents' licenses to transact business in the state. The manner of operating in particular states may vary according to the licensing requirements of the particular state which may require, among other things, that a firm operate in the state through a local designated agent or through a local corporation. The Company's operations depend on the validity of and its good standing under the licenses and approvals pursuant to which it operates. There can be no assurance that a state authority might disagree and cause the Company to restrict its method of doing business in the state or possibly exclude or temporarily suspend the Company from carrying on some or all of its activities in the state. However, the Company believes it is operating within existing state regulations and interpretations generally followed by the industry.

EMPLOYEES

     As of September 30, 1995, the Company had 485 full-time employees, 61 of whom were located at the Farmington Hills, Michigan Corporate Headquarters office where the majority of the Company's general and administrative functions are conducted. None of the Company's employees are represented by labor unions. The Company considers its employee relations to be good.

     The Company has a number of "middle management" employees experienced in its business operations. At September 30, 1995 the Company had 41 managers with an average of approximately 21 years experience in the placement of standard and specialty insurance risks or in the general agency business. The Company seeks out experienced managers for its various branch operations and it has generally been able to employ persons with suitable management and selling experience to effectively manage its operations.

PROPERTIES

     The Company's corporate headquarters relocated to Farmington Hills, Michigan April 1, 1994 where the Company leases approximately 14,738 square feet of space under a lease that expires December 31, 2000. In addition to its corporate headquarters, the Company leases office facilities under noncancellable operating leases in the cities in which its branch offices are located, with a total leased space of approximately 132,864 square feet. In addition to minimum fixed rentals, a number of leases contain escalation clauses related to cost-of-living or other factors. The Company owns no real estate. See "SPECIAL FACTORS -- Interest of Certain Persons in the Merger."

     The Company also leases assorted office equipment used in day-to-day operations. The Company believes all its facilities, computing systems and other equipment are well-suited and adequate for its business.

LEGAL PROCEEDINGS

     The Company and its subsidiaries are subject to various claims and lawsuits in the ordinary course of business. Most legal proceedings against the Company allege negligence and are generally described as "errors and omissions" ("E&O") suits. Such suits typically allege, for instance, failure to advise clients to include coverage for certain risks under issued policies, failure to notify of a rejection of an application for insurance, or failure to notify of cancellations of policies. The Company maintains an "E&O" liability insurance policy. The Company does not submit any claim to its "E&O" carrier that it feels, after consultation with legal counsel, is a nuisance suit, without merit or far below the deductible limit of the "E&O" insurance policy. The current deductibility limit requires the Company to pay the first $250,000 on each claim, except for policies written through the Primary Carrier, on which the deductibility limit is $100,000 on each claim. The policy has a limit on liability of $10,000,000 for each claim as well as an aggregate liability limit of $10,000,000. If not submitted to the carrier, counsel for the Company is retained to defend the action. To the extent that the lawsuits may be found in favor of the plaintiffs, and to the extent that these matters may not be covered by the Company's errors and omissions insurance policy, the Company may be liable in those matters. The Company is of the opinion that these matters, even if not covered by insurance, would not have a materially significant effect on the Company.

     Based on discussions with its general counsel, the law firm of Kaufman and Payton, P.C. of which Alan J. Kaufman is a principal, and its other counsel handling matters in other states, the Company's management is of the opinion that any such liabilities would not have a significant effect on the financial position of the Company.

                            SELECTED FINANCIAL DATA

     The following historical selected financial data of the Company for each of the five fiscal years ended December 31, 1994 have been derived from the financial statements of the Company, which have been audited by BDO Seidman, independent certified public accountants. The Company's financial statements for the three years ended December 31, 1994, together with such auditors' report thereon, are included elsewhere in this Proxy Statement. The financial information set forth as of September 30, 1995 and 1994 and for the nine-month periods then ended is unaudited but, in the opinion of the Company management, includes all adjustments necessary for a fair presentation. Unaudited financial statements as of September 30, 1995 and for the nine months then ended are also included elsewhere in this Proxy Statement. Operating results for the nine-month periods ended September 30, 1995 and 1994 are not necessarily indicative of results that may be expected for the entire year. This information should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations, and the financial statements and notes thereto included elsewhere in this Proxy Statement. (The following amounts are in thousands except per share data.)

                                NINE MONTHS ENDED
                                  SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                ------------------    ---------------------------------------------------
                                 1995       1994       1994       1993       1992       1991       1990
                                -------    -------    -------    -------    -------    -------    -------
INCOME STATEMENT DATA:
  Commissions and fees........  $44,182    $39,264    $52,364    $44,924    $39,131    $27,413    $23,752
  Cost of commissions and
     fees.....................   19,071     16,903     22,746     19,878     17,088     11,836     10,429
                                -------    -------    -------    -------    -------    -------    -------
     Gross Profit.............   25,111     22,361     29,618     25,046     22,043     15,577     13,323
                                -------    -------    -------    -------    -------    -------    -------
  Divisional operating
     expenses.................   17,300     15,425     20,766     18,123     15,792     11,904     10,431
  General and administrative
     expenses.................    5,436      4,874      6,169      5,130      4,418      3,148      2,636
                                -------    -------    -------    -------    -------    -------    -------
  Total Operating Expenses....   22,736     20,299     26,935     23,253     20,210     15,052     13,067
                                -------    -------    -------    -------    -------    -------    -------
  Operating Income............    2,375      2,062      2,683      1,793      1,833        525        256
Other income -- net...........      606        374        537        549        395        684        564
                                -------    -------    -------    -------    -------    -------    -------
  Income before income
     taxes....................    2,981      2,436      3,220      2,342      2,228      1,209        820
Taxes on income...............    1,368      1,079      1,453      1,036      1,014        558        389
                                -------    -------    -------    -------    -------    -------    -------
Net Income....................  $ 1,613    $ 1,357    $ 1,767    $ 1,306    $ 1,214    $   651    $   431
                                =======    =======    =======    =======    =======    =======    =======
Earnings Per Share:
  Net Income Per Common
     Share....................     $.47       $.40       $.52       $.38       $.35       $.19       $.13
                                   ====       ====       ====       ====       ====       ====       ====
  Weighted number of common
     shares outstanding.......    3,447      3,426      3,426      3,423      3,422      3,422      3,422
Balance Sheet Data (at end of
  period)
  Working capital (deficit)...  $ 1,722    $ 1,429    $ 1,898    $ 1,478    $  (731)   $  (898)   $  (194)
  Total assets................   52,869     47,366     47,904     41,266     35,305     26,696     23,793
  Long term debt..............      603         --        425         --         --        450         31
  Stockholders' equity........    8,055      6,398      6,768      5,568      4,705      3,887      3,575
  Book value per share........     2.34       1.85       1.97       1.63       1.38       1.14       1.05
Cash Dividends Yearly -- per
  share.......................                           .149       .132       .115       .099       .094

     All share and per share data have been adjusted to reflect a 3-for-2 stock split distributed September 10, 1990, and 10% stock dividends distributed May 1994 and May 1995.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The property and casualty insurance business is subject to significant fluctuations due to economic and competitive conditions, interest rates, premium rates and the frequency and severity of claims. The Company believes that since the early 1980's the industry has passed through several such periods, known as "soft" and "hard" markets. The Company believes that the "soft" market which began in mid-1987 continues, except for some hardening the Southeast and Southwest regions of the country.

     This "soft" market is characterized by lower premiums as insurance companies compete for new business. Commission revenue, the Company's primary source of income, is a fixed percentage of premiums. Therefore, when premium rates are low, the Company concentrates on specialty products and selected markets whose rates tend to vary less due to the fact that these coverages are not as readily available.

LIQUIDITY AND CAPITAL RESOURCES

  At September 30, 1995

     On September 30, 1995, the Company's financial condition reflected working capital of $1,722,452, a tangible net worth of $3,391,179 and stockholders' equity of $8,054,844. This compared to a working capital of $1,428,869, a tangible net worth of $2,968,572, and stockholders' equity of $6,398,288, at September 30, 1994. The improvement in working capital and tangible net worth reflects the continued profitability of the Company over the last year, and the $1,151,369 addition to Deferred Revenue during the 1st quarter of 1995. This improvement occurred notwithstanding expenditures for Books of Business of $1,350,000 in the first nine months ended September 30, 1995. The Company had also spent additional funds in expanding its corporate-wide computer network.

     During the quarter ended March 31, 1995, the Company acquired two additional operating locations. On February 15, 1995, the Company acquired an insurance agency in St. Louis, Missouri for $400,000. The purchase consisted of $200,000 paid in cash and a note for the remaining $200,000. The note is payable in eight semiannual installments of $25,000 commencing January 15, 1996 and bears interest at 8.25%.

     In addition, on March 31, 1995, the Company acquired an insurance agency in Illinois for a purchase price of $950,000. A payment of $100,000 was made on April 1, 1995 and $550,000 was paid on May 30, 1995. The balance of $300,000 is due on March 31, 1996. These obligations do not bear interest.

     During the third quarter ending September 30, 1995, the Company purchased all of the outstanding shares of Cravens Dargan & Co., an insurance brokerage operation in Houston, Texas for $1,199,632. The acquired operation had assets at fair market value in the amount of $1,373,321 (of which $1,109,699 was cash) and liabilities of $973,689 which the Company assumed. The Company paid $500,000 of the purchase price in the third quarter of 1995 and issued notes payable for the remaining $699,632 of which only $200,000 bears interest beginning May 1, 1996 based upon the average yield of 6 month Treasury Bills as of September 1 of each year until paid. The obligation is due in 6 installments commencing May 1, 1996 and ending September 1, 2000.

     The purchase prices of these acquisitions have been allocated primarily to goodwill, covenants not to compete and other intangible assets. Revenues of the acquired companies have been included in the Company's revenue since the date of acquisition.

     Six Hundred Thousand ($600,000) of the balance due related to these various acquisitions made in 1995 is reflected in, and is the reason for the increase in, "Current portion of Long-Term Obligations" in the Consolidated Balance Sheets included hereafter as of September 30, 1995. The balance of $425,000 reflected in "Current Portion of Long-Term Obligations" as of September 30, 1995 relates to an acquisition made in 1994. The Company believes none of these acquisitions has had or will have a material impact on the future liquidity of the Company.

  At December 31, 1994

     At December 31, 1994, the Company's financial condition reflected working capital of $1,898,000, tangible net worth of approximately $3,420,000 and stockholders' equity of approximately $6,768,000. This compared to a working capital of $1,478,000, a tangible net worth of approximately $2,573,000 and stockholders' equity of approximately $5,568,000 at December 31, 1993.

     The Company's working capital increased in calendar year 1994 as a result of 1994 year-end profits and even though the Company made payments of $624,000 on acquisitions purchased during 1994.

     Cash and cash equivalents were $10,370,260, $9,296,749 and $7,014,297 at
December 31, 1994, 1993 and 1992, respectively. The increase of $1,073,511 in 1994 was due to increased profitability and the net cash provided by operations resulting from current year profits. The increase of $2,282,452 in 1993 was due to increased working capital coupled with increased profitability.

     The Company maintains two lines of credit from a Detroit area banking institution, one for $500,000 for H.W. Kaufman Financial Group and the second for $2,500,000 for Royal, both of which are on an ongoing basis and dependent on the banks' continued satisfaction with the management, operations and financial condition of the H.W. Kaufman Financial Group, Inc. and subsidiaries. The $500,000 line is available for operating and non-operating needs. The interest rate of the $2,500,000 line is the bank's variable base lending rate plus one quarter of one percent. The interest rate on the $500,000 line is the bank's base lending rate. At June 30, 1995, the bank's base rate was 9.00%. As of December 31, 1994 and June 30, 1995, no balances were outstanding under either line of credit. (Since AJK has received its commitment for financing of the Merger from another bank, it is anticipated these lines of credit will terminate upon the Effective Date.) The Company believes that internally generated funds and available credit are sufficient to meet the Company's working capital needs for the immediately foreseeable future.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the components of the Company's consolidated statements of income as a percentage of commissions and fees.

                                                         NINE MONTHS
                                                       ENDED SEPTEMBER
                                                             30,           YEARS ENDED DECEMBER 31,
                                                       ---------------     -------------------------
                                                       1995      1994      1994      1993      1992
                                                       -----     -----     -----     -----     -----
Commissions and fees................................   100.0%    100.0%    100.0%    100.0%    100.0%
Cost of commissions and fees........................    43.2      43.0      43.4      44.2      43.7
                                                       -----     -----     -----     -----     -----
       Gross Profit.................................    56.8      57.0      56.6      55.8      56.3
                                                       -----     -----     -----     -----     -----
Divisional operating expenses.......................    39.2      39.3      39.7      40.4      40.3
General and administrative expenses.................    12.3      12.4      18.8      11.4      11.3
                                                       -----     -----     -----     -----     -----
       Total operating expenses.....................    51.5      51.7      51.5      51.8      51.6
                                                       -----     -----     -----     -----     -----
Operating income....................................     5.3       5.3       5.1       4.0       4.7
Other income -- net.................................     1.4        .9       1.0       1.2       1.0
                                                       -----     -----     -----     -----     -----
Income before taxes.................................     6.7       6.2       6.1       5.2       5.7
Taxes on income.....................................     3.1       2.7       2.8       2.3       2.6
                                                       -----     -----     -----     -----     -----
Net income..........................................     3.6%      3.5%      3.3%      2.9%      3.1%
                                                       =====     =====     =====     =====     =====

     The category "Commissions and fees" consist of the following components: commissions, fees, profit-sharing commissions and volume bonuses. Commissions are amounts earned by the Company and paid by the insurance carriers, and are a percentage of the premiums invoiced. Fees are amounts received by the Company for services rendered to the referring agent, and may include inspection, policy-writing and underwriting fees. Profit-sharing commissions are paid by several insurance carriers, but principally the "Primary Carrier" for whom the Company acts as a general agent. Profit-sharing commissions are based upon the ratio of the amounts of premium placed with the carrier and the loss-experience related to these policies. Volume bonuses are additional commissions paid by several carriers for increased sales.

  Nine Months Ended September 30, 1995 and 1994

     Commission and fee income increased $4,917,125 or 12.52% to $44,181,777 for the nine months ended September 30, 1995 from $39,264,652 for the nine months ended September 30, 1994. The increase reflects increased sales over last year at existing offices and the additional sales of the Illinois R. B. Jones/Burns & Wilcox office and the Gerry McLaughlin Agency which were acquired March 31, 1995 and February 15, 1995 respectively.

     Profit sharing commissions in the nine months ended September 30, 1995 were $1,899,127 and accounted for approximately 4.3% of commission and fee revenue as compared to $1,710,876 or 4.4% of commissions and fees for the comparable period in 1994.

     Gross profit increased $2,749,685 or 12.3% to $25,111,087 for the nine months ended September 30, 1995 as compared to $22,361,402 for the nine months ended September 30, 1994. Gross profit as a percentage of commission and fee income decreased to 56.8% for the nine months ended September 30, 1995 as compared to 57.0% for the comparable period in 1994, due primarily to increased commissions to agents.

     Total operating expenses, including both divisional and general and administrative expenses, were $22,735,564 for the nine months ended September 30, 1995 compared to $20,298,915 for the nine months ended September 30, 1994. The aggregate dollar amount of total operating expenses increased due to higher insurance, payroll, and rent expense resulting from recent acquisitions and expansion of existing offices. Total operating expenses as a percentage of commission and fee income decreased to 51.5% for the nine months ended September 30, 1995 from 51.7% for the nine months ended September 30, 1994. Amortization expense for the nine months ended September 30, 1995 was $833,927 compared to $877,300 for the nine months ended September 30, 1994.

     Other income was $606,163 for the nine months ended September 30, 1995 as compared to $374,508 in the comparable period in fiscal 1994. The increase was due to additional amounts invested and higher interest rates.

     The Company's provision for income taxes for the nine months ended September 30, 1995 was $1,368,174 compared to $1,079,195 for the comparable period last year.

     As a result of the foregoing factors, net income increased to $1,613,512 for the nine months ended September 30, 1995 from $1,357,800 for the nine months ended September 30, 1994.

  Three Months Ended September 30, 1995 and June 30, 1995

     Commission and fee income increased to $15,476,498 for the third quarter ended September 30, 1995 from $15,349,483 for the second quarter ended June 30, 1995. In the third quarter the Company recognized $1,117,497 in profit sharing commissions, of which $1,115,132 was from deferred revenue, versus $236,244 in profit sharing commissions in the second quarter.

     Profit sharing commissions in the three months ended September 30, 1995 accounted for approximately 7.2% of commission and fee revenue compared to 1.5% for the three months ended June 30, 1995.

     Gross profit for the three months ended September 30, 1995 was $9,085,506 compared to $8,420,460 for the three months ended June 30, 1995. The increase was primarily due to increased profit sharing commissions.

     Gross profit as a percentage of commission and fee income was 58.7% for the quarter ended September 30, 1995 and 54.9% in the previous quarter. The increase is again primarily due to the recent increase of profit sharing commissions upon which no further commissions are due to the underlying independent agent.

     Total operating expenses, including both divisional and general and administrative expenses, were $7,675,857 for the three months ended September 30, 1995 and $7,782,873 for the three months ended June 30, 1995.

     Other income for the three months ended September 30, 1995 was $211,228 compared to $209,999 for the second quarter of fiscal 1995.

     The Company's provision for income taxes was $617,000 for the third quarter ended September 30, 1995 compared to $393,383 in the previous quarter. As a result of the foregoing factors, net income of $1,003,877 was recorded for the three months ended September 30, 1995 compared to income of $454,203 for the three months ended June 30, 1995.

  Three Months Ended September 30, 1995 and 1994

     Commission and fee income increased $1,915,066 or 14.12% to $15,476,498 for the three months ended September 30, 1995 compared to $13,561,432 for the three months ended September 30, 1994. The increase in commission and fee income is attributable to expanded sales of existing offices and the additional sales of the Illinois R. B. Jones/Burns & Wilcox office and the Gerry McLaughlin Agency which were acquired March 31, 1995 and February 15, 1995 respectively.

     Profit sharing commissions in the three months ended September 30, 1995 were $1,117,497 and accounted for 7.2% of commission and fee income compared to $910,459 or 6.7% of commission and fee income for the three months ended September 30, 1994. Profit sharing commissions in the third quarter of fiscal 1995 and 1994 respectively, included the recognition of $1,115,132 and $898,813 of deferred revenue.

     Gross profit increased to $9,085,506 for the three months ended September 30, 1995 from $7,916,267 for the three months ended September 30, 1994. Gross profit as a percentage of commission and fee income, was 58.7% in the three months ended September 30, 1995 compared to 58.4% for the three months ended September 30, 1994 due primarily to the effect of higher profit sharing commissions in the third quarter of 1995.

     Total operating expenses, including both divisional and general and administrative expenses, were $7,675,857 for the three months ended September 30, 1995 compared to $6,752,496 for the comparable period last year. Total operating expenses as a percentage of commission and fee income decreased to 49.6% for the three months ended September 30, 1995 from 49.8% for the three months ended September 30, 1994. The aggregate dollar amount of total operating expenses increased due to higher insurance, payroll and rent expense. Amortization expense for the three months ended September 30, 1995 was $288,370 versus $259,937 for the comparable period last year.

     Other income increased $55,164 to $211,228 for the three months ended September 30, 1995 compared to $156,064 for the comparable period last year. The increase was due to higher interest and dividend income.

     The Company's provision for income taxes for the three months ended September 30, 1995 increased to $617,000 as compared to $488,000 for the three months ended September 30, 1994. The increase is due primarily to increased profitability in the third quarter of fiscal 1995 compared to the comparable period in fiscal 1994.

     As a result of the foregoing factors, net income of $1,003,877 was recorded for the three months ended September 30, 1995 compared to net income of $831,835 in the comparable period of fiscal 1994.

  Fiscal Years Ended December 31, 1994, 1993 and 1992

     Total commission and fees were $52,363,586, $44,924,237 and $39,131,000 for the years ended December 31, 1994, 1993 and 1992, respectively. The $7,439,349 or 16.6% increase from 1993 to 1994 was attributable to increased volume of sales at existing locations, and the acquisition of Howard James Company in Encino, California; and the acquisition from Alexander Howden of its Cleveland, Ohio and the Atlanta, Georgia offices. The $5,793,237 or 14.8% increase from 1992 to 1993 was attributable to increased sales at existing locations.

     The Company recognized profit-sharing commissions and volume bonuses of $1,832,992, $1,287,112 and $2,513,299 which represented 3.5%, 2.9% and 6.4% of total commissions and fees in the years ended December 31, 1994, 1993 and 1992, respectively.

     Of the amounts stated immediately above, $944,035, $531,670 and $1,842,793 were received from the Primary Carrier.

     Of the amount received in 1994 from the Primary Carrier, $45,222 represented a volume bonus, as compared to $427,349 for 1993. The Bonus Commission Agreement with the Primary Carrier was not renewed for 1994, therefore, volume bonuses were lower than in 1993. Profit-sharing commissions increased to $898,813 in 1994 from $104,321 in 1993. The level of profit-sharing commissions from the Primary Carrier increased in 1994 versus 1993 due to the combination of an increased number of policies at a lower average premium, coupled with a change in the profit-sharing agreement to which an addendum was added to provide a guaranteed amount, while the agreement is in effect.

     As rates and loss ratios may vary from year-to-year, and the Primary Carrier reserves the unilateral right to modify the agreement, the Company is uncertain as to the amount of the profit-sharing commissions and volume bonuses it will earn in future years. The recognition of profit-sharing commissions and volume bonuses adds no additional costs to the Company's operations as all costs of commissions and fees attributable to their generation have already been recorded when the policies were placed with the carrier. Accordingly, profit-sharing commissions and volume bonuses tend to impact heavily on gross profits. The Primary Carrier discontinued its volume bonus arrangement with the Company in 1994.

     Cost of commissions and fees as percentage of commissions and fee income were 43.4%, 44.2% and 43.7% for the years ended December 31, 1994, 1993 and 1992, respectively. The decrease in 1994 represents a decrease in commission paid out to agents.

     Gross profit as a percentage of commission and fee income was 56.6%, 55.8% and 56.3% for the years ended December 31, 1994, 1993 and 1992, respectively.

     Total operating expenses for the years ended December 31, 1994, 1993 and 1992 were $26,935,394, $23,253,205 and $20,210,056, respectively. General and administrative expenses were $6,169,386, $5,130,113 and $4,418,106. Divisional operating expenses were $20,766,008, $18,123,092 and $15,791,950, respectively.

     The increase of $1,039,273 or 20.3% in general and administrative expenses in 1994 versus 1993 was primarily the result of increased salaries and benefits combined with an increase in the cost of business insurance, primarily E&O coverage. The same factors were also attributable for the prior year's increase.

     The increase of $2,642,916 or 14.6% in divisional operating expenses in 1994 versus 1993 was primarily a result of expenses associated with an expanding office base. Nonetheless, divisional operating expenses decreased as a percent of commission and fees in 1994 to 39.7%, compared to 40.4% in 1993, as established offices were able to generate increased revenues without incurring substantially increases costs. Divisional operating expenses as a percentage of commissions and fees were 40.3% in 1992. Amortization expense, which primarily represents the amortization of intangible assets acquired in the purchase of agencies and books of business, was $1,143,426, $1,036,537 and $1,040,177 in the years ended December 31, 1994, 1993 and 1992, respectively.

     The category "Other Income" represents interest income and other revenues which totaled $537,668, $548,897 and $395,391 for the years ended December 31, 1994, 1993 and 1992, respectively. The increase in 1993 was the result of higher dividend and interest income due to increases in interest bearing cash accounts and investments in 1993 and realized gain on securities. The decrease in 1994 was the result of a realized loss of $18,894 on the sale of marketable securities while in 1993 there was a realized gain of $96,128 on the sale of marketable securities.

     Net income for the years ended December 31, 1994, 1993 and 1992 was $1,767,324, $1,305,701 and $1,213,570, respectively. The $461,623 or 35.4%
increase in 1994 versus 1993 was attributable to increased commissions and fees coupled with increases dollar-wise in total operating expense but remaining stable as a percentage of commission and fees income. This improvement reflects the Company's concerted effort in the past two years to control expenses.

     The Company's provision for income taxes was $1,453,000, $1,036,000 and $1,014,500 for the years ended December 31, 1994, 1993 and 1992, respectively. The 1994 and 1993 increases in income taxes are primarily due to increased profitability coupled with increases in expenses not deductible for tax purposes, such as amortization of goodwill attributable to acquisitions. The effective tax rates for the years ended

December 31, 1994, 1993 and 1992 were 45.1%, 44.2% and 45.5%, respectively. See
Note 10 of the Notes to the Consolidated Financial Statements for a reconciliation of statutory to effective tax rates, Appendix F.

ACQUISITIONS AND THEIR RESULTS ON OPERATIONS

     In keeping with management's belief that geographic diversity is integral to its expansion program, the Company has acquired or opened twenty-one offices in thirteen states since 1987. A majority of offices were acquired by purchasing a "book of business" as opposed to "opening" branches which were initiated simply on the potential market deemed to exist in that particular area.

     The Company has continued to acquire existing agencies or to open new offices as the appropriate opportunities arise. As the Company grew, it was able to purchase larger agencies than in the past and to arrange other financing and purchase methods as management deemed necessary to meet the circumstances of the acquisition. The rental obligation of the leased space in which to operate these branches and the costs of necessary furniture and fixtures has not been and is not expected to be, material in relation to aggregate revenues of the Company. Accordingly, the Company does not anticipate material commitments for capital expenditures and further anticipates that through its internal and external sources of funds, it will have the funds to fulfill any such commitments, along with continued expansion of its branch network.

EFFECT OF INFLATION

     The Company does not believe that inflation has had a material effect on the results of its operations to date. Increased sales during the nine months ended September 30, 1995 and the years ended December 31, 1994 and 1993 were attributable primarily to the continuing expansion of sales efforts and outlets.

     The Company has a large percentage of its investment portfolio in short-term investments. Changes in current market interest rates correspondingly affect yields on this portfolio.

RECENT ACCOUNTING PRONOUNCEMENTS

     Since the Company does not provide postretirement or postemployment benefits other than a profit sharing plan, SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits," will not have any effect on the financial statements of the Company.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is listed and traded on the American Stock Exchange ("ASE") under the symbol "HWK." The following table sets forth, for the periods indicated, the high and low closing prices for the Company's Common Stock as reported by the ASE and as adjusted for the 10% stock dividends in both 1994 and 1995. The quotations do not include retail mark-ups, mark-downs or commissions.

                                                                             CLOSING
                                                                            PRICES(1)
                                                                          --------------
                                                                          HIGH      LOW
                                                                          -----    -----
        1992
          First Quarter................................................   $3.20    $2.27
          Second Quarter...............................................    2.58     2.17
          Third Quarter................................................    3.10     2.38
          Fourth Quarter...............................................    2.58     2.17
        1993
          First Quarter................................................    5.37     3.41
          Second Quarter...............................................    4.34     3.41
          Third Quarter................................................    4.75     4.55
          Fourth Quarter...............................................    5.16     4.65
        1994
          First Quarter................................................    5.06     4.34
          Second Quarter...............................................    4.66     3.75
          Third Quarter................................................    4.10     3.69
          Fourth Quarter...............................................    4.55     3.86
        1995
          First Quarter................................................    4.77     3.75
          Second Quarter...............................................    7.75     4.49
          Third Quarter................................................    7.88     7.38

-------------------------
(1) As adjusted for April 1994 and April 1995 stock dividends.

     On April 5, 1995, 30 days preceding public announcement that it had been approached concerning a proposed merger that would result in an $8.00 sale price for each share outstanding, the closing price per share of the Company's Common Stock as reported by the ASE was $4.53. On May 4, 1995, the day preceding the announcement, the closing price was $7.125. On May 25, 1995, the last trading day before the Company's public announcement of the signing of the definitive merger agreement which would result in an exchange of each share for $8.20, the closing price per share was $6.875. On November 9, 1995, the last full trading day prior to the printing of this Proxy Statement, the closing price of the Common Stock was $8.00 per share. Company shareholders are urged to obtain current market quotations for their shares.

     The Articles of Incorporation of the Company authorize the issuance of 7,500,000 shares of Common Stock, $.0025 par value. No other classes of capital stock have been authorized.

DIVIDENDS

     The Company paid its first annual dividend on January 15, 1988 and has increased it in each of the ensuing seven years as follows:

                           DECLARATION                            PAYMENT          ANNUAL
                               DATE                                DATE           DIVIDEND*
        --------------------------------------------------   -----------------    ---------
        March 10, 1995....................................   April 8, 1995          $ .16
        February 14, 1994.................................   March 24, 1994         $ .15
        March 11, 1993....................................   March 25, 1993         $ .13
        February 14, 1992.................................   March 11, 1992         $ .12
        January 29, 1991..................................   February 25, 1991      $ .10
        January 12, 1990..................................   February 6, 1990       $ .09
        January 18, 1989..................................   February 13, 1989      $ .08
        December 31, 1987.................................   January 15, 1988       $ .07

-------------------------
* Adjusted for all stock splits and stock dividends through May 1995.

     If the Merger is approved, existing shareholders will no longer own shares of Common Stock and will no longer be entitled to further dividends from the Company when and if declared.

                    DIRECTORS AND EXECUTIVE OFFICERS OF THE
                   COMPANY AND CERTAIN SIGNIFICANT EMPLOYEES

     The directors and executive officers of the Company and certain significant employees and their respective position, age and the year they began their positions are as follows:

Herbert W. Kaufman.....................    70    1969    President, Chief Executive Officer,
                                                         Director
Gerald W. Horton.......................    51    1986    Executive Vice President, General
                                                         Manager, Director
Alan J. Kaufman........................    47    1970    Treasurer, Director
Steven D. Kaufman......................    45    1979    Director
Neal F. Zalenko........................    50    1980    Director
Jeffery W. Barry.......................    56    1988    Director
Alan H. Barry..........................    52    1989    Director
Gerald F. Wesolowski...................    49    1990    Chief Financial Officer
Brooke Bothe...........................    50    1991    Corporate Secretary
George S. Allen........................    46    1992    Senior Vice President, Burns & Wilcox
                                                         Ltd.

     The directors of the Company are elected at each annual meeting of shareholders and serve until their successors are duly elected and qualified. Officers of the Company serve at the pleasure of the Board of Directors except that Herbert W. Kaufman is employed in his present capacity pursuant to the terms of a three-year employment agreement which began January 1, 1992; on December 6, 1994 this agreement was extended for three additional years. Mr. Horton is employed in his present capacity pursuant to the terms of a year-to-year employment agreement, dated August 2, 1985.

     Herbert W. Kaufman has been a Director, President and Chief Executive Officer of the Company since 1969. Mr. Kaufman serves on the Board of Trustees of Walsh College. Mr. Kaufman serves on the Management, Long Range Planning, and Stock Option Compensation Committees.

     Gerald W. Horton, Executive Vice President, General Manager and a Director, joined the Company in 1980 as Casualty Manager and has since 1987 served as General Manager of Burns & Wilcox. He was appointed as a Director in 1986 by the Board of Directors. Mr. Horton serves on the Management, and Long Range Planning Committees.

     Alan J. Kaufman has served as Treasurer and Director of the Company since 1970. He is not employed by the Company. Mr. Kaufman is the Senior Principal of the law firm of Kaufman and Payton, P.C. He has been engaged full-time in the practice of law since 1973 and is the elder son of Mr. Herbert W. Kaufman, President of the Company, and the brother of Steven D. Kaufman, also a Director. Kaufman and Payton, P.C. acts as the Company's general and litigation counsel. Mr. Kaufman serves on the Management, Long Range Planning, and Stock Option Compensation Committees.

     Steven D. Kaufman has been a Director of the Company since 1979 and since 1981, has owned and operated Universal Seminars, Inc., located in Toronto, Ontario, Canada. He is the son of Mr. Herbert W. Kaufman and the brother of Alan
J. Kaufman.

     Neal F. Zalenko has been a Director of the Company since 1980 and has been a Certified Public Accountant since 1971. Since 1973, he has been President of Zalenko and Associates, P.C., Certified Public Accountants. Mr. Zalenko also serves on the Audit and Finance, Management, Stock Option Compensation, Compensation, and Long Range Planning Committees.

     Jeffery W. Barry has served as a Director since 1988. Mr. Barry served as President of Walsh College of Accounting and Business Administration from 1969 to 1991, at which time he retired. He now serves on the Walsh College Board of Trustees (as does Herbert W. Kaufman). A 1963 graduate of the University of Michigan School of Law, he is both an attorney and a CPA. Mr. Barry serves on the Company's Audit and Finance, Compensation, and Long Range Planning Committees.

     Alan H. Barry has served as a Director since 1989. Mr. Barry since 1972 served in various management positions in finance, operations and administration with Brass-Craft Manufacturing Co. and in 1988 was elected its President and Chief Executive Officer. Mr. Barry, a CPA, is a 1966 graduate of the University of Toledo. Mr. Barry serves on the Audit and Finance, Long Range Planning, Compensation, and Management Committees.

     Gerald F. Wesolowski joined the Company on June 15, 1987 as Corporate Controller. Mr. Wesolowski was appointed Assistant Treasurer in 1990.

     Brooke Bothe was appointed Acting Corporate Secretary in November 1991. She was elected as Corporate Secretary by the Board of Directors in January 1992. She joined the Company in September 1987 as Corporate Administrator and Director of Personnel. Ms. Bothe is a 1985 graduate of the School of Business Administration at the University of Michigan.

     George S. Allen was appointed Senior Vice President of Burns & Wilcox, the Company's principal operating subsidiary, in 1992. Mr. Allen has been a Vice President of Burns & Wilcox since 1990, and served as the Branch Manager of its Charlotte, North Carolina office from 1987 to March 1992.

     Jeffery W. Barry and Alan H. Barry are not related.

                           COMMON STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of November 13, 1995 regarding (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock, (ii) each Director of the Company,
(iii) each executive officer of the Company, and (iv) all Directors and executive officers of the Company as a group. Unless otherwise indicated, the Company believes that the individuals listed each have sole voting and investment power with respect to such shares. Unless otherwise indicated, the address of each individual listed is c/o H. W. Kaufman Financial Group, Inc., 30833 Northwestern Highway, Suite 220, Farmington Hills, Michigan 48334.

                                                                  AMOUNT               PERCENT
                        BENEFICIAL OWNER                    BENEFICIALLY OWNED         OF CLASS
        -------------------------------------------------   ------------------         --------
        OFFICERS AND DIRECTORS
        Alan J. Kaufman(1)(5)............................           15,311                   *
        Herbert W. Kaufman(1)............................        1,684,167(3)               49%
        Steven Kaufman(1)(6).............................           10,620(4)                *
        Neal F. Zalenko(2)(7)............................          101,937                2.97%
        Jeffery W. Barry(2)(8)...........................            8,228(4)                *
        Alan H. Barry(9).................................            8,167(4)                *
        George S. Allen..................................            1,605                   *
        Gerald W. Horton(2)..............................            8,342(4)                *
        Gerald F. Wesolowski.............................            1,814                   *
        Brooke Bothe.....................................               85                   *
        All officers and directors as a group (11
          persons).......................................        1,839,977               53.50%
                                                            --------------             --------
        OTHER BENEFICIAL OWNERS
        Lillian Kaufman..................................          878,705(1)(3)         25.50%
        Jewish Federation of Metropolitan Detroit........           73,243                2.10%

-------------------------
 *  less than 1%

(1) Alan J. Kaufman, Treasurer and a Director, and Steven Kaufman, a Director, are brothers and Herbert W. Kaufman, the Company's President, Chief Executive Officer and a Director, is their father. Lillian Kaufman is the former wife of Herbert W. Kaufman and the mother of Alan J. and Steven Kaufman. Each of them disclaims beneficial ownership of the others' shares of Common Stock.

(2) Held jointly with his wife.

(3) Pursuant to a Judgment of Divorce entered in November 1985, Herbert W. Kaufman transferred to Lillian Kaufman, his former wife, the ownership interest in one-third of the shares of Common Stock in the Company registered in his name. However, pursuant to that Judgment, Mr. Kaufman had the sole right to vote all such shares on all matters and sole investment powers including the right to sell such shares during his lifetime. In the event Mr. Kaufman sold any or all the shares, Mrs. Kaufman had the right, but not the obligation to consider one-third of said shares as sold by her and to receive the proceeds therefrom. Mr. Kaufman transferred physical delivery of the one-third ownership interest (878,705 shares) to her immediately before the Record Date, and she now has the sole voting and investment rights to such shares.

(4) Includes presently exercisable options granted November 1, 1993 for 6,050 shares (at an exercise price of $4.96 per share).

(5) Includes an aggregate of 6,600 shares owned under the Uniform Gifts to Minors Act ("UGMA") for the benefit of his three children gifted by Herbert
    W. Kaufman on December 20, 1994. Alan J. Kaufman's address is 30833 Northwestern Highway, Suite 200, Farmington Hills, Michigan 48334.

(6) Steven Kaufman's address is 719 Yonge Street, 3rd Floor, Toronto, Ontario, Canada M4Y 2B5.

(7) Neal F. Zalenko's address is 26211 Central Park Boulevard, Suite 200, Southfield, Michigan 48076.

(8) Jeffery W. Barry's address is 116 Rhododendron Court, Chapel Hill, North Carolina 24514.

(9) Alan H. Barry's address is 39600 Orchard Hill Drive, Novi, Michigan 48376.

TRANSACTIONS BY COMPANY OFFICERS OR DIRECTORS IN COMMON STOCK WITHIN THE LAST 24 MONTHS

     Form 4's and Form 5's filed by certain officers and directors with the Securities and Exchange Commission indicate Herbert W. Kaufman made gifts in December 1994 and January 1995 aggregating 18,000 shares to children and grandchildren. Of that amount, Alan J. Kaufman's three children received a gift on December 20, 1994 under the UGMA of 2,200 shares (as adjusted for the May 1995 stock dividend) each and Alan J. Kaufman is the custodian.

     Steven Kaufman received gifts of 6,600 of such shares (as adjusted for the May 1995 stock dividend) from his father, 3,300 on December 20, 1994 and 3,300 in January 1995. In February 1995, Steven Kaufman sold 3,000 shares at a price of $4.75 each. Neal F. Zalenko made a gift of 500 shares on October 13, 1994.

     Messrs. Alan H. Barry, Jeffery W. Barry, Gerald W. Horton and Steven Kaufman were each granted stock options under the Company's 1989 Stock Option Plan for 6,050 shares (as adjusted for stock dividends) on November 1, 1993.

     On January 1, 1995, certain officers were issued shares pursuant to payroll deductions under the Company's Employee Stock Purchase Plan at the price determined by the last prior trading day's closing price of $4.625 per share:
George S. Allen, 309; Gerald W. Horton, 309; Brooke Bothe, 61 (as adjusted for the April 1995 10% stock dividend).

     On June 30, 1995, pursuant to the Employee Stock Purchase Plan, additional shares were issued at $7.6875: Mr. Allen 165, Mr. Horton 165 and Ms. Bothe 24. The Plan is to terminate on June 30, 1995 assuming approval by Company shareholders of the Merger.

     On November 13, 1995 Herbert W. Kaufman transferred 878,705 shares, representing 25.5% of the Company's Common Stock, to Lillian Kaufman, his former wife, in satisfaction of a November, 1985 Judgment of Divorce (see footnote (3) above). Since Mrs. Kaufman has the right under the Judgment of Divorce to receive the sale proceeds of such shares, Herbert W. Kaufman in order to assure for tax purposes that she is to report the transaction on her tax return as it relates to such 878,705 shares, decided to transfer the shares she beneficially owned directly to her before the merger occurs. On that same date, Mr. Kaufman made a gift of 73,243 shares, 2.1% of the Common Stock, to a foundation created under the auspices of the Jewish Federation of Metropolitan Detroit-United Jewish Foundation for various charitable purposes and named The Herbert W. Kaufman Foundation.

                       DESCRIPTION OF AJK AND ACQUISITION

     AJK Enterprises, Inc. ("AJK") is a Michigan corporation, wholly owned by Mr. Alan J. Kaufman, which was formed on May 24, 1995 for the sole purpose of effecting the Merger. AJK Acquisition Company ("Acquisition"), a wholly owned subsidiary of AJK, is also a Michigan corporation formed on May 24, 1995. Both AJK and Acquisition maintain principal executive offices at 30833 Northwestern Highway, Suite 200, Farmington Hills, Michigan 48334. Both AJK and Acquisition currently have nominal assets and no liabilities, and no operating history and Acquisition will cease to exist when it is merged into the Company in connection with the Merger. Alan J. Kaufman will contribute $1,000,000 to the equity of AJK immediately coincident with the Merger. See "THE MERGER AGREEMENT -- Financing the Transaction: Sources and Amounts of Funds." Accordingly, no selected financial data, pro forma financial information or equivalent share information with regard to either AJK or Acquisition is presented in this Proxy Statement since it is the Company's view such information is not meaningful to a shareholder's appraisal of the Merger.

     Alan J. Kaufman is President, Treasurer and the sole Director of both AJK and Acquisition, and Jeanette M. Russow is the Secretary of each. There are no other officers. Ms. Russow has been employed as a legal assistant at Honigman Miller Schwartz and Cohn, AJK's and Acquisition's legal counsel, for in excess of five years. Her business address is 2290 First National Building, Detroit, Michigan 48226.

                         TRANSACTION OF OTHER BUSINESS

     Management of the Company is not aware of any matters to be presented for action at the Special Meeting, except for matters discussed in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the person voting the proxies.

                              INDEPENDENT AUDITORS

     BDO Seidman has served as independent auditors for the Company for in excess of five years. Representatives of BDO Seidman are expected to be present at the Special Meeting to make a statement, if they desire to do so, and will be available to respond to appropriate questions. The financial statements as of December 31, 1994 and 1993 and for each of the three years ended December 31, 1994 have also been included in reliance on the report of BDO Seidman, independent certified public accountants, which is included herein.

                             SHAREHOLDER PROPOSALS

     In the event the Merger is not completed as proposed, the Company will schedule an Annual Meeting of Shareholders to be held in June, 1996. Proposals of shareholders intended to be presented at the Annual Meeting in 1996 must be submitted to the Company in appropriate written form on or before April 15, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1025, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following Regional Offices of the Commission:
Suite 1400, Northwestern Atrium Center, 500 West Madison, Chicago, Illinois 60661-2511; and Room 1400, 75 Park Place, New York, New York 10007. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. If the Merger Agreement is approved and the Merger consummated, the Company will no longer be subject to the informational requirements of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 1-7228) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement.

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; and its Amendment No. 1.

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 and its Amendment No. 1.

          3. The Company's 8-K Reports submitted June 2, 1995 and June 28, 1995.

          4. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 and its Amendment No. 1.

          5. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference.

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN CERTAIN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT HAS BEEN DELIVERED, IN THE CASE OF DOCUMENTS RELATING TO THE COMPANY, FROM BROOKE BOTHE, 30833 NORTHWESTERN HIGHWAY, SUITE 220, FARMINGTON HILLS, MI 48334, ATTENTION: CORPORATE SECRETARY (TELEPHONE: (810) 932-9000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 8, 1995.

                                          By Order of the Board of Directors
                                          Brooke Bothe
                                          Brooke Bothe, Secretary

Southfield, Michigan
November 13, 1995

     PLEASE COMPLETE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Audited Financial Statements:
Report of Independent Certified Public Accountants...................................     F-2
Consolidated Balance Sheets as of December 31, 1994 and 1993.........................     F-3
Consolidated Statements of Income for each of the years in the three-year period
  ended December 31, 1994............................................................     F-4
Consolidated Statements of Stockholders' Equity for each of the years in the
  three-year period ended December 31, 1994..........................................     F-5
Consolidated Statements of Cash Flow for each of the years in the three-year period
  ended December 31, 1994............................................................     F-6
Summary of Accounting Policies.......................................................     F-7
Notes to Consolidated Financial Statements...........................................     F-9
Unaudited Quarterly Financial Statements:
Condensed Consolidated Balance Sheets as of September 30, 1995 and December 31,
  1994...............................................................................    F-14
Condensed Consolidated Statements of Income for each of the nine-month periods and
  the three-month periods ended September 30, 1995 and September 30, 1994............    F-15
Condensed Consolidated Statements of Cash Flows for each of the nine-month periods
  ended September 30, 1995 and September 30, 1994....................................    F-16
Part 1 -- Financial Information......................................................    F-17

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
H.W. Kaufman Financial Group, Inc.
Southfield, Michigan

     We have audited the accompanying consolidated balance sheets of H.W. Kaufman Financial Group, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of H.W. Kaufman Financial Group, Inc. and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles. As discussed in the Summary of Accounting Policies, the Company changed its method of accounting for marketable securities in 1994.

                                          BDO SEIDMAN
                                          BDO SEIDMAN

Troy, Michigan
January 31, 1995

              H.W. KAUFMAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                      --------------------------
                                                                         1994           1993
                                                                      -----------    -----------
                                       ASSETS
Current Assets
  Cash and cash equivalents........................................   $10,370,260    $ 9,296,749
  Marketable securities (Note 1)...................................     3,983,853      3,527,058
  Receivables
     Trade.........................................................    23,575,263     19,560,167
     Notes.........................................................     2,456,921      2,528,779
     Other.........................................................       107,194        491,240
  Prepaid expenses and other current assets (Note 10)..............     1,000,589        873,084
                                                                      -----------    -----------
Total Current Assets...............................................    41,494,080     36,277,077
                                                                      -----------    -----------
Improvements and Equipment
  Furniture, fixtures and equipment................................     3,319,261      2,238,317
  Improvements to leased premises..................................       583,043         71,105
                                                                      -----------    -----------
                                                                        3,902,304      2,309,422
  Less accumulated depreciation and amortization...................     1,689,590      1,208,030
                                                                      -----------    -----------
Net Improvements and Equipment.....................................     2,212,714      1,101,392
                                                                      -----------    -----------
Other
  Goodwill, net of accumulated amortization of $1,338,408 and
     $1,088,036....................................................     1,481,636      1,843,008
  Covenants not to compete, net of accumulated amortization of
     $418,892 and $403,626.........................................       174,108        370,083
  Other intangible assets, net of accumulated amortization of
     $819,106 and $1,034,098.......................................     1,692,848        781,927
  Miscellaneous (Note 11)..........................................       849,047        892,130
                                                                      -----------    -----------
Total Other Assets.................................................     4,197,639      3,887,148
                                                                      -----------    -----------
                                                                      $47,904,433    $41,265,617
                                                                      ===========    ===========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Payables
     Insurance companies...........................................   $31,559,820    $27,998,807
     Customer advance payments.....................................     2,137,937      1,430,111
     Other.........................................................       598,603        574,174
  Accruals
     Taxes, other than on income...................................     2,566,699      2,408,403
     Compensation..................................................     2,097,202      1,770,699
     Other.........................................................       210,666        616,823
  Current portion of long-term obligation (Note 4).................       425,000             --
                                                                      -----------    -----------
Total Current Liabilities..........................................    39,595,927     34,799,017
Long Term Obligation, less current portion (Note 4)................       425,000             --
                                                                      -----------    -----------
Total Liabilities..................................................    40,020,927     34,799,017
                                                                      -----------    -----------
Deferred Revenue...................................................     1,115,132        898,813
                                                                      -----------    -----------
Commitments and Contingencies (Notes 3 and 8)
Stockholders' Equity (Notes 5, 6 and 7)
  Common stock, $.0025 par -- 7,500,000 shares authorized;
     3,123,043 outstanding in 1994 and 2,830,230 outstanding in
     1993..........................................................         7,808          7,075
  Additional paid-in capital.......................................     1,953,069        459,329
  Retained earnings................................................     4,906,265      5,101,383
  Net unrealized loss on marketable securities.....................       (98,768)            --
                                                                      -----------    -----------
Total Stockholders' Equity.........................................     6,768,374      5,567,787
                                                                      -----------    -----------
                                                                      $47,904,433    $41,265,617
                                                                      ===========    ===========

   See accompanying summary of accounting policies and notes to consolidated financial statements.

              H.W. KAUFMAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                  YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------
                                                            1994           1993           1992
                                                         -----------    -----------    -----------
Commissions and Fees..................................   $52,363,586    $44,924,237    $39,131,000
Cost of Commissions and Fees..........................    22,745,536     19,878,228     17,088,265
Gross Profit..........................................    29,618,050     25,046,009     22,042,735
Divisional Operating Expenses.........................    20,766,008     18,123,092     15,791,950
General and Administrative Expenses...................     6,169,386      5,130,113      4,418,106
  Total Operating Expenses............................    26,935,394     23,253,205     20,210,056
Operating Income......................................     2,682,656      1,792,804      1,832,679
Other Income -- Net (Note 9)..........................       537,668        548,897        395,391
Income Before Taxes On Income.........................     3,220,324      2,341,701      2,228,070
Taxes On Income (Note 10).............................     1,453,000      1,036,000      1,014,500
                                                         -----------    -----------    -----------
Net Income............................................   $ 1,767,324    $ 1,305,701    $ 1,213,570
                                                         ===========    ===========    ===========
Earnings Per Share....................................          $.57           $.42           $.39
                                                                ====           ====           ====

   See accompanying summary of accounting policies and notes to consolidated financial statements.

              H.W. KAUFMAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                                        UNREALIZED
                                     COMMON STOCK        ADDITIONAL                        LOSS
                                  -------------------     PAID-IN       RETAINED       ON MARKETABLE
                                   SHARES      AMOUNT     CAPITAL       EARNINGS        SECURITIES         TOTAL
                                  ---------    ------    ----------    -----------    ---------------    ----------
Balance, January 1, 1992.......   2,827,230   $7,067     $  449,586    $ 3,430,279       $      --       $3,886,932
Less dividends paid ($.14 per
  share of common stock).......          --       --             --       (395,810)             --         (395,810)
Net income.....................          --       --             --      1,213,570              --        1,213,570
                                  ---------   ------     ----------    -----------       ---------       ----------
Balance, December 31, 1992.....   2,827,230    7,067        449,586      4,248,039              --        4,704,692
Less dividends paid ($.16 per
  share of common stock).......          --       --             --       (452,357)             --         (452,357)
Shares issued upon exercise of
  stock options................       3,000        8          9,743             --              --            9,751
Net income.....................          --       --             --      1,305,701              --        1,305,701
                                  ---------   ------     ----------    -----------       ---------       ----------
Balance, December 31, 1993.....   2,830,230    7,075        459,329      5,101,383              --        5,567,787
Effect of adopting SFAS No. 115
  as of January 1, 1994, net of
  tax effect...................          --       --             --             --         125,883          125,883
Less dividends paid ($.18 per
  share of common stock).......          --       --             --       (509,459)             --         (509,459)
Shares issued in accordance
  with employee stock purchase
  plan.........................       7,720       20         35,685             --              --           35,705
Shares issued upon exercise of
  stock options................       2,000        5          6,495             --              --            6,500
10% stock dividend issued
  (Note 5).....................     283,093      708      1,451,560     (1,452,983)             --             (715)
Net change in unrealized gain
  (loss) on marketable
  securities, net of tax
  effect.......................          --       --             --             --        (224,651)        (224,651)
Net income.....................          --       --             --      1,767,324              --        1,767,324
                                  ---------   ------     ----------    -----------       ---------       ----------
Balance, December 31, 1994.....   3,123,043   $7,808     $1,953,069    $ 4,906,265       $ (98,768)      $6,768,374
                                  =========   ======     ==========    ===========       =========       ==========

   See accompanying summary of accounting policies and notes to consolidated financial statements.

              H.W. KAUFMAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------
                                                            1994           1993           1992
                                                         -----------    -----------    -----------
Cash Flows From Operating Activities
  Net income..........................................   $ 1,767,324    $ 1,305,701    $ 1,213,570
  Adjustments to reconcile net income to net cash
     provided by operating activities
     Amortization of intangible assets................     1,094,043      1,036,537      1,040,177
     Depreciation and amortization....................       645,227        378,911        291,204
     Deferred income taxes............................        46,700       (168,700)         5,000
     Loss on disposition of equipment.................        22,430          3,617         18,618
     Loss (gain) on sale of marketable securities.....        18,894        (96,128)        (4,022)
     Changes in assets and liabilities, net of effects
       from purchase transactions
       Increase in receivables........................    (3,559,192)    (3,516,612)    (4,263,267)
       Decrease (increase) in prepaid expenses and
          other current assets........................      (109,711)        77,548       (227,228)
       Decrease (increase) in miscellaneous assets....        43,083       (250,549)      (145,914)
       Increase in payables...........................     4,293,268      4,152,267      7,278,448
       Increase in accruals...........................        78,642        601,160      1,732,946
       Increase (decrease) in deferred revenue........       216,319        794,492       (270,679)
                                                         -----------    -----------    -----------
Net Cash Provided By Operating Activities.............     4,557,027      4,318,244      6,668,853
                                                         -----------    -----------    -----------
Cash Flows From Investing Activities
  Proceeds from the sale of marketable securities.....       183,587        309,953        304,140
  Purchase of improvements and equipment..............    (1,778,979)      (542,214)      (470,142)
  Purchase of marketable securities...................      (822,538)      (836,425)    (1,239,497)
  Payments for purchase of books of business..........      (597,617)       (74,500)      (664,632)
                                                         -----------    -----------    -----------
Net Cash Used In Investing Activities.................    (3,015,547)    (1,143,186)    (2,070,131)
                                                         -----------    -----------    -----------
Cash Flows From Financing Activities
  Dividends paid......................................      (510,174)      (452,357)      (395,810)
  Proceeds from the issuance of common stock..........        42,205          9,751             --
  Reduction of long-term obligations..................            --       (450,000)      (950,000)
                                                         -----------    -----------    -----------
Net Cash Used In Financing Activities.................      (467,969)      (892,606)    (1,345,810)
                                                         -----------    -----------    -----------
Net Increase In Cash And Cash Equivalents.............     1,073,511      2,282,452      3,252,912
Cash and Cash Equivalents, beginning of year..........     9,296,749      7,014,297      3,761,385
                                                         -----------    -----------    -----------
Cash and Cash Equivalents, end of year................   $10,370,260    $ 9,296,749    $ 7,014,297
                                                         ===========    ===========    ===========

   See accompanying summary of accounting policies and notes to consolidated financial statements.

              H.W. KAUFMAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

                         SUMMARY OF ACCOUNTING POLICIES

BUSINESS

     The Company and its subsidiaries sell specialty insurance products and services as general agents and brokers to independent insurance agents through a network of branch offices located in a number of states. In addition, through subsidiaries, the Company provides premium financing on insurance coverages.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts have been eliminated.

MARKETABLE SECURITIES

     The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as of January 1, 1994. In accordance with SFAS No. 115, prior years' financial statements have not been restated to reflect the change in accounting method. The effect of adopting SFAS No. 115, as of January 1, 1994, was to increase stockholders' equity (net of income taxes) by $125,883.

     At January 1, 1994, marketable equity and debt securities have been categorized as available-for-sale and as a result are stated at market value. At December 31, 1994 and 1993 all marketable equity and debt securities are classified as current assets. Unrealized gains or losses, net of the tax effects, are included as a component of stockholders' equity until realized.

     At December 31, 1993, marketable equity securities were stated at the lower of aggregate cost or market. At December 31, 1993, marketable securities included in current assets had a market value of $3,736,863.

RECEIVABLES

     The Company considers all receivables to be fully collectible; as a result, no allowance for doubtful accounts is considered necessary. If amounts become uncollectible, they are charged to operations when that determination is made.

     Notes receivable arise from the Company offering short-term premium financing to insureds. Interest rates on premium financing contracts ranged from 8% to 18% (approximately 15% average in 1994) and the related interest is included in commissions and fees.

IMPROVEMENTS, EQUIPMENT AND DEPRECIATION

     Improvements and equipment are stated at cost. Depreciation is computed over the estimated useful lives of assets ranging from three to ten years using accelerated methods for both financial reporting and income tax purposes.

OTHER ASSETS

     Other assets include amounts assigned to goodwill, covenants not to compete, agency contracts and policyholder lists obtained in the acquisitions of "books of business." These intangibles are being amortized on a straight-line basis over two to five years, except for goodwill which is amortized over various periods not to exceed twelve years.

              H.W. KAUFMAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

FIDUCIARY FUNDS

     Premiums receivable from agents are reported as assets and premiums payable, net of commissions earned, to the insurance carriers are reported as liabilities. Premiums collected from agents and not yet remitted to the carriers are held in a fiduciary capacity and invested in short-term investments until remitted.

     Certain states require that funds be maintained in segregated accounts for the payment of specific liabilities. At December 31, 1994, cash and certificates of deposit of approximately $2,300,000 were restricted for the payment of such liabilities.

REVENUE RECOGNITION

     Commissions are recognized when the insurance agents are invoiced. Commissions relating to return or additional premiums or adjustments are recognized when they occur.

     Profit-sharing commissions from insurance carriers are recognized when earned and reasonably estimatable. Some of the carriers may subsequently adjust the commissions based on actual policy experience. Adjustments resulting in overpayments are applied to future commissions based on the Company's agreement with individual carriers and are reflected as deferred revenue in the financial statements while underpayments from carriers are recorded as a receivable.

TAXES ON INCOME

     Beginning in 1993, the financial statements reflect adoption of the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes." Financial statements presented for 1992 reflect income taxes under the deferral method previously required. The cumulative effect as of January 1, 1993 of adopting SFAS No. 109 was insignificant.

     Deferred income taxes are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases and tax bases of the Company's assets and liabilities.

EARNINGS PER SHARE

     Earnings per share are computed on the basis of the weighted average number of common shares outstanding during each year. The dilutive effect of the outstanding common stock options is included in the earnings per share calculation. The weighted average number of common shares outstanding was 3,114,867, 3,111,580 and 3,110,503 for the years ended December 31, 1994, 1993 and 1992, respectively.

     Fully diluted earnings per share amounts are not presented because they are not materially dilutive.

STATEMENTS OF CASH FLOWS

     For purposes of the statements of cash flows, the Company considers all money market funds and certificates of deposit with an original maturity of three months or less to be cash equivalents.

              H.W. KAUFMAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. MARKETABLE SECURITIES

     The following information pertains to marketable equity securities and debt securities classified as available for sale at December 31, 1994:

                                                                              GROSS
                                                              AGGREGATE     UNREALIZED    AGGREGATE
                                                                 FAIR        HOLDING         COST
                                                                VALUE         LOSSES        BASIS
                                                              ----------    ----------    ----------
Equities and Stock & Bond Mutual Funds.....................   $3,271,739     $  12,369    $3,284,108
Bonds and Bond Mutual Funds................................      712,114       152,245       864,359
                                                              ----------     ---------    ----------
       Total...............................................   $3,983,853     $ 164,614    $4,148,467
                                                              ==========     =========    ==========

     Proceeds, gross realized gains, and gross realized losses from the sale of securities classified as available for sale for the year ended December 31, 1994, were $183,587, $3,601, and $22,495, respectively. For the purpose of determining gross realized gains and losses, the cost of securities sold is based upon specific identification method.

     The unrealized gain (loss) on available-for-sale securities decreased by $374,418 (before the effect of income taxes) for the year ended December 31, 1994.

2. LINE OF CREDIT AGREEMENTS

     The Company has a $500,000 unsecured line of credit available with a bank. Borrowings under the line of credit are due on demand and bear interest at the bank's variable base rate. During the years ended December 31, 1994 and 1993, there were no borrowings under this agreement.

     One of the Company's subsidiaries has a $2,500,000 line of credit available with the bank to be utilized for insurance premium financing. Borrowings under the line of credit are due on demand, bear interest at the bank's variable base rate plus 1/4 percent, and are secured by substantially all of the Company's assets. During the years ended December 31, 1994 and 1993, there were no borrowings under this agreement.

3. EMPLOYEE BENEFIT PLAN

     The Company has established a retirement plan which allows employees to contribute a portion of their salaries under section 401(k) of the Internal Revenue Code. The Company has agreed to match 50% of the contributions of each employee up to 6% of the employee's salary with an annual cap of $3,000 per employee. In addition, the Company can make an additional contribution to the plan in an amount determined by the Board of Directors. These contributions are discretionary but may not exceed 12 percent of the annual aggregate compensation (as defined) paid to all participating employees. The expense for this plan for the years ended December 31, 1994, 1993 and 1992 was $243,784, $220,548, and
$183,813, respectively.

4. LONG-TERM OBLIGATION

     In connection with the acquisition of all the assets and book of business of a broker in 1994, the Company entered into a promissory note payable for $850,000. This promissory note is non-interest bearing and requires payments of $425,000 in 1995 and 1996.

5. STOCKHOLDERS' EQUITY

     On April 5, 1994, the Company declared a 10% common stock dividend to stockholders of record on April 19, 1994, distributed on May 5, 1994. Retained earnings and additional paid in capital were charged for $1,452,983 and $1,451,560, respectively, as a result of the issuance of 283,093 shares of the Company's

              H.W. KAUFMAN FINANCIAL GROUP, INC. AND SUBSIDIARIES common stock and cash of $715 paid in lieu of fractional shares. The weighted average number of shares outstanding and per share amounts have been restated for periods prior to the stock dividend.

6. EMPLOYEE STOCK PURCHASE PLAN

     On July 1, 1994 the Company initiated an employee stock purchase plan whereby all full-time employees may withhold up to 10% of their earnings to purchase Company common stock. On each June 30 and December 31, the Company uses the withheld funds to purchase shares of stock at the then current market price. Accordingly, no compensation expense is recorded in connection with the plan. The shares to be sold to participants under this plan are authorized and unissued shares of the Company's common stock.

     The maximum number of shares available under this plan during all offerings is 300,000 shares. Since the inception of the plan, employees had purchased a total of 7,720 shares at $4.625 per share. Total receipts to the Company were $35,705.

7. STOCK OPTIONS

     On July 25, 1989, the stockholders approved the Company's 1989 Stock Option and Incentive Plan ("1989 Stock Option Plan") for the granting of incentive and non-qualified stock options and restricted stock awards to the officers, key employees and directors of the Company. A total of 412,500 shares of the Company's common stock has been reserved for issuance under the 1989 Stock Option Plan. Stock options may be granted under the plan at a price not less than the fair market value of the stock on the date the option is granted and must be exercisable by the date fixed by the Company, but not later than ten years after the date of grant. Stock options granted under the 1989 Stock Option Plan are not generally exercisable until one year after they are granted, and the restrictions attached to the restricted stock awards do not normally expire until at least one year after the award is made.

     Changes in stock options outstanding are summarized as follows:

                                                                      SHARES      OPTION PRICE
                                                                      ------     --------------
Balance, January 1, 1992............................................  16,500     $         2.95
  Granted...........................................................      --                 --
  Exercised.........................................................      --                 --
  Expired or terminated.............................................  (1,100)              2.95
                                                                      ------     --------------
Balance, December 31, 1992..........................................  15,400               2.95
  Granted...........................................................  22,000               5.45
  Exercised.........................................................  (3,300)              2.95
  Expired or terminated.............................................  (1,100)              2.95
                                                                      ------     --------------
Balance, December 31, 1993..........................................  33,000      2.95 and 5.45
                                                                      ------     --------------
Balance, December 31, 1993..........................................  33,000      2.95 and 5.45
  Granted...........................................................      --                 --
  Exercised.........................................................  (2,200)              2.95
  Expired or terminated.............................................      --                 --
                                                                      ------     --------------
Balance, December 31, 1994..........................................  30,800     $2.95 and 5.45
                                                                      ======     ==============
Exercisable, December 31, 1994......................................  30,800     $2.95 and 5.45
                                                                      ======     ==============

              H.W. KAUFMAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

8. COMMITMENTS AND CONTINGENCIES

  Litigation

     At December 31, 1994, the Company is a defendant in several lawsuits. To the extent that the lawsuits may be found in favor of the plaintiffs, and to the extent that these matters may not be covered by the Company's errors and omissions insurance policy, the Company may be liable in these matters. In the opinion of management, such liabilities would not have a significant affect on the financial position of the Company.

  Employment Agreements

     The Company has certain agreements with branch managers, key employees and officers to award bonuses based upon earnings. Expenses incurred under these bonus arrangements approximated $1,306,000, $1,102,000 and $867,000 during the years ended December 31, 1994, 1993 and 1992, respectively.

  Operating Leases

     The Company operates in leased office facilities in various locations under operating leases with terms ranging from one to seven years with renewal options for additional periods. Office equipment and vehicles are also leased for terms of up to four years. Many leases provide that the Company shall pay for real estate and personal property taxes, maintenance, insurance and other expenses. Future minimum rentals under non-cancelable operating leases as of December 31, 1994 are as follows: 1995 -- $1,655,000; 1996 -- $1,223,000; 1997 -- $1,103,000;
1998 -- $895,000; and 1999 -- $753,000.

     Rent expense for the years ended December 31, 1994, 1993 and 1992 was $1,797,597, $1,831,356 and $1,452,440, respectively.

9. OTHER INCOME -- NET

     Other income -- net is comprised of the following:

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                1994         1993         1992
                                                              --------     --------     --------
Interest and dividend income..............................    $556,562     $452,322     $388,603
Net realized gains (losses) on the sale of marketable
  securities..............................................     (18,894)      96,128        4,022
Miscellaneous.............................................          --          447        2,766
                                                              --------     --------     --------
     Total Other Income -- Net............................    $537,668     $548,897     $395,391
                                                              ========     ========     ========

10. TAXES ON INCOME

     Provisions for federal and state income taxes in the consolidated statements of income are comprised of the following components:

                                                                   YEAR ENDED DECEMBER 31,
                                                            --------------------------------------
                                                               1994          1993          1992
                                                            ----------    ----------    ----------
Current Tax Expense
  Federal................................................   $1,179,000    $1,062,000    $  855,000
  State and local........................................      227,300       142,700       154,500
                                                            ----------    ----------    ----------
       Total Current.....................................    1,406,300     1,204,700     1,009,500
Deferred Tax (Benefit) Expense -- federal................       46,700      (168,700)        5,000
                                                            ----------    ----------    ----------
Total Taxes On Income....................................   $1,453,000    $1,036,000    $1,014,500
                                                            ==========    ==========    ==========

              H.W. KAUFMAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

     Deferred tax assets are included with other current assets and are comprised of the following:

                                                                         DECEMBER 31,
                                                              -----------------------------------
                                                                1994         1993          1992
                                                              --------     --------       -------
Accrued compensation.....................................     $123,000     $117,000       $31,300
Unrealized loss on marketable securities.................       56,000           --            --
Intangibles..............................................       54,000           --            --
Accrued lease termination fee............................           --       60,000            --
Accrued self-insured health expenses.....................           --       37,000        14,000
                                                              --------     --------       -------
Gross Deferred Tax Assets................................      233,000      214,000        45,300
                                                              --------     --------       -------
Deferred tax assets valuation allowance..................           --           --            --
                                                              --------     --------       -------
                                                              $233,000     $214,000       $45,300
                                                              ========     ========       =======

     The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences:

                                                                   YEAR ENDED DECEMBER 31,
                                                            --------------------------------------
                                                               1994          1993          1992
                                                            ----------    ----------    ----------
Income Taxes At Statutory Rate...........................   $1,095,000    $  796,000    $  758,000
Increase In Taxes Resulting From
  State and local taxes, net of federal income tax
     benefit.............................................      150,000        94,000       102,000
  Amortization of goodwill...............................      123,000       123,000       141,000
  Other..................................................       85,000        23,000        13,500
                                                            ----------    ----------    ----------
Total Taxes On Income....................................   $1,453,000    $1,036,000    $1,014,500
                                                            ==========    ==========    ==========
Effective Tax Rate.......................................         45.1%         44.2%         45.5%
                                                                  ====          ====          ====

11. RELATED PARTY TRANSACTIONS

     At December 31, 1994 and 1993 the Company had a non-interest bearing receivable of $697,663 and $614,029 due from a stockholder/officer's irrevocable trust. The receivable represents premium payments on split dollar life insurance policies on the stockholder/officer. The Company has a security interest in the policies to the extent of premiums advanced.

12. MAJOR CUSTOMERS

     The Company acts as an intermediary between insurance carriers and independent insurance agents who use the Company to find insurance coverage for the agents' customers. No one insurance agent accounts for over ten percent of the Company's commissions and fees. However, the Company placed a significant amount of insurance coverage with one insurance carrier. Approximately 26%, 29% and 33% of the Company's commissions and fees for the years ended December 31, 1994, 1993 and 1992 were attributable to insurance placed with one insurance carrier.

13. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                   YEAR ENDED DECEMBER 31,
                                                            --------------------------------------
                                                               1994          1993          1992
                                                            ----------    ----------    ----------
Cash Paid During The Year For
  Taxes on income........................................   $1,683,299    $1,086,216    $  721,052
  Interest...............................................       10,224        36,313        63,477
                                                            ==========    ==========    ==========

              H.W. KAUFMAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

  Non-Cash Investing And Financing Activities

     In 1994, the Company purchased all of the assets and book of business of a broker for $1,200,000. In conjunction with the acquisition, the Company issued a promissory note payable for $850,000 (see Note 4).

14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                      THREE MONTHS ENDED
                                                    ------------------------------------------------------
                                                    MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,
                                                    ---------    --------    -------------    ------------
                                                        (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
1994
  Commissions and fees...........................    $12,262     $ 13,442       $13,561         $ 13,099
  Gross profit...................................      6,794        7,651         7,916            7,257
  Net income.....................................         93          433           832              409
  Earnings per share.............................        .03          .14           .26              .13
1993
  Commissions and fees...........................    $10,288     $ 11,318       $11,616         $ 11,702
  Gross profit...................................      5,727        6,188         6,545            6,586
  Net income.....................................         62          269           460              515
  Earnings per share.............................        .02          .09           .15              .17

              H.W. KAUFMAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS



                                                                           SEPTEMBER 30,      DECEMBER 31,*
                                                                               1995               1994
                                                                           -------------      -------------
                                                                           (UNAUDITED)
                                 ASSETS
Current:
  Cash and cash equivalents.............................................    $ 8,813,996         $10,370,260
  Marketable securities, market value, Available-for-sale...............      4,363,512           3,983,853
  Receivables:
    Trade...............................................................     25,269,419          23,575,263
    Notes...............................................................      5,025,170           2,456,921
    Other...............................................................        211,151             107,194
  Prepaid expenses and other current assets.............................      1,099,696           1,000,589
                                                                           -------------       -------------
         Total current assets...........................................     44,782,944          41,494,080
                                                                           -------------       -------------
Improvements and Equipment:
  Furniture, fixtures and equipment.....................................      4,172,109           3,319,261
  Improvements to leased premises.......................................        592,293             583,043
                                                                           -------------       -------------
                                                                              4,764,402           3,902,304
  Less accumulated depreciation and amortization........................     (2,323,539)         (1,689,590)
                                                                           -------------       -------------
         Net improvements and equipment.................................      2,440,863           2,212,714
                                                                           -------------       -------------
Other Assets:
  Goodwill, net of accumulated amortization of $1,576,300 and
    $1,338,408..........................................................      2,138,744           1,481,636
  Covenants not to compete, net of accumulated amortization of $540,083
    and $418,892........................................................        348,917             174,108
  Other intangible assets, net of accumulated amortization of $1,293,949
    and $819,106........................................................      2,176,005           1,692,848
  Miscellaneous.........................................................        982,068             849,047
                                                                           -------------       -------------
         Total other assets.............................................      5,645,734           4,197,639
                                                                           -------------       -------------
                                                                            $52,869,541         $47,904,433
                                                                           ============        =============
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable:
    Insurance companies.................................................    $33,812,312         $31,559,820
    Customer advance payments...........................................      2,314,961           2,137,937
    Other...............................................................      1,253,694             598,603
  Accruals:
    Taxes, other than on income.........................................      2,354,586           2,566,699
    Compensation........................................................      1,958,192           2,097,202
    Other...............................................................        341,931             210,666
    Current portion of long-term obligations............................      1,024,816             425,000
                                                                           -------------       -------------
Total current liabilities...............................................     43,060,492          39,595,927
Long-term debt, less current portion....................................        602,836             425,000
Deferred revenue........................................................      1,151,369           1,115,132
                                                                           -------------       -------------
         Total liabilities..............................................     44,814,697          41,136,059
Stockholders' Equity:
  Common stock, $.0025 par -- 7,500,000 shares authorized; 3,440,467 shares outstanding in 1995 and 3,123,043 shares outstanding in
    1994................................................................          8,601               7,808
  Additional paid-in capital............................................      3,743,027**         1,953,069**
  Retained earnings.....................................................      4,200,846**         4,906,265**
  Securities valuation..................................................        102,370             (98,768)
                                                                           -------------       -------------
         Total stockholders' equity.....................................      8,054,844           6,768,374
                                                                           -------------       -------------
                                                                            $52,869,541         $47,904,433
                                                                           ============        =============

-------------------------
 * Condensed from 1994 Audited Financial Statements

** Additional paid-in capital and Retained earnings have been adjusted to reflect the 10% stock dividend distributed on May 17, 1995 and the 10% stock dividend distributed on May 5, 1994.

              H.W. KAUFMAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                NINE MONTHS ENDED             THREE MONTHS ENDED
                                                  SEPTEMBER 30,                 SEPTEMBER 30,
                                            --------------------------    --------------------------
                                               1995           1994           1995           1994
                                            -----------    -----------    -----------    -----------
                                                   (UNAUDITED)                   (UNAUDITED)
Commissions and fees......................  $44,181,777    $39,264,652    $15,476,498    $13,561,432
Cost of commission and fees...............   19,070,690     16,903,250      6,390,992      5,645,165
                                            -----------    -----------    -----------    -----------
  Gross profit............................   25,111,087     22,361,402      9,085,506      7,916,267
                                            -----------    -----------    -----------    -----------
Divisional operating expenses.............   17,299,877     15,425,227      5,861,386      5,128,322
General & administrative..................    5,435,687      4,873,688      1,814,471      1,624,174
                                            -----------    -----------    -----------    -----------
  Total operating expense.................   22,735,564     20,298,915      7,675,857      6,752,496
                                            -----------    -----------    -----------    -----------
  Operating income........................    2,375,523      2,062,487      1,409,649      1,163,771
Other income..............................      606,163        374,508        211,228        156,064
                                            -----------    -----------    -----------    -----------
  Income before income taxes..............    2,981,686      2,436,995      1,620,877      1,319,835
Taxes on income...........................    1,368,174      1,079,195        617,000        488,000
                                            -----------    -----------    -----------    -----------
Net income................................  $ 1,613,512    $ 1,357,800    $ 1,003,877    $   831,835
                                            ===========    ===========    ===========    ===========
Earnings per share........................         $.47           $.40*          $.29           $.24*
                                                   ====           ====           ====           ====
Weighted average number of shares
  outstanding.............................    3,447,096      3,426,163      3,450,457      3,426,709

     Interim results are not necessarily indicative of the results of operations for a full year.
-------------------------
* Weighted average number of shares outstanding and earnings per share have been adjusted to reflect the 10% stock dividend distributed on May 17, 1995.

              H.W. KAUFMAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   NINE MONTHS ENDED
                                                                                     SEPTEMBER 30,
                                                                               --------------------------
                                                                                  1995           1994
                                                                               -----------    -----------
                                                                                      (UNAUDITED)
Cash Flows from Operating Activities:
  Net income................................................................   $ 1,613,512    $ 1,357,800
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
    Depreciation expense....................................................       644,452        422,407
    Amortization of intangible assets.......................................       833,926        811,515
    Deferred income taxes...................................................            --         22,827
    Decrease (increase) in accounts receivable..............................    (4,153,290)    (2,118,616)
    Decrease (increase) in prepaid expenses and other current assets........      (182,649)       394,127
    Decrease (increase) in miscellaneous assets.............................      (133,021)        24,927
    Increase (decrease) in accounts payable.................................     2,267,806      4,590,693
    Increase (decrease) in accrued expenses.................................      (421,726)      (195,847)
    Increase (decrease) in accrued income taxes.............................        48,000       (191,703)
    Abandonment of leasehold improvements...................................            --         23,678
    Write-off of intangibles................................................            --         65,786
    (Gain loss on sale of assets............................................         7,147             --
    (Gain) loss on sale of marketable securities............................       (16,000)        18,894
    Increase/(decrease) in deferred revenue.................................        36,237        216,319
                                                                               -----------    -----------
    Net cash provided by operating activities...............................       544,394      5,442,807
                                                                               -----------    -----------
Cash Flows from Investing Activities:
  Proceeds from the sale of marketable securities...........................       204,443        183,587
  Proceeds from the sales of assets.........................................         2,500             --
  Purchase of marketable securities.........................................      (232,872)      (648,116)
  Purchase of books of business.............................................    (1,349,000)      (462,000)
  Purchase of improvements and equipment....................................      (882,248)    (1,557,325)
  Cash received in business acquisition.....................................     1,109,699             --
                                                                               -----------    -----------
  Net cash used by investing activities.....................................    (1,147,478)    (2,483,854)
                                                                               -----------    -----------
Cash Flows from Financing Activities:
  Dividends paid............................................................   $  (564,061)   $  (510,177)
  Proceeds from stock issuance..............................................        35,881          6,501
  Reduction of long term debt...............................................      (425,000)            --
                                                                               -----------    -----------
Net cash used by financing activities.......................................      (953,180)      (503,676)
                                                                               -----------    -----------
Net increase (decrease) in cash.............................................    (1,556,264)     2,455,277
Cash and cash equivalents, beginning of year................................    10,370,260      9,296,749
                                                                               -----------    -----------
Cash and cash equivalents, end of period....................................   $ 8,813,996    $11,752,026
                                                                               ===========    ===========
Supplemental Disclosures of Cash Flow Information:
  Cash paid during the six months ended:
    Income taxes............................................................   $ 1,000,000    $   710,000
    Interest................................................................   $    11,896    $        --

-------------------------
Footnote:
    During the quarter ended March 31, 1995, the Company acquired the Gerry McLaughlin Insurance Agency and the Illinois R. B. Jones Agency. $199,000 related to the Gerry McLaughlin Insurance Agency was paid and recorded as Purchase of Books of Business. On April 1, 1995 and May 30, 1995 the Company issued payments to Alexander Howden North America for $100,000 and $550,000 representing payments for the purchase of the book of business of Illinois R. B. Jones. During the third quarter ending September 30, 1995, the Company purchased all of the common shares of Cravens Dargan & Co., a Houston, Texas insurance brokerage operation for $1,199,632. The acquired operation had assets at fair market value in the amount of $1,373,321 (of which $1,109,699 was cash) and liabilities of $973,689 which the Company assumed. The Company paid $500,000 of the purchase price in the third quarter of 1995 and issued notes payable for the remaining $699,632. The increase in the current portion of long-term obligations for the nine months ended September 30, 1995 is the result of these various 1995 acquisitions and reflects the current portion of the balance due thereon at September 30, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". Reduction of long-term debt reflected above under Cash Flow from Financing Activities was attributable to payments made on other prior acquisitions.

                        PART I -- FINANCIAL INFORMATION

ITEM 1. -- FINANCIAL STATEMENTS

     The consolidated Financial Statements included herewith have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the Consolidated Financial Statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

     In the opinion of the Company's Management, the Financial Statements for nine months ended September 30, 1995 and 1994 reflect all adjustments for normal recurring accruals which are necessary to present a fair statement of the results for the period then ended. It is suggested that these Financial Statements be read in conjunction with the audited, consolidated Financial Statements and notes thereto submitted in the Company's Form 10-K filing for the year ended December 31, 1994.

     The results for the nine months ended September 30, 1995, are not necessarily indicative of the results of the entire year of 1995.

     On April 17, 1995, the Company reported a 10% Stock Dividend payable to shareholders of record as of May 1, 1995. Approximately 311,977 additional shares of common stock were issued pursuant thereto. These transactions have been treated for accounting purposes as stock splits effected in the form of dividends. The weighted average number of shares outstanding on the Consolidated Statements of income only, have been adjusted to reflect the May 1, 1995 Stock Dividend.

                                                                      APPENDIX A

     AGREEMENT AND PLAN OF MERGER dated as of May 26, 1995, among AJK ENTERPRISES, INC., a Michigan corporation ("Parent"), AJK ACQUISITION COMPANY, a Michigan corporation and a wholly owned subsidiary of Parent ("Sub"), and H.W. KAUFMAN FINANCIAL GROUP, INC., a Michigan corporation (the "Company").

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.0025 per share, of the Company ("Company Common Stock"), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive $8.20 in cash;

     WHEREAS the Merger requires the approval by an affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon ("Company Shareholder Approval"); and

     WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Michigan Business Corporation Act (the "MBCA"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the MBCA. Notwithstanding the foregoing, Parent may elect at any time prior to the mailing of the Proxy Statement (as defined herein), instead of merging Sub into the Company as provided above, to merge the Company with and into Sub; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement solely by reason of such election; provided, further, that no such election may be made if it would alter or change the amount or kind of Merger Consideration (as defined in Section 2.01(c)) to be received by holders of Company Common Stock pursuant to Article II, or be reasonably likely to materially delay or impede consummation of the transactions contemplated hereby. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and, where appropriate, to provide that Sub shall be the Surviving Corporation and shall continue under the name "H.W. Kaufman Financial Group, Inc."

     SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the later of (i) the third business day or (ii) the first business day of the month, in either case following the satisfaction (or waiver) of all the conditions set forth in Article VI (the "Closing Date"), at the offices of the Company, unless another time, date or place is agreed to in writing by the parties hereto.

     SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") shall be duly prepared, executed, acknowledged and filed by the parties in accordance with the relevant provisions of the MBCA with the Department of Commerce of the State of Michigan. The Merger shall become effective upon the filing of the Certificate of Merger with the Department of Commerce of the State of Michigan or at such time thereafter as is provided in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 724 of the MBCA.

     SECTION 1.05. Articles of Incorporation and By-Laws. (a) The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     (b) The by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. Directors. The directors of Sub at the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.0025 per share, of the Surviving Corporation.

          (b) Cancellation of Company and Parent Owned Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent (other than, in each case, shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties (any such shares, "Trust Account Shares")) shall be automatically cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, $8.20 (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

     SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company, to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock.

     (b) Parent To Provide Funds. Parent shall take all steps necessary to enable and cause Sub, or the Surviving Corporation, to provide to the Paying Agent on a timely basis, as and when needed on and after the Effective Time, funds necessary to pay for the shares of Company Common Stock as part of the Merger pursuant to Section 2.01.

     (c) Exchange Procedures. As soon as reasonably practicable (and in any event no later than 10 days) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger

Consideration pursuant to Section 2.01 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest shall be paid or will accrue on the cash payable upon the surrender of any Certificate.

     (d) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

     (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(c)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01. Representations and Warranties of the Company. Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

     (a) Organization and Authority. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except where the failure so to qualify would not have a Material Adverse Effect (as defined in Section 8.03(a)) on the Company or such subsidiary.

     (b) Capital Structure. (i) The authorized capital stock of the Company consists of 7,500,000 shares of Company Common Stock. At the close of business on the date preceding the date of this Agreement,

(1) 3,435,114 shares of Company Common Stock were outstanding, (2) 10,890 shares of Company Common Stock were reserved for issuance with respect to outstanding options issued under the Company's 1989 Stock Option and Incentive Plan ("1989 Stock Option Plan"), (3) 447,700 shares of Company Common Stock were reserved for issuance in connection with the 1989 Stock Option Plan, and (4) shares of Company Common Stock were reserved for issuance on June 30, 1995 in connection with the Company's Employee Stock Purchase Plan ("Employee Stock Purchase Plan"). Except as set forth above, at the close of business on the date preceding the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.

     (ii) All outstanding shares of the Company capital stock are, and any shares of Company Common Stock which may be issued upon exercise of Company Stock Options (as defined in Section 5.04) or on June 30, 1995 pursuant to the Employee Stock Purchase Plan, will be, validly issued, fully paid and nonassessable and will be delivered free and clear of all claims, liens, encumbrances, charges, pledges or security interests of any kind or nature whatsoever (collectively, "Liens") and not subject to preemptive rights.

     (iii) Except for this Agreement, the 1989 Stock Option Plan, and the Employee Stock Purchase Plan, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any subsidiary of the Company is a party or by which it is bound obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or of any subsidiary of the Company or obligating the Company or any subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations (A) of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries, or (B) of the Company to vote or to dispose of any shares of the capital stock of any of its subsidiaries.

     (c) Authorization. (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject in the case of this Agreement to the Company Shareholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of this Agreement to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, and compliance by the Company with any of the provisions hereof will not, (A) conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien (any such conflict, breach, violation, default, termination, acceleration, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of the articles of incorporation or by-laws of the Company, or any subsidiary of the Company or (B) result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, or any subsidiary of the Company or their respective properties or assets, which Violation under this clause (B) could reasonably be expected to have, individually or in the aggregate with other such Violations, a Material Adverse Effect on the Company or such subsidiary.

     (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby, the failure to obtain which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, except for (A) the filing with the Securities and Exchange Commission ("SEC") of (1) a proxy statement in definitive form (as amended or supplemented from time to time, the "Proxy Statement") relating to the meeting of the Company's shareholders at which a vote is held on the Merger (the "Company Shareholders Meeting") and (2) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) the filing of the Certificate of Merger with the Department of Commerce of the State of Michigan and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (C) notices, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (D) filings, notifications and approvals, if any, under state insurance laws and regulations.

     (d) SEC Documents; Financial Statements; Reports. (i) The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1993 (the "Company SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. All material agreements, contracts and other documents required to be filed as exhibits to any of the Company SEC Documents have been so filed. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (ii) The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     (e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

     (f) Compliance with Applicable Laws. (i) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Entities (the "Company Permits") that are required for them to own, lease or operate their properties and assets and to carry on their businesses as presently conducted, and there has occurred no default under any such Company Permit which individually or in the aggregate would have a Material Adverse Effect on the Company or such subsidiary. The Company and its subsidiaries are in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity.

     (ii) Neither the Company nor any of its subsidiaries has received any written notification or communication which has not been fully and finally resolved from any Regulatory Authorities asserting that the Company or any of its subsidiaries is not in substantial compliance with any of the statutes, regulations, ordinances or guidelines which such Regulatory Authority enforces or administers.

     (iii) Each of the Company and its subsidiaries is, and has been, and each of the Company's former subsidiaries, while subsidiaries of the Company, was in compliance with all applicable Environmental Laws (as defined below), except for possible noncompliance which individually or in the aggregate would not have a Material Adverse Effect on the Company or such subsidiary. The term "Environmental Laws" means any Federal, state, local or foreign statute, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree, injunction or other authorization relating to: (A) Releases (as defined in 42 U.S.C. Section 9601(22)) or threatened Releases of Hazardous Material (as defined below) into the environment; or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of any Hazardous Material. The term "Hazardous Material" means (1) hazardous substances (as defined in 42 U.S.C. Section 9601(14)), (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos-containing material and (5) polychlorinated biphenyls ("PCBs"), or materials containing PCBs in excess of 50 ppm. Neither the Company nor any of its subsidiaries has any contingent liabilities in connection with any Hazardous Materials, including claims of liability for cleanup of Hazardous Materials related to any of the Company, its subsidiaries or any of the Company's former subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Company or such subsidiary.

     (g) Litigation. Except as disclosed in the Company Filed SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company or any subsidiary of the Company, threatened, against or affecting the Company or any subsidiary of the Company (including any such suit, action or proceeding under the Securities Act or the Exchange Act, or by any shareholder or former shareholder of the Company or any subsidiary of the Company) that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or such subsidiary or that could reasonably be expected to threaten, impede or delay the consummation of the Merger. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any subsidiary of the Company having, or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or such subsidiary or that could reasonably be expected to threaten, impede or delay the consummation of the Merger.

     (h) Taxes. (i) (A) The Company and its subsidiaries have filed, been included in or sent all returns, declarations and reports and information returns and statements required to be filed or sent (including in each case extensions) by or relating to any of them relating to any taxes with respect to any income, properties or operations of the Company or any such subsidiary prior to the Effective Time (collectively, "Company Returns"), (B) as of the time of filing, the Company Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and its subsidiaries and any other information required to be shown therein, (C) the Company and its subsidiaries have timely paid or made provision for all taxes that have been shown as due and payable on the Company Returns that have been filed, (D) the Company and its subsidiaries have made or will make provision for all taxes payable for any periods that end before the Effective Time for which no Company Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such taxes are attributable to the portion of any such period ending at the Effective Time, (E) the charges, accruals and reserves for taxes reflected on the books of the Company and its subsidiaries are adequate to cover the tax liabilities accruing or payable by the Company and its subsidiaries in respect of periods prior to the date hereof, (F) neither the Company nor any subsidiary is delinquent in the payment of any taxes or has requested any extension of time within which to file or send any Company Return, which Company Return has not since been filed or sent, (G) no deficiency for any taxes has been proposed, asserted or assessed in writing against the Company or any of its subsidiaries other than those taxes being contested in good faith, (H) the Federal income tax returns of the Company or any consolidated group to which it belongs have been examined by and settled with the United States Internal Revenue Service (the "IRS") for all years through December 31, 1991, (I) neither the Company nor any subsidiary has granted any extension of the limitation period applicable to any tax claims (which period has not since lapsed), other than those taxes being contested in good faith, and (J) neither the Company nor any subsidiary has any contractual obligations under any tax sharing agreement with any corporation which, as of the Effective Time, is not a member of a consolidated group of which all of and only the Company and its subsidiaries are members.

     (ii) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any subsidiary of the Company under any contract, plan, program, arrangement or understanding.

     (iii) For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include, except where the context otherwise requires, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever (including the Michigan single business tax), together with all interest, penalties and additions imposed with respect to such amounts.

     (i) Certain Agreements. (i) Except as disclosed in the Company Filed SEC Documents, as of the date of this Agreement, neither the Company nor any of its subsidiaries is a party or subject to, or has amended or waived any rights under, any of the following (whether written or oral, express or implied):

          (A) any agreement, arrangement or commitment not made in the ordinary course of business that is material to the Company or such subsidiary, or any contract, agreement or understanding relating to the sale or disposition by the Company or any of its subsidiaries of any significant assets or businesses of the Company or any of its subsidiaries; or

          (B) any other contract or agreement that would be required to be disclosed as an exhibit to the Company's annual report on Form 10-K and which has not been so disclosed.

     (ii) Neither the Company nor any of its subsidiaries is in default under any material agreement, commitment, arrangement, lease, contract with any insurance carrier or insurance agency, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a default, except in all cases where such default would not, individually or in the aggregate, have a Material Adverse Effect on the Company or such subsidiary.

     (j) Absence of Changes in Benefit Plans. Except as disclosed in the Company Filed SEC Documents, since the date of the most recent audited financial statements included in the Company Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries. Except as disclosed in the Company Filed SEC Documents, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

     (k) ERISA Compliance. (i) The Company Disclosure Schedule contains a list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ('ERISA')), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and each stock option, stock purchase, deferred compensation plan or arrangement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company, any of its subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), for the benefit of any current or former employees, officers, agents, directors or independent contractors of the Company or any of its subsidiaries (collectively, "Company Benefit Plans").

     (ii) Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its subsidiaries and all the Company Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA and the Code. To the best knowledge of the Company, there are no investigations, proceedings or other claims by the IRS, the Department of Labor, or any other Governmental Entity involving any Company Benefit Plan that could give rise to any material liability.

     (iii) No employee of the Company or any subsidiary of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan as a result of the transactions contemplated by this Agreement.

     (l) Subsidiaries. The Company Disclosure Schedule sets forth all of the subsidiaries of the Company as of the date of this Agreement and indicates for each such subsidiary as of such date the jurisdiction of incorporation. All the shares of capital stock of each of the subsidiaries of the Company are fully paid and nonassessable and (except for directors' qualifying shares, if any) are owned by the Company or another subsidiary of the Company free and clear of all Liens. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity except for its investment of cash reserves made in the ordinary course of business.

     (m) Absence of Certain Changes or Events. Except as disclosed in the Company Filed SEC Documents, since December 31, 1993, the Company and its subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice and have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of the Company or any of its subsidiaries, which in any such case has had, or is reasonably likely to have, a Material Adverse Effect on the Company or such subsidiary.

     (n) State Takeover Statutes. The Board of Directors of the Company has approved the Merger and this Agreement and/or has taken such other action, and such approval and/or actions sufficient, to render inapplicable to the Merger, this Agreement, and the transactions contemplated by this Agreement the provisions of Chapters 7A and 7B of the MBCA. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, and the transactions contemplated by this Agreement.

     (o) Vote Required. The Company Shareholder Approval is the only vote of the holders of any class or series of the Company capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     (p) Material Interests of Certain Persons. Except as disclosed in the Company Filed SEC Documents, no officer or director of the Company or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director has any material interest in any material contract or property, real or personal, tangible or intangible, that is used in or pertains to the business of the Company or any of its subsidiaries.

     (q) Brokers and Finders; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company other than Roney & Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees of the Company's advisors and legal counsel) are set forth in the Company Disclosure Schedule.

     (r) Opinion of Financial Advisor. The Company has received the opinion of Roney & Company dated the date of this Agreement to the effect that, as of such date, the Merger Consideration to be received by the Company's shareholders is fair to the Company's shareholders from a financial point of view, and a signed copy of such opinion has been delivered to Parent.

     SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

     (a) Organization and Authority. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Sub is a wholly owned subsidiary of Parent.

     (b) Authorization. (i) Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

     (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, and compliance by Parent and Sub with any of the provisions hereof will not, (A) result in any Violation pursuant to any provision of the articles of incorporation or by-laws of Parent or Sub, (B) result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or any other subsidiary of Parent or their respective properties or assets, which Violation under this clause (B) could reasonably be expected to have, individually or in the aggregate with other such Violations, a Material Adverse Effect on Parent or Sub.

     (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, no misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

     (d) Brokers and Finders. No broker, investment banker, financial advisor or other person, other than Coopers & Lybrand, L.L.P., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent and Sub.

     (e) Financing. Parent has received assurances from unaffiliated lending institutions that Parent will have sufficient funds to consummate the Merger on the terms contemplated by this Agreement at the Effective Time.

                                   ARTICLE IV

            COVENANTS RELATING TO CONDUCT OF THE COMPANY'S BUSINESS

     SECTION 4.01. Covenants of the Company. During the period from the date of this Agreement until the Effective Time, the Company agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement or as set forth in the Company Disclosure Schedule or except as approved in writing by Parent):

          (a) Ordinary Course. The Company and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and use their best efforts to preserve intact their present business organizations, maintain their rights and franchises, keep available the services of their current officers and employees and preserve their relationships with insurance agents, insurance carriers, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. The Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into any new material line of business; (ii) except as required by law, regulation, GAAP or regulatory policies or guidelines, change its or its subsidiaries' accounting practices or policies, liability management and insurance practices in any respect which is material to the Company or such subsidiary; or (iii) incur or commit to any capital expenditures, or any obligations or liabilities in connection therewith, other than capital expenditures and obligations or liabilities incurred or committed to that are approved in accordance with the Company capital expenditure approval policies as adopted by the Company's board of directors, and that are not (A) individually in excess of $1,000,000 and (B) in the aggregate in excess of the amount identified as capital expenditures in the Company's 1995 operating budget as in effect on the date hereof, which budget shall not be amended without the prior written consent of Parent and which amount shall in no event exceed $2,000,000.

          (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it propose to, (i) declare, set aside or pay any dividends (whether in cash, shares of stock or otherwise) on or make other distributions in respect of, directly or indirectly, any of its capital stock other than the annual cash dividend declared in the first fiscal quarter of each year, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

          (c) Issuance of Securities. The Company shall not, nor shall it permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its or any of its subsidiaries' capital stock of any class, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing other than pursuant to the existing stock options under the 1989 Stock Option Plan and shares to be issued on June 30, 1995 pursuant to the Employee Stock Purchase Plan.

          (d) Governing Documents. The Company shall not amend or propose to amend, nor shall it permit any of its subsidiaries to amend, the articles of incorporation (or similar constitutive documents) or by-laws of the Company or any of its subsidiaries, except as required by Section 3.01(n).

          (e) No Acquisitions. The Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which exceed $1,000,000 individually or $2,000,000 in the aggregate. Without limiting the generality of the foregoing, the Company shall not, nor shall it permit any of its subsidiaries to, make any investment either by purchase or stock or securities, contributions to capital, property transfers or purchase, of any property or assets of any other individual, corporation or other entity, except for transactions in the ordinary course of business consistent with Company's practice of investing excess cash in marketable equity securities and debt securities.

          (f) No Dispositions. The Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, mortgage, encumber or otherwise dispose of, any of its assets (including capital stock of subsidiaries), which are material, individually or in the aggregate, to the Company or such subsidiary.

          (g) Indebtedness. The Company shall not, nor shall it permit any of its subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others, other than short-term indebtedness incurred to refinance existing short-term indebtedness and other than indebtedness in connection with an acquisition permitted under Section 4.01(e).

          (h) Other Actions. The Company shall not, nor shall it permit any of its subsidiaries to, take any action that would, or reasonably could be expected to, result in any of its representations and warranties set forth in this Agreement that are qualified as to materiality, being or becoming untrue.

          (i) Advice of Changes; Filings. The Company shall confer on a regular and frequent basis with Parent, report on operational matters and promptly advise Parent orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, individually or in the aggregate a Material Adverse Effect on the Company or any subsidiary, or which would cause or constitute a material breach of any of the representations, warranties or covenants of the Company contained herein. The Company shall file all reports required to be filed by it with the SEC or American Stock Exchange between the date of this Agreement and the Effective Time and shall deliver to Parent copies of all such reports promptly after the same are filed.

          (j) Compensation; Benefit Plans. Neither the Company nor any of its subsidiaries shall (i) enter into, adopt, amend or terminate any Company Benefit Plan or any other employee benefit plan or any agreement, arrangement, plan or policy between such party and one or more of its directors or officers, in each case so as to increase benefits thereunder, or (ii) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees or provide any other benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), except for normal salary compensation increases, benefit changes or cash bonus payments in the ordinary course of business consistent with past practice and except as provided in Section 6.03(c). Notwithstanding the foregoing, the Company's Board of Directors shall terminate the Employee Stock Purchase Plan, effective at the close of business on June 30, 1995.

          (k) Tax Matters. From the date hereof until the Effective Time, (i) the Company and its subsidiaries shall file all Company Returns required to be filed with any taxing authority in accordance with all applicable laws, and (ii) the Company and its subsidiaries shall timely pay all taxes shown as due and payable on the respective Company Returns that are so filed and as of the time of filing, the Company Returns shall correctly reflect the facts regarding the income, business, assets, operations, activities and the status of the Company and its subsidiaries in all material respects.

          (l) Settlements, etc. The Company shall not, nor shall it permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business.

          (m) Material Contracts. Except in the ordinary course of business, the Company shall not, nor shall it permit any of its subsidiaries to, modify, amend or terminate any material contract, lease or agreement to which the Company or any subsidiary is a party or waive, release or assign any materials rights or claims thereunder.

     SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate the submission of any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that prior to receipt of the Company Shareholder Approval, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors based on the advice of independent counsel, the Company may, (A) in response to an unsolicited takeover proposal and subject to compliance with Section 4.02(c), furnish information with respect to the Company and its subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by the Company's independent counsel) and discuss such information with such person and (B) upon receipt by the Company of an unsolicited takeover proposal and subject to compliance with
Section 4.02(c), participate in negotiations regarding such takeover proposal. For purposes of this Section 4.02, an unsolicited takeover proposal shall mean a proposal not solicited or initiated after the date of this Agreement by the Company or any subsidiary or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, executive officer or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.02(a) by the Company. For purposes of this Agreement, "takeover proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of the assets of the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or of 20% or more of the equity securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by this Agreement.

     (b) Except as set forth herein, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, prior to the receipt of the Company Shareholder Approval, the Board of Directors of the Company, to the extent required by its fiduciary obligations, as determined in good faith by the Board of Directors based on the advice of independent counsel, may (subject to the following sentences) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend any superior proposal (as defined below), enter into an agreement with respect to such superior proposal or terminate this Agreement, in each case at any time after the second business day following Parent's receipt of written notice advising Parent that the Board of Directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal (it being understood that any amendment to a superior proposal shall necessitate an additional two business day period). In addition, if the Company proposes to enter into an agreement with respect to any takeover proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Expenses (as defined in Section 5.05(b)). For purposes of this Agreement, "superior proposal" means any bona fide takeover proposal made by a third party on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of recognized reputation) to be more favorable to the Company's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of such Board of Directors, is reasonably capable of being financed by such third party.

     (c) In addition to the obligations of the Company set forth in paragraph
(b) above, the Company promptly shall advise Parent orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry and the identity of the person making any such request, takeover proposal or inquiry. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

     (d) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company based on the recommendation of independent counsel, failure to do so would be inconsistent with applicable laws; provided that the Company does not, except as permitted by Section 4.02(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a takeover proposal.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     Section 5.01. Preparation of the Proxy Statement. The Company shall, as soon as practicable following the date of this Agreement, prepare and file a preliminary Proxy Statement with the SEC and shall use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company shareholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC or its staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

     SECTION 5.02. Access to Information. The Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, lenders counsel and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records. Parent shall, and shall cause its advisors and representatives to, hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the terms of the existing Confidentiality Agreement between the Company and Parent (the "Confidentiality Agreement"). No investigation by either Parent or Sub shall affect the representations and warranties of the Company, and each such representation and warranty shall survive such investigation. Parent shall promptly advise Company upon learning of any representations, warranties or covenants of Company hereunder that could be deemed to be materially incorrect. During the period from the date of this Agreement to the Effective Time, the Company shall promptly furnish to Parent copies of all monthly and quarterly interim financial statements (including any budgets and variances from budgets) as the same become available.

     SECTION 5.03. Company Shareholders Meeting. The Company shall duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of obtaining the Company Shareholder Approval as soon as practicable after the date on which the definitive Proxy Statement has been mailed to the Company's shareholders. Subject to Section 4.02, the Company shall, through its Board of Directors, recommend to its shareholders that they grant the Company Shareholder Approval.

     SECTION 5.04. Stock Options. (a) As soon as practicable following the date of this Agreement the Board of Directors of the Company (or, if appropriate, any committee administering the 1989 Stock Option

Plan) shall adopt such resolutions or take such other actions as are required to provide for the cancellation of all outstanding employee stock options to purchase shares of Company Common Stock ("Company Stock Options") heretofore granted under the 1989 Stock Option Plan to provide that each Company Stock Option, whether vested or not, outstanding immediately prior to the Effective Time, shall be exchanged for a cash payment by the Company of an amount equal to
(i) the excess, if any of (x) the Merger Consideration per share over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Options for which such Company Stock Option shall not theretofore have been exercised. The Company shall use its best efforts to obtain all consents of the holders of the Company Stock Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of any Company Stock Option until all necessary consents with respect to such Company Stock Options are obtained.

     (b) All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of taxes and shall be paid without interest.

     SECTION 5.05 Fees and Expenses. (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except (i) as otherwise provided below in this Section 5.05 and
(ii) that filing fees and legal and all other expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be borne by the Company.

     (b) If this Agreement is terminated pursuant to its terms, other than by Parent or the Company pursuant to Section 7.01(b)(i) or (ii) or by the Company pursuant to Section 7.01(b)(iv), and an Acquisition Event shall occur after the date hereof and prior to the date that is 12 months after the date of such termination of the Agreement, the Company shall upon demand by Parent, promptly pay or cause to be paid, in same day funds to Parent all of Parent's Expenses (as defined below). "Acquisition Event" shall mean any of the following: (x) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its subsidiaries, shall have consummated or completed a takeover proposal, or (y) the Company shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered into, an agreement with any person (other than Parent or a subsidiary thereof) to effect a takeover proposal. "Expenses" shall mean all reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any of its affiliates in connection with the Merger or the consummation of the transactions contemplated by this Agreement, including all fees and expenses (including commitment, standby and related fees) of counsel, commercial banks, other lenders, investment banking firms, accountants, experts and consultants to Parent or any of its affiliates. The amount of Expenses so payable shall be the amount set forth in an estimate delivered by Parent, subject to upward or downward adjustment upon delivery of reasonable documentation therefor.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.01. Conditions to Each Party's Obligation To Effect the
Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) Company Stockholder Approval. The Company Shareholder Approval shall have been obtained.

          (b) Other Approvals. Other than the filing provided for by Section 1.03, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary for the consummation of the Merger (including any notices under the HSR Act), other than Consents the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or which would not, individually or in the aggregate, materially adversely affect the consummation of the transactions contemplated hereby, shall have been filed, occurred or been obtained (all such Consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect.

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order or restraint and to appeal as promptly as possible any injunction or other order or restraint that may be entered. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Sub:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its President or Senior Vice President and its Chief Financial Officer or other executive performing duties equivalent to those of a "chief financial officer" to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by its President or Senior Vice President and its Chief Financial Officer or other executive officer performing duties equivalent to those of a "chief financial officer" to such effect.

          (c) Financing. Parent shall have available all the funds necessary to perform its obligations under this Agreement, including consummating the Merger on the terms contemplated hereby.

          (d) Company Stock Options and Employee Stock Purchase Plan. The Company shall have duly effected, as of the Effective Time, the cancellation of all outstanding Company Stock Options, whether vested or not (the holders of which shall then be entitled to receive from Parent the amounts determined in accordance with Section 5.04(a)), and the deletion of any provision in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any subsidiary of the Company or any interest in respect of any capital stock of the Company or any subsidiary of the Company and the Company shall have terminated the Employee Stock Purchase Plan so that no employee shall have any right to purchase any shares of Company Common Stock thereunder.

     SECTION 6.03. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions unless waived by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent and Sub by their respective Presidents and their respective Chief Financial Officers or other executive officers performing duties equivalent to those of a "chief financial officer" to such effect.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Sub by their respective Presidents and their respective Chief Financial Officers or other executive officers performing duties equivalent to those of a "chief financial officer" to such effect.

          (c) Employment Agreements. The Company and its subsidiary, Burns & Wilcox, Ltd., shall have executed an amendment to existing employment agreements with executives of the Company and such subsidiary, which shall provide that the computation of any bonus or profit sharing payment for such executives shall be determined exclusive of amounts paid for debt service on any indebtedness incurred by Parent or Company in connection with the Merger or the transactions contemplated hereunder, and Parent and Sub shall have agreed to each such amendment.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval is received:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company upon written notice to the other party:

             (i) if any Governmental Entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the Merger and the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted;

             (ii) if the Company, on the one hand, or Parent or Sub, on the other hand, materially breaches any of its representations, warranties, covenants or obligations hereunder and such breach is not cured after 30 days' written notice thereof is given to the party committing such breach by the other party;

             (iii) if, upon a vote at a duly held Company Shareholders Meeting, the Company Shareholder Approval shall not have been obtained; or

             (iv) if the closing shall not have occurred within 30 days after Company Shareholder Approval.

          (c) by either Parent or Sub upon written notice to the Company:

             (i) if, prior to the Company Shareholders Meeting, a takeover proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company (or the willingness of any person to make a takeover proposal is publicly disclosed or communicated to the Company) and (A) the Company Shareholder Approval is not obtained at the Company Shareholders Meeting, (B) the Company Shareholders Meeting does not occur prior to 150 days after the date of this Agreement or (C) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement, or approved or recommended any takeover proposal;

             (ii) if the Company shall have entered into any agreement with respect to any superior proposal in accordance with Section 4.02(b); or

             (iii) if Parent shall not have available all the funds necessary to perform its obligations under this Agreement, including consummating the Merger on the terms contemplated hereby.

          (d) by the Company in connection with entering into a definitive agreement in accordance with Section 4.02(b), provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses in accordance with Section 5.05(b).

     SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Parent, Sub, the Company or their respective officers or directors, except (a) with respect to Section 3.01(q),
Section 3.02(d), the second sentence of Section 5.02, Section 5.05, this Section
7.02 and Article VIII, and (b) to the extent that such termination results from the material breach by the other party of any of its representations, warranties, covenants or obligations set forth in this Agreement.

     SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after the Company Shareholder Approval is received, but, after receipt of the Company Shareholder Approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that, notwithstanding anything to the contrary contained in this Section 7.03, Parent may from time to time without the consent of the Company increase the amount (but not change the nature) of the Merger Consideration, and any provisions inconsistent with such right herein or in any agreement referred to herein are hereby deemed superseded to the extent of such inconsistency.

     SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 7.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section
7.04 shall, in order to be effective, require, in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Sub, to:              AJK Enterprises, Inc.
                                              c/o Alan J. Kaufman, Esq.
                                              Kaufman & Payton, P.C.
                                              30833 Northwestern Highway
                                              Farmington Hills, MI 48334-2551

    with copies to:                           Mark Shaevsky, Esq.
                                              Honigman Miller Schwartz and Cohn
                                              2290 First National Building
                                              Detroit, MI 48226-3583

    (b) if to the Company, to:                H.W. Kaufman Financial Group, Inc.
                                              30833 Northwestern Highway
                                              Farmington Hills, MI 48334-2551
                                              Attn: Herbert W. Kaufman,
                                                    President and Chief
                                                    Executive Officer

    with a copy to:                           Stuart Sinai, Esq.
                                              Kemp Klein Umphrey & Endelman, P.C.
                                              201 W. Big Beaver Road,
                                              Suite 600
                                              P. O. Box 4300
                                              Troy, MI 48084-4300

     SECTION 8.03. Definitions; Interpretation. (a) As used in this Agreement,
(i) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the businesses, assets, properties, liabilities, results of operations, financial condition or prospects of such entity, (ii) the term "Material Adverse Effect" means, with respect to the Company, Parent or Sub, a material adverse effect on the business, assets, properties, liabilities, results of operations, financial condition or prospects of such party or on the ability of such party to perform its obligations hereunder and (iii) the term "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

     (b) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     SECTION 8.04. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.05. Entire Agreement; No Third-Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein, including the Confidentiality Agreement, and any other agreement among the parties entered into contemporaneously herewith) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and of the Confidentiality Agreement, provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement, and (b) other than Section 5.04 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 8.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable principles of conflicts of law.

     SECTION 8.07. Publicity. Except as otherwise required by law or the rules of the American Stock Exchange, so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Following the closing, Roney & Company and Coopers & Lybrand, L.L.P. may issue customary public announcements that they have acted as investment advisors in connection with this transaction.

     SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment that is not so consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                                          H.W. KAUFMAN FINANCIAL GROUP, INC.

                                          By:
                                          --------------------------------------

                                            Its:
                                            ------------------------------------
                                                          "Company"

                                          AJK ENTERPRISES, INC.
                                          a Michigan corporation

                                          By:
                                          --------------------------------------

                                            Its:
                                            ------------------------------------
                                                           "Parent"

                                          AJK ACQUISITION COMPANY,
                                          a Michigan corporation

                                          By:
                                          --------------------------------------

                                            Its:
                                            ------------------------------------
                                                            "Sub"

                                                                    APPENDIX B-1

                                  RONEY & CO.
                               INVESTMENT BANKING
                                  ONE GRISWOLD
                            DETROIT, MICHIGAN 48226

                                                                    May 26, 1995

The Board of Directors
H.W. Kaufman Financial Group, Inc.
30833 Northwestern Highway, Suite 220
Farmington Hills, MI 48334

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, of the proposed consideration to be received by the shareholders of H.W. Kaufman Financial Group, Inc. ("H.W. Kaufman" or the "Company") in a proposed buyout offer from Alan Kaufman more fully described in a draft Agreement and Plan of Reorganization (the "Agreement"). Pursuant to the terms of the draft Agreement, we understand that the shareholders of the Company would receive a price of $8.20 per share, in cash, for each share of H.W. Kaufman owned by them.

     Roney & Co. is a regional investment banking firm of recognized standing. As part of our investment banking services, we are regularly engaged in the valuation of corporate securities in connection with public offerings, valuations and merger and acquisition transactions.

     In arriving at the opinion as set forth below, we have, among other things:

          Reviewed a draft copy of the Agreement dated May 2, 1995;

          Reviewed the Company's Annual Reports on form 10K and related financial information for the five (5) fiscal years ended December 31, 1994 and the quarterly Reports on Form 10-Q for the periods ended March 31, 1995, September 30, 1994, and June 30, 1994 and certain internal financial information related thereto;

          Reviewed the Company's Annual Reports to shareholders and related financial information for the three years ended December 31, 1994;

          Reviewed other selected financial information for the quarterly periods ended March 31, 1995, December 31, 1994 and September 30, 1994;

          Reviewed the relevant market information regarding the shares of common stock of the Company including historical trading activity, prices and volume;

          Compared certain financial characteristics of the Company to other publicly held companies in the insurance industry we deemed to be relevant;

          Reviewed selected information concerning current industry conditions and trends relating to the valuation of recent mergers within the insurance brokerage industry;

          Compared the proposed terms of the offer contemplated in the draft Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

                                  Appendix B-1

          Conducted discussions with members of senior management of the Company concerning the business, operations, recent financial condition and future prospects of the Company;

          Reviewed the Company's internal forecast for the fiscal years 1995 through 1999;

          Prepared a discounted cash flow analysis of the Company and an estimate of the value of the Company under three different scenarios;

          Reviewed such other financial and industry data and performed such other analysis and took into account such other matters as we deemed appropriate.

     In preparing our opinion, we have relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to us by the Company and we have not independently verified such information or undertaken an independent evaluation or appraisal of the assets of the Company.

     On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the shareholders of the Company, as proposed by the draft Agreement, is fair from a financial point of view, to the shareholders of the Company.

                                          Sincerely,

                                          RONEY & CO.

                                          Roney & Co.

                                                                    APPENDIX B-2

                                  RONEY & CO.
                               INVESTMENT BANKING
                                  ONE GRISWOLD
                            DETROIT, MICHIGAN 48226

                                                                    May 26, 1995

The Board of Directors
H.W. Kaufman Financial Group, Inc.
30833 Northwestern Highway, Suite 220
Farmington Hills, MI 48334

Gentlemen:

     The Special Committee of the Board of Directors of H.W. Kaufman Financial Group, Inc. (the "Company") has engaged Roney to prepare a Valuation as to the fair market value of the common stock of the Company as of the date hereof. In this capacity Roney was asked to advise the Special Committee of the Board of Directors as to the value of the Company's shares if the company were to be acquired.

     Roney & Co. is a regional investment banking firm of recognized standing. As part of our investment banking services, we are regularly engaged in the valuation of corporate securities in connection with public offerings, valuations and merger and acquisition transactions. Roney was chosen on the basis of its familiarity with the financial services industry and its qualifications, ability, previous experience, and reputation. No limitations were imposed by the Company's Board of Directors upon Roney with respect to the investigations made or procedures followed by Roney in preparing its Valuation.

     In arriving at our Valuation we have considered a number of factors including the trading values of publicly traded insurance brokerage stocks, the terms of certain mergers and acquisitions within the insurance brokerage industry and a discounted cash flow analysis of the Company. We have not placed any specific weight to any one of the above methodologies.

     Based on the foregoing, and our analysis as described in the Roney presentation delivered to the Board of Directors dated May 26, 1995, it is our opinion that the fair market value of the Company's common stock, as of the date hereof, is $8.00 to $9.00 per share based on 3,435,347 shares issued and outstanding.

                                          Sincerely,

                                          RONEY & CO.

                                          Roney & Co.

                                  Appendix B-2

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     PROXY             H.W. KAUFMAN FINANCIAL GROUP, INC.             PROXY

              PROXY FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD

                               DECEMBER 15, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Herbert W. Kaufman and Brooke Bothe, and each of them with full power of substitution, his or her Proxies to represent and vote, as designated below, all shares of the Common Stock of H.W. Kaufman Financial Group, Inc. ("Company") registered in the name of the undersigned and held of record by the undersigned on November 14, 1995 at the Special Meeting of Shareholders to be held at 10:00 a.m. on Friday, December 15, 1995 at the offices of the Company, located at 30833 Northwestern Highway, Suite 220, Farmington Hills, Michigan 48334, and at any adjournment thereof. The undersigned hereby revokes all proxies previously granted with respect to such meeting.

         The Board of Directors recommends that you vote "FOR" the proposal.

         1. APPROVAL of the Agreement and Plan of Merger dated as of May 26, 1995, as amended, among the Company, AJK Enterprises, Inc. and AJK Acquisition Company, and all required transactions pursuant thereto.

                / / FOR         / / AGAINST         / / ABSTAIN

         2. OTHER MATTERS: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment thereof that was not known to the Board of Directors of the Company prior to the solicitation hereof.
         This proxy may be revoked prior to the exercise of the powers conferred by the proxy.

                  (Continued and to be Signed on Reverse Side)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                          (Continued from other side)
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND
     PLAN OF MERGER.


                                                Dated:                  ,1995.
                                                      ------------------


                                                ------------------------------
                                                           Signature

                                                ------------------------------
                                                   Signature if held jointly

     PLEASE DATE AND SIGN ABOVE EXACTLY AS NAME(S) APPEARS AT THE LEFT. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ETC. SHOULD INDICATED CAPACITY WHEN SIGNING. FOR STOCK HELD IN JOINT TENANCY, EACH JOINT OWNER SHOULD SIGN. IF EXECUTED BY A CORPORATION, THE PROXY SHOULD BE SIGNED BY A DULY AUTHORIZED OFFICER. IF EXECUTED BY A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP'S NAME AND BY AN AUTHORIZED PERSON. PLEASE MAKE ANY ADDRESS CHANGE AT LEFT.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------